As filed with the Securities and Exchange Commission on December 24, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RENASANT CORPORATION

(Exact name of registrant as specified in its charter)

Mississippi	6022	64-0676974
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

209 Troy Street

Tupelo, Mississippi 38804-4827

(662) 680-1001

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

E. Robinson McGraw

Renasant Corporation

209 Troy Street

Tupelo, Mississippi 38804-4827

(662) 680-1001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mark A. Fullmer, Esq. Mark. W. Jeanfreau, Esq. Phelps Dunbar LLP 365 Canal Street, Suite 2000 New Orleans, Louisiana 70130 (504) 566-1311	James F. Pope KeyWorth Bank 11655 Medlock Bridge Road Johns Creek, Georgia 30097 (770) 418-2772	Mark C. Kanaly, Esq. Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the proposed merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 143-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(1)(2)
Common stock, par value $5.00 per share	(1)(2)	(1)(2)	$41,410,000	$4,170

(1)	This Registration Statement relates to the common stock of Renasant Corporation (“Renasant”) issuable to holders of common stock of KeyWorth Bank (“KeyWorth”) in the proposed merger of KeyWorth with and into Renasant Bank, a wholly-owned subsidiary of Renasant (the “Merger”). Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(f)(2) and (3) of the Securities Act of 1933, as amended (the “Securities Act”), by multiplying $12.30, the book value per share of KeyWorth common stock as of September 30, 2015, the last practicable date prior to filing this Registration Statement, by 3,700,000 shares, the maximum number of shares of KeyWorth common stock that may be exchanged for shares being registered, less $4,100,000, the estimated amount of cash to be paid by Renasant to holders of options to purchase shares of KeyWorth common stock in the Merger. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares that may become issuable as a result of stock splits, stock dividends, or similar transactions.
(2)	Pursuant to Rule 457(o), the registration fee has been calculated on the basis of the maximum offering price, and the number of shares being registered has been omitted. The fee has been determined in accordance with Section 6(b) of the Securities Act at a rate equal to $100.70 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell nor shall there be any sale of these securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED DECEMBER 24, 2015

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On October 20, 2015, Renasant Corporation (“Renasant”) and KeyWorth Bank (“KeyWorth”) announced the execution of an agreement and plan of merger pursuant to which KeyWorth will merge with and into Renasant Bank, a wholly-owned subsidiary of Renasant. The combined company, which will retain the Renasant Bank name, will have approximately $8.2 billion in assets and operate 175 branches across Mississippi, Tennessee, Alabama, Georgia and Florida. We are sending you this proxy statement/prospectus to invite you to attend a special meeting of shareholders being held by KeyWorth to allow you to vote on the merger agreement.

If the merger is completed, holders of KeyWorth common stock, par value $5.00 per share, will receive 0.4494 of a share of Renasant common stock, par value $5.00 per share, in exchange for each share of KeyWorth common stock held immediately prior to the merger, subject to the payment of cash in lieu of fractional shares. The number of shares of Renasant common stock that KeyWorth shareholders will receive in the merger for each share of KeyWorth common stock is fixed. However, the market value of the consideration KeyWorth shareholders will receive in the merger will change depending on changes in the market price of Renasant common stock and will not be known at the time KeyWorth shareholders vote on the merger. Based on the 20-day average closing price of Renasant’s common stock on the NASDAQ Global Select Market, or Nasdaq, as of October 19, 2015, the 0.4494 exchange ratio represented approximately $15.00 in value for each share of KeyWorth common stock. Based on Renasant’s closing price on ●, 2015 of $● per share, the 0.4494 exchange ratio represented approximately $● in value for each share of KeyWorth common stock. Based on the 0.4494 exchange ratio and the number of shares of KeyWorth common stock outstanding as of ●, 2015, the maximum number of shares of Renasant common stock issuable in the merger is approximately ●. We urge you to obtain a current market quotation for Renasant (trading symbol “RNST”) on Nasdaq.

The merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and holders of KeyWorth common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of KeyWorth common stock for shares of Renasant common stock in the merger, except with respect to any cash received in lieu of a fractional share of Renasant common stock.

At the special meeting of KeyWorth shareholders to be held on ●, 2016 at ●, holders of KeyWorth common stock will be asked to vote to approve the agreement and plan of merger and the transactions contemplated by the agreement and plan of merger, including the merger. Approval of the agreement and plan of merger and the transactions contemplated by the agreement and plan of merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of KeyWorth common stock.

The KeyWorth board of directors unanimously recommends that KeyWorth shareholders vote “FOR” the approval of the agreement and plan of merger and the transactions contemplated by the agreement and plan of merger.

This proxy statement/prospectus describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page 16 for a discussion of the risks relating to the proposed merger and owning Renasant common stock after the merger. You also can obtain information about Renasant from documents that Renasant has filed with the Securities and Exchange Commission.

/s/ James F. Pope
James F. Pope
Chief Executive Officer
KeyWorth Bank

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved of the Renasant common stock to be issued under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The shares of Renasant common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated ●, 2015, and it is first being mailed to KeyWorth shareholders, along with the enclosed form of proxy card, on or about ●, 2015.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on ●, 2016

On ●, 2016, KeyWorth Bank (“KeyWorth”) will hold a Special Meeting of Shareholders at ● at ●, local time, to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of October 20, 2015, by and among Renasant Corporation (“Renasant”), Renasant Bank and KeyWorth Bank (“KeyWorth”), as it may be amended from time to time (referred to as the “merger agreement”), as more fully described in the attached proxy statement/prospectus, which we refer to as the merger proposal;

•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, in the event that there are not sufficient votes at the time of the special meeting to approve the merger proposal, which we refer to as the adjournment proposal; and

•	any other business properly brought before the special meeting or any adjournment or postponement thereof.

The KeyWorth board of directors has fixed the close of business on ●, 2015, as the record date for the special meeting. Only KeyWorth shareholders of record at that time are entitled to notice of and to vote at the special meeting, or any adjournment or postponement of the special meeting. Approval of the merger proposal requires the affirmative vote of holders of at least two-thirds of the outstanding shares of KeyWorth common stock. The adjournment proposal will be approved if a majority of the shares represented, in person or by proxy, at the special meeting and entitled to vote are voted in favor of the proposal, assuming a quorum is present.

The KeyWorth board of directors has adopted and approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of KeyWorth and its shareholders and unanimously recommends that KeyWorth shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions. Please vote as soon as possible by accessing the internet site listed on the KeyWorth proxy card, by calling the toll-free number listed on the KeyWorth proxy card, or by submitting your proxy card by mail. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of record of KeyWorth common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the special meeting in the manner described in the accompanying proxy statement/prospectus.

The attached proxy statement/prospectus describes the terms and conditions of the merger agreement and includes the complete text of the merger agreement as Annex A. We urge you to read the enclosed materials carefully for a complete description of the merger agreement and the merger. The accompanying proxy statement/prospectus forms a part of this notice.

As required under the Financial Institutions Code of Georgia and the provisions of the Georgia Business Corporation Code referenced thereby, KeyWorth hereby notifies all shareholders entitled to vote on the merger agreement that you are or may be entitled to dissenters’ rights under Georgia law. A copy of the Georgia statutes governing dissenters’ rights is included with the accompanying proxy statement/prospectus as Annex C. See also “The Merger—Dissenters’ Rights” beginning on page ● in the accompanying proxy statement/prospectus.

By Order of the Board of Directors

/s/ James F. Pope

Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE VOTE YOUR SHARES PROMPTLY.

i

Annex A	Agreement and Plan of Merger	A
Annex B	Opinion of BSP Securities, LLC	B
Annex C	Georgia Dissenters’ Rights Statutes	C

ii

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Renasant from documents that Renasant has filed with the Securities and Exchange Commission that has not been included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone or email from Renasant at the following address:

Renasant Corporation

209 Troy Street

Tupelo, Mississippi 38804-4827

Attn: Kevin D. Chapman

         Chief Financial Officer

Phone: (662) 680-1450

Email: KChapman@renasant.com

You will not be charged for any of these documents that you request. IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO PRIOR TO ●, 2016 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated ●, 2015, and you should assume that the information in this document is accurate only as of such date or such other date as is specified. You should assume that the information incorporated by reference into this document is only accurate as of the date of such document or such other date as is specified. Neither the mailing of this document to KeyWorth shareholders nor the issuance by Renasant of shares of Renasant common stock in connection with the merger will create any implication to the contrary.

Information on the websites of Renasant or KeyWorth, or any subsidiary of Renasant, is not part of this document. You should not rely on that information in deciding how to vote.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding KeyWorth has been provided by KeyWorth and information contained in this document regarding Renasant has been provided by Renasant.

See “Where You Can Find More Information” on page ● of this proxy statement/prospectus for more information about the documents referred to in this proxy statement/prospectus.

iii

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the special meeting and the merger. We urge you to read carefully the remainder of this proxy statement/prospectus (including the risk factors beginning on page ●) because the information in this section may not provide all of the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this document.

Q: What are KeyWorth shareholders being asked to vote on?

A: KeyWorth shareholders are being asked to vote to approve (1) an agreement and plan of merger by and among Renasant, Renasant Bank and KeyWorth, which we refer to as the merger proposal, and (2) the adjournment of the special meeting of KeyWorth shareholders, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger proposal, which we refer to as the adjournment proposal.

In the merger, KeyWorth will merge with and into Renasant Bank, with Renasant Bank as the surviving banking association.

Q: What do KeyWorth shareholders need to do now?

A: After you have carefully read this document and have decided how you wish to vote your shares of KeyWorth common stock, indicate on your proxy card how you want your shares to be voted with respect to the merger proposal and the adjournment proposal. When complete, please sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote by telephone or through the internet. Submitting your proxy by internet, telephone or mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the special meeting. Your proxy card must be received prior to the special meeting on ●, 2016 in order to be counted. If you would like to attend the special meeting, see “Can I attend the special meeting and vote my shares in person?”

Q: Why is my vote as a KeyWorth shareholder important?

A: If you do not vote by proxy, telephone or internet or vote in person at the special meeting, it will be more difficult for KeyWorth to obtain the necessary quorum to hold its special meeting. In addition, approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of KeyWorth common stock, while approval of the adjournment proposal requires the affirmative vote of a majority of the shares represented, in person or by proxy, at the special meeting and entitled to vote, assuming a quorum is present.

The KeyWorth board of directors unanimously recommends that you vote to approve the merger proposal and the adjournment proposal.

Q: If my shares are held in “street name” by a broker, bank or other holder of record, will my shares automatically be voted for me?

A: No. Banks, brokers or other holders of record who hold shares of KeyWorth common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. You should instruct the street name holder as to how to vote your shares, following the directions provided to you. Shares of KeyWorth common stock present but not voted on any particular matter, or a “broker non-vote,” will be counted for the purpose of determining whether a quorum is present.

Q: What if I abstain from voting or fail to instruct my broker?

A: If you are a KeyWorth shareholder and you abstain from voting or a broker non-vote is submitted because you did not instruct the broker, bank or other holder of record of your shares as to how the shares were to be voted, the abstention or broker non-vote will be counted toward a quorum at the special meeting. However, because approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of KeyWorth common stock, an abstention or failure to vote your shares will have the same effect as a vote against the approval of the merger proposal. An abstention or failure to vote your shares will have no effect on the vote to approve the adjournment proposal.

Q: How will my shares of KeyWorth common stock allocated in the KeyWorth 401(k) plan be voted?

A: As authorized by the KeyWorth 401(k) plan, the administrative committee of the 401(k) plan will direct how the shares of KeyWorth common stock allocated to your account as of the record date will be voted in its discretion.

Q: Can I attend the special meeting and vote my shares in person?

A: Yes. All KeyWorth shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers or any other holder of record, are invited to attend the special meeting. Shareholders of record as of the record date can vote in person at the special meeting. If you choose to vote in person at the special meeting and if you are a shareholder of record, you should bring the enclosed proxy card and proof of identity. If you hold your shares in street name, you must obtain and bring a broker representation letter in your name from your bank, broker or other holder of record and proof of identity. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting, which will be printed on the meeting agenda. At the appropriate time during the special meeting, the shareholders present will be asked whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote. Even if you plan to attend the special meeting, KeyWorth encourages you to vote by telephone, internet or mail so your vote will be counted if you later decide not to attend the special meeting.

Q: Is the merger expected to be taxable to KeyWorth shareholders?

A: Generally, no. The merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and holders of KeyWorth common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of KeyWorth common stock for shares of Renasant common stock in the merger, except with respect to any cash received in lieu of a fractional share of Renasant common stock. You should read “Material United States Federal Income Tax Consequences of the Merger” beginning on page ● for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Q: If I am a KeyWorth shareholder, can I change or revoke my vote?

A: Yes. You may revoke any proxy at any time before it is voted in any of the following ways: (1) by personally appearing and choosing to vote at the special meeting, if you are the shareholder of record or you obtain and bring a broker representation letter in your name from your bank, broker or the holder of record and, in all cases, you bring proof of identity; (2) by written notification to KeyWorth which is received prior to the exercise of the proxy; or (3) by a subsequent proxy executed by the person executing the prior proxy and presented at the special meeting. KeyWorth shareholders may send their written revocation letter to KeyWorth Bank, 11655 Medlock Bridge Road, Johns Creek, Georgia 30097, Attention: James F. Pope. If you have voted your shares through the internet, you may revoke your prior internet vote by recording a different vote using internet voting or by signing and returning a proxy card dated as of a date that is later than your last internet vote. If you have voted your shares through a telephone call, you may revoke your prior telephone vote by calling the toll-free number listed on the KeyWorth proxy card and recording a different vote or by signing and returning a proxy card dated as of a date that is later than your last telephone vote.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q: Will KeyWorth shareholders have dissenters’ rights?

A: Yes. If you are a holder of shares of KeyWorth common stock and if you follow the procedures prescribed by Georgia law, you may dissent from the merger agreement and have the fair value of your KeyWorth common stock paid to you in cash. If you follow these procedures, you will not receive Renasant common stock. Instead, the fair value of your KeyWorth common stock, determined in the manner prescribed by Georgia law, will be paid to you in cash. That amount could be more or less than the merger consideration or the market value of Renasant common stock as of the closing date of the merger. For a more complete description of these dissenters’ rights, see “The Merger—Dissenters’ Rights” beginning on page ● and Annex C to this proxy statement/prospectus, which contains a copy of the Georgia statutes governing dissenters’ rights.

Q: If I am a KeyWorth shareholder with shares represented by stock certificates, should I send in my KeyWorth stock certificates now?

A: No. You should not send in your KeyWorth stock certificates at this time. After completion of the merger, Renasant will cause instructions to be sent to you for exchanging KeyWorth stock certificates for shares of Renasant common stock and cash to be paid in lieu of a fractional share of Renasant common stock. The shares of Renasant common stock that KeyWorth shareholders will receive in the merger will be issued in book-entry form. Please do not send in your stock certificates with your proxy card.

Q: Whom can I contact if I cannot locate my KeyWorth stock certificate(s)?

A: If you are unable to locate your original KeyWorth stock certificate(s), you should contact Laura T. Dempsey at (770) 418-2767.

Q: When do you expect to complete the merger?

A: We currently expect to complete the merger during the first quarter of 2016. However, we cannot assure you when or if the merger will occur. We must, among other things, first obtain the approval of KeyWorth shareholders at the special meeting and the required regulatory approvals described below in “The Merger—Regulatory and Third Party Approvals” beginning on page ●.

Q: How do I receive the merger consideration if I hold my KeyWorth common stock in the 401(k) plan maintained by KeyWorth?

A: You will be entitled to receive the merger consideration for KeyWorth common stock that is allocated to your plan accounts at the effective time of the merger. You do not have to take any action; the trustee of the 401(k) plan will exchange KeyWorth common stock for shares of Renasant common stock (or cash in lieu of fractional shares) and allocate the shares to your plan account.

Q: Whom should I call with questions?

A: KeyWorth shareholders should contact James F. Pope, KeyWorth’s Chief Executive Officer, by telephone at (770) 418-2772.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents that are made part of this proxy statement/prospectus by reference to other documents filed with the Securities and Exchange Commission, which we refer to as the SEC, include various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Renasant and KeyWorth that are subject to risks and uncertainties. Congress passed the Private Securities Litigation Reform Act of 1995 in an effort to encourage companies to provide information about their anticipated future financial performance. This act provides a safe harbor for such disclosure, which protects a company from unwarranted litigation if actual results are different from management expectations. This document reflects the current views and estimates of future economic circumstances, industry conditions, company performance and financial results of the management of Renasant and KeyWorth. These forward-looking statements are subject to a number of factors and uncertainties which could cause Renasant’s, KeyWorth’s or the combined company’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements, and such differences may be material. Forward-looking statements speak only as of the date they are made, and neither Renasant nor KeyWorth assumes any duty to update forward-looking statements. In addition to factors previously disclosed in Renasant’s reports filed with the SEC and those identified elsewhere in this proxy statement/prospectus, these forward-looking statements include, but are not limited to, statements about (1) the expected benefits of the transaction between Renasant Bank and KeyWorth, including future financial and operating results, cost savings, enhanced revenues and the expected market position of the combined company that may be realized from the transaction, and (2) Renasant’s and KeyWorth’s plans, objectives, expectations and intentions and other statements contained in this document that are not historical facts. Other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects” or words of similar meaning generally are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of Renasant’s and KeyWorth’s management and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ from those indicated or implied in the forward-looking statements, and such differences may be material.

The following risks, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the businesses of Renasant Bank and KeyWorth may not be integrated successfully or the integration may be more difficult, time-consuming or costly than expected;

•	the expected growth opportunities or costs savings from the transaction may not be fully realized or may take longer to realize than expected;

•	revenues following the transaction may be lower than expected as a result of losses of customers or other reasons;

•	deposit attrition, operating costs, customer loss and business disruption following the transaction, including difficulties in maintaining relationships with employees, may be greater than expected;

•	governmental approvals of the transaction may not be obtained on the proposed terms or expected timeframe;

•	KeyWorth’s shareholders may fail to approve the transaction;

•	the terms of the proposed transaction may need to be modified to satisfy such approvals or conditions;

•	reputational risks and the reaction of the companies’ customers to the transaction;

•	diversion of management time on merger-related issues;

•	changes in asset quality and credit risk;

•	inflation;

•	the cost or availability of capital;

•	customer acceptance of the combined company’s products and services;

•	customer borrowing, repayment, investment and deposit practices;

•	the introduction, withdrawal, success and timing of business initiatives;

•	the impact, extent and timing of technological changes;

•	severe catastrophic events in the companies’ respective geographic area;

•	a weakening of the economies in which the combined company will conduct operations may adversely affect its operating results;

•	the U.S. legal and regulatory framework, including those associated with the Dodd Frank Wall Street Reform and Consumer Protection Act, could adversely affect the operating results of the combined company;

•	the interest rate environment may compress margins and adversely affect net interest income; and

•	competition from other financial services companies in the companies’ markets could adversely affect operations.

Additional factors that could cause Renasant’s results to differ materially from those described in the forward-looking statements can be found in Renasant’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (www.sec.gov). All subsequent written and oral forward-looking statements concerning Renasant, KeyWorth or the proposed merger or other matters and attributable to Renasant, KeyWorth or any person acting on either of their behalf are expressly qualified in their entirety by the cautionary statements above. Renasant and KeyWorth do not undertake any obligation to update any forward-looking statement, whether written or oral, to reflect circumstances or events that occur after the date the forward-looking statements are made.

SUMMARY

This summary highlights material information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to carefully read the entire document and the other documents to which we refer in order to fully understand the merger and the related transactions, including the risk factors set forth on page ●. See “Where You Can Find More Information” on page ●. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Merger Agreement

Renasant and KeyWorth are proposing the merger of KeyWorth and Renasant Bank. If the merger is completed, KeyWorth will merge with and into Renasant Bank, with Renasant Bank being the surviving banking association. The merger agreement by and among Renasant, Renasant Bank and KeyWorth governs the merger. The merger agreement is included in this document as Annex A. Please read the merger agreement carefully. All descriptions in this summary and elsewhere in this document of the terms and conditions of the merger are qualified by reference to the merger agreement.

The Parties to the Merger (page ●)

KeyWorth Bank

KeyWorth Bank, a Georgia banking corporation, is a community-oriented bank operating four banking locations and two lending offices in the Atlanta metropolitan area. The principal executive offices of KeyWorth are located at 11655 Medlock Bridge Road, Johns Creek, Georgia 30097, and its telephone number at that location is (770) 418-2772.

Renasant Corporation

Renasant Corporation is a Mississippi corporation and a registered bank holding company headquartered in Tupelo, Mississippi. Through Renasant Bank, its wholly-owned bank subsidiary, Renasant currently operates more than 170 banking, mortgage, financial services and insurance offices throughout Mississippi, Tennessee, Alabama, Florida and Georgia. Through Renasant Bank, Renasant is also the owner of Renasant Insurance Agency, Inc.

The principal executive offices of Renasant are located at 209 Troy Street, Tupelo, Mississippi 38804-4827, and its telephone number at that location is (662) 680-1001. Additional information about Renasant and its business and subsidiaries is included in documents incorporated by reference into this document. See “Where You Can Find More Information” on page ●.

In the Merger, KeyWorth Shareholders Will Have a Right to Receive 0.4494 of a Share of Renasant Common Stock per Share of KeyWorth Common Stock (page ●)

Under the terms of the merger agreement, KeyWorth shareholders will have a right to receive 0.4494 (the “exchange ratio”) of a share of Renasant common stock for each share of KeyWorth common stock held immediately prior to the merger, which we refer to as the merger consideration. Renasant will not issue any fractional shares of Renasant common stock in the merger. Instead, a KeyWorth shareholder who otherwise would have received a fraction of a share of Renasant common stock will receive an amount in cash. This cash amount will be determined by multiplying the fraction of a share of Renasant common stock to which the holder would otherwise be entitled by the closing sale price of one share of Renasant common stock as reported on Nasdaq as of the end of the last trading day prior to the effective time of the merger, and then rounded to the nearest cent.

Example: If you hold 100 shares of KeyWorth common stock, you will have a right to receive 44 shares of Renasant common stock and a cash payment instead of the 0.94 of a share of Renasant common stock that you otherwise would have received.

Treatment of KeyWorth Stock Options and Warrants (page ●)

Upon completion of the merger, any options to purchase KeyWorth common stock granted under KeyWorth’s 2007 Stock Incentive Plan (whether vested or unvested) and warrants to purchase shares of KeyWorth common stock (whether exercisable or unexercisable) that are outstanding immediately prior to the effective time will vest in full and be converted into the right to receive a cash payment. The amount of this cash payment will be equal to (1) the total number of shares subject to the stock option or warrant multiplied by (2) the difference between $15.00 and the exercise price of the option or warrant, less applicable tax withholdings. Stock options and warrants with an exercise price equal to or greater than $15.00 will be forfeited and cancelled.

Comparative Market Prices and Share Information (pages ● and ●)

Renasant common stock is listed on Nasdaq under the symbol “RNST.” Shares of KeyWorth common stock are not publicly traded. The following table shows the closing sale price of Renasant common stock as reported on Nasdaq on October 19, 2015, the last trading day before Renasant and KeyWorth announced the merger, and on ●, 2015, the last practicable trading day before the distribution of this document. This table also shows the implied value of the merger consideration proposed for each share of KeyWorth common stock on October 19, 2015 and ●, 2015, which we calculated by multiplying the 20-day average closing price of Renasant common stock as of those dates, which was $33.38 and $●, respectively, by the exchange ratio.

	Renasant Common Stock	KeyWorth Common Stock	Implied Value of One Share of KeyWorth Common Stock
October 19, 2015	$34.35	$12.30(1)	$15.00(2)
●, 2015	●	●	●

(1)	Represents the unaudited book value per share of KeyWorth common stock as of September 30, 2015.
(2)	Represents the per share merger consideration to a KeyWorth shareholder as of October 19, 2015.

The market price of Renasant common stock will fluctuate prior to the merger. KeyWorth shareholders are urged to obtain current market quotations for Renasant shares prior to making any decision with respect to the merger.

The KeyWorth Board of Directors Unanimously Recommends that KeyWorth Shareholders Vote “FOR” the Approval of the Merger Proposal (page ●)

The KeyWorth board of directors believes that the merger is in the best interests of KeyWorth and its shareholders and has approved the merger and the merger agreement. The KeyWorth board of directors unanimously recommends that KeyWorth shareholders vote “FOR” the approval of the merger proposal. In reaching its decision, the KeyWorth board considered a number of factors, which are described in more detail in “The Merger—KeyWorth’s Reasons for the Merger; Recommendation of the KeyWorth Board of Directors” on page ●. The KeyWorth board of directors did not assign relative weights to the factors described in that section or the other factors considered by it. In addition, the KeyWorth board did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the KeyWorth board of directors may have given different weights to different factors.

Opinion of KeyWorth’s Financial Advisor (page ● and Annex B)

In connection with the merger, KeyWorth’s financial advisor, BSP Securities, LLC, which we refer to as BSP, delivered a written opinion, dated October 20, 2015, to the KeyWorth board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of KeyWorth common stock of the merger consideration payable in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by BSP in preparing the opinion, is attached to this document as Annex B.

The opinion was for the information of, and was directed to, the KeyWorth board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of KeyWorth to engage in the merger or enter into the merger agreement or constitute a recommendation to the KeyWorth board of directors in connection with the merger, and it does not constitute a recommendation to any holder of KeyWorth common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

Risk Factors Related to the Merger (page ●)

You should consider all of the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this document. In particular, you should consider the factors under “Risk Factors.”

KeyWorth Will Hold its Special Meeting on ●, 2016 (page ●)

The special meeting will be held on ●, 2016, at ● at ●, local time. At the special meeting, KeyWorth shareholders will be asked to approve the merger proposal and the adjournment proposal and to vote on any other business properly brought before the special meeting or any adjournment or postponement thereof.

Record Date. Only holders of record of KeyWorth common stock at the close of business on ●, 2015 will be entitled to vote at the special meeting. Each share of KeyWorth common stock is entitled to one vote. As of the record date, there were ● shares of KeyWorth common stock entitled to vote at the special meeting.

Required Vote. Approval of the merger proposal requires the affirmative vote of holders of at least two-thirds of the outstanding shares of KeyWorth common stock entitled to vote on such matter. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares represented, in person or by proxy, at the special meeting and entitled to vote, assuming that a quorum is present. With respect to the vote to approve the merger proposal, your failure to vote or abstention or a broker non-vote will have the same effect as a vote against the merger agreement. With respect to the adjournment proposal, your failure to vote, an abstention or a broker non-vote will have no effect on the approval of the adjournment proposal. With respect to the shares allocated in the KeyWorth 401(k) plan as of the record date, the administrative committee of the 401(k) plan will have the authority to direct how those shares will be voted in its discretion.

All of the directors of KeyWorth have entered into agreements with Renasant pursuant to which they have agreed, in their capacity as KeyWorth shareholders, to vote all of their shares in favor of the approval of the merger proposal. As of the record date, these directors of KeyWorth and their affiliates had the right to vote ● shares of KeyWorth common stock, or approximately ●% of the outstanding KeyWorth shares entitled to vote at the special meeting. We expect these individuals to vote their KeyWorth common stock in favor of the approval of the merger proposal in accordance with those agreements. As of the record date, all directors and executive officers of KeyWorth, including their affiliates, had the right to vote ● shares of KeyWorth common stock, or approximately ●% of the outstanding KeyWorth shares entitled to vote at the special meeting, and held options or warrants to purchase ● shares of KeyWorth common stock.

As of the record date, neither Renasant nor any of its affiliates held any shares of KeyWorth common stock (other than shares held in in trust accounts, managed accounts, mutual funds and the like or otherwise in a fiduciary or agency capacity or as a result of debts previously contracted), and Renasant’s directors and executive officers and their affiliates also did not hold any shares of KeyWorth common stock.

Renasant Bank’s Board of Directors Following Completion of the Merger (page ●)

Upon completion of the merger, the board of directors of Renasant Bank immediately prior to the effective time of the merger will be the surviving bank’s board of directors after the merger. Further, there will be no change to Renasant’s board of directors as a result of the merger.

KeyWorth’s Directors and Executive Officers May Receive Additional Benefits from the Merger (page ●)

When considering the information contained in this proxy statement/prospectus, including the recommendation of KeyWorth’s board of directors to vote to adopt and approve the merger agreement, KeyWorth shareholders should be aware that KeyWorth’s executive officers and members of KeyWorth’s board of directors may have interests in the merger that are different from, or in addition to, those of KeyWorth shareholders generally. KeyWorth’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger (to the extent these interests were in existence at the time of the evaluation and negotiation of the merger agreement and the merger), and in recommending that the merger agreement be adopted and approved by KeyWorth’s shareholders. For information concerning these interests, please see the discussion under the caption “The Merger—Interests of Certain KeyWorth Directors and Executive Officers in the Merger” on page ●.

Dissenters’ Rights (page ●)

Under Title 7, Chapter 1, of the Official Code of Georgia Annotated, as amended, which we refer to as the “Financial Institutions Code of Georgia,” and the provisions of the Georgia Business Corporation Code referenced thereby, holders of KeyWorth common stock may dissent from the merger and have the fair value of their KeyWorth common stock paid in cash. To do this, a KeyWorth shareholder must follow certain procedures, including filing certain notices with KeyWorth and refraining from voting the shareholder’s shares of KeyWorth common stock in favor of the merger agreement. If a KeyWorth shareholder properly dissents from the merger agreement, that shareholder’s shares of KeyWorth common stock will not be exchanged for shares of Renasant common stock in the merger, but rather, that shareholder’s only right will be to receive the fair value of the shareholder’s shares in cash. Persons having beneficial interests in KeyWorth common stock held of record in the name of another person, such as a broker, bank or other holder of record, must act promptly to cause the record holder to take the actions required under Georgia law to exercise their dissenter’s rights.

For more information, see “The Merger—Dissenters’ Rights” beginning on page ● and Annex C to this proxy statement/prospectus, which sets forth the full text of the Georgia statutes governing dissenters’ rights. If you intend to exercise dissenters’ rights, please read Annex C carefully and consult with your own legal counsel. Please note that, if you return a signed proxy card but do not provide instructions as to how to vote your shares of KeyWorth common, you will be considered to have voted in favor of the merger proposal. In that event, you will not be able to assert dissenters’ rights.

The Merger Is Intended to Be Tax-Free to KeyWorth Shareholders as to the Shares of Renasant Common Stock They Receive (page ●)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to our respective obligations to complete the merger that each of Renasant and KeyWorth receive a legal opinion to that effect from their respective tax counsel. Based upon the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code, holders of KeyWorth common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of KeyWorth common stock for shares of Renasant common stock in the merger, except with respect to any cash received in lieu of a fractional share of Renasant common stock. See “Material United States Federal Income Tax Consequences of the Merger” on page ●.

The United States federal income tax consequences described above may not apply to all KeyWorth shareholders. Your tax consequences will depend on your individual situation. Accordingly, KeyWorth strongly urges you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Nasdaq Listing (page ●)

Renasant will cause the shares of its common stock to be issued to KeyWorth shareholders in the merger to be approved for listing on the NASDAQ Global Select Market, or Nasdaq, subject to notice of issuance, prior to the effective time of the merger.

Accounting Treatment of Merger (page ●)

Renasant will account for the merger under the acquisition method of accounting for business combinations under United States generally accepted accounting principles.

Conditions Exist That Must Be Satisfied or Waived for the Merger to Occur (page ●)

Currently, Renasant and KeyWorth expect to complete the merger during the first quarter of 2016. As more fully described in this document and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, receipt of the requisite approval of KeyWorth’s shareholders, the receipt of all required regulatory approvals (including approval by the Federal Deposit Insurance Corporation (the “FDIC”), the Mississippi Department of Banking and Consumer Finance and the Georgia Department of Banking and Finance), and the receipt of legal opinions by each company regarding the United States federal income tax treatment of the merger. In addition, holders of no more than 5% of KeyWorth’s outstanding common stock shall have exercised their statutory dissenters’ rights.

Renasant and KeyWorth cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals Required for the Merger (page ●)

KeyWorth and Renasant have agreed to use their reasonable best efforts to obtain all regulatory approvals, including all antitrust clearances, required to complete the transactions contemplated by the merger agreement. The required regulatory approvals include approval from the FDIC, the Mississippi Department of Banking and Consumer Finance, the Georgia Department of Banking and Finance, state securities authorities and various other federal and state regulatory authorities and self-regulatory organizations. Renasant has filed, or will file promptly following the date of this document, applications and notifications to obtain the required regulatory approvals.

Although we do not know of any reason why we cannot obtain all regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

KeyWorth or Renasant May Terminate the Merger Agreement Under Certain Circumstances (page ●)

KeyWorth and Renasant may mutually agree to terminate the merger agreement before completing the merger, even after KeyWorth shareholder approval, as long as the termination is approved by the KeyWorth and Renasant boards of directors.

The merger agreement may also be terminated by either party in the following circumstances:

•	if the merger has not been completed on or before June 30, 2016, unless the required regulatory approvals are pending and have not been finally resolved or the failure to complete the merger by that date is due to the breach of the merger agreement by the party seeking to terminate;

•	KeyWorth’s shareholders do not approve the merger agreement at the special meeting, unless the failure to obtain shareholder approval is due to the breach of the merger agreement by KeyWorth;

•	30 days pass after any application for regulatory or governmental approval is denied or withdrawn at the request or recommendation of the governmental entity, unless within such 30-day period a petition for rehearing or an amended application is filed. A party may terminate 30 or more days after a petition for rehearing or an amended application is denied. No party may terminate when the denial or withdrawal is due to that party’s failure to observe or perform its covenants or agreements set forth in the merger agreement;

•	if there has been a final, non-appealable denial of required regulatory approvals or an injunction prohibiting the transactions contemplated by the merger agreement; or

•	if there is a breach of or failure to perform under the merger agreement by the other party that prevents it from satisfying any of the closing conditions to the merger and such breach or failure to perform cannot or has not been cured within 30 days after the breaching party receives written notice of such breach.

In addition, KeyWorth may terminate the merger agreement at any time prior to the approval of the merger agreement by KeyWorth’s shareholders, for the purpose of entering into a definitive agreement with respect to a superior proposal (as described in more detail later in this document), provided that KeyWorth is not in material breach of any of its obligations under the merger agreement to not solicit other acquisition proposals and to recommend that KeyWorth shareholders approve the merger agreement and the merger. Also, no such purported termination shall be effective until KeyWorth has paid the termination fee and the expense fee described below.

Renasant may terminate the merger agreement,

•	if prior to receipt of KeyWorth’s shareholder approval, KeyWorth, its board or any committee of its board (1) withdraws, or modifies or qualifies in a manner adverse to Renasant, the recommendation that its shareholders approve the merger agreement, (2) after making the recommendation that its shareholders approve the merger agreement, KeyWorth makes a change in such recommendation, (3) KeyWorth’s board authorizes, recommends, or publicly announces its intention to authorize or recommend, an acquisition proposal by a third party, or (4) fails to call and hold its special shareholders meeting;

•	after receipt of certain business combination proposals, Renasant advises KeyWorth that it has elected not to propose revisions to the merger agreement to match or better such other business combination proposal; and

•	if holders of more than 5% of the shares of KeyWorth’s common stock outstanding at any time prior to the closing date of the merger exercise and maintain dissenters’ rights.

For a further description of the termination provisions contained in the merger agreement see “The Merger Agreement—Termination of the Merger Agreement” beginning on page ●.

Expense and Termination Fees (page ●)

In general, each of KeyWorth and Renasant will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement, subject to specific exceptions discussed in this document. Upon termination of the merger agreement under specified circumstances, KeyWorth may be required to pay Renasant a termination fee equal to $2.35 million. Also, upon termination of the merger agreement under specified circumstances, KeyWorth or Renasant may be required to pay an expense fee to the other party of up to $750,000 of expenses incurred by Renasant or KeyWorth in connection with the merger agreement and the merger. See “The Merger Agreement—Expense and Termination Fees” beginning on page ● for a complete discussion of the circumstances under which termination and expense fees will be required to be paid.

The Rights of KeyWorth Shareholders Will Change as a Result of the Merger (page ●)

The rights of KeyWorth shareholders are governed by Georgia law, as well as KeyWorth’s Articles of Incorporation, as amended (which we refer to as the KeyWorth Articles), and KeyWorth’s Bylaws. After completion of the merger, the rights of former KeyWorth shareholders will be governed by Mississippi law and by Renasant’s Articles of Incorporation, as amended (which we refer to as the Renasant Articles), and Renasant’s Restated Bylaws, as amended (or, the Renasant Bylaws). This document contains descriptions of the material differences in shareholder rights beginning on page ●.

SELECTED HISTORICAL FINANCIAL DATA OF RENASANT

Set forth below are highlights from Renasant’s consolidated financial data as of and for the nine months ended September 30, 2015 and 2014 and as of and for the fiscal years ended December 31, 2014 through December 31, 2010. The selected consolidated financial data for the years ended December 31, 2014 through December 31, 2010 is derived from the audited consolidated financial statements of Renasant. The selected consolidated financial data as of and for the nine months ended September 30, 2015 and 2014 is derived from the unaudited consolidated financial statements of Renasant. Renasant’s management prepared the unaudited consolidated financial statements on the same basis as it prepared Renasant’s audited consolidated financial statements. In the opinion of Renasant’s management, this unaudited financial information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of these data for those dates. The selected consolidated income data for the nine months ended September 30, 2015 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2015, nor should you assume that the results for any periods indicate results for any future period.

You should read this information in conjunction with Renasant’s consolidated financial statements and related notes included in Renasant’s Annual Report on Form 10-K for the year ended December 31, 2014 and in Renasant’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2015, each of which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page ●.

(In thousands, except share data) (Unaudited)(1)

	Nine months ended September 30,	Nine months ended September 30,	As of and for the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Summary of Operations
Interest income	$185,235	$170,812	$226,409	$180,604	$159,313	$170,687	$165,483
Interest expense	16,043	18,200	23,780	23,403	25,975	41,401	60,277

Net interest income	169,192	152,612	202,629	157,201	133,338	129,286	105,206
Provision for loan losses	3,000	5,117	6,167	10,350	18,125	22,350	30,665
Noninterest income	76,938	60,650	80,620	71,971	68,711	64,699	92,692
Noninterest expense	174,675	145,216	191,195	173,076	150,459	136,960	120,540

Income before income taxes	68,455	62,929	85,887	45,746	33,465	34,675	46,693
Income taxes	21,601	18,944	26,305	12,259	6,828	9,043	15,018

Net income	$46,854	$43,985	$59,582	$33,487	26,637	26,632	31,675

Dividend payout	37.78%	36.69%	36.17%	55.74%	64.15%	66.67%	49.28%

Per Common Share Data
Net income – Basic	$1.36	$1.40	$1.89	$1.23	1.06	1.02	1.39
Net income – Diluted	1.35	1.39	1.88	1.22	1.06	1.02	1.38
Book value	25.65	22.21	22.56	21.21	19.80	19.44	18.75
Closing price(2)	32.85	27.05	28.93	31.46	19.14	15.00	16.91
Cash dividends declared and paid	0.51	0.51	0.68	0.68	0.68	0.68	0.68

Financial Condition Data
Assets	$7,918,732	$5,751,711	$5,805,129	$5,746,270	$4,178,616	$4,202,008	$4,297,327
Loans, net of unearned income	5,277,960	3,957,439	3,987,874	3,881,018	2,810,253	2,581,084	2,524,590
Securities	1,139,553	980,328	983,747	913,329	674,077	796,341	834,472
Deposits	6,234,561	4,763,670	4,838,418	4,841,912	3,461,221	3,412,237	3,468,151
Borrowings	551,740	227,664	188,825	171,875	164,706	254,709	316,436
Shareholders’ equity	1,032,699	700,475	711,651	665,652	498,208	487,202	469,509

	Nine months ended September 30,	Nine months ended September 30,	As of and for the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010

Selected Ratios
Return on average:
Total assets	0.72%	0.75%	1.02%	0.71%	0.64%	0.60%	0.80%
Shareholders’ equity	5.67%	6.41%	8.61%	6.01%	5.39%	5.34%	7.16%
Average shareholders’ equity to average assets	12.66%	11.74%	11.89%	11.78%	11.96%	11.27%	11.21%
Shareholders’ equity to assets	13.04%	12.18%	12.26%	11.58%	11.92%	11.59%	10.93%
Allowance for loan losses to total loans, net of unearned income(3)	1.17%	1.41%	1.29%	1.65%	1.72%	1.98%	2.07%
Allowance for loan losses to nonperforming loans(3)	270.83%	169.81%	209.49%	248.90%	146.90%	127.00%	84.32%
Nonperforming loans to total loans, net of unearned income(3)	0.43%	0.83%	0.62%	0.66%	1.17%	1.56%	2.46%

(1)	Selected consolidated financial data includes the effect of mergers and other acquisition transactions from the date of each merger or other transaction. On July 1, 2015, Renasant Corporation acquired Heritage Financial Group, Inc., a Maryland corporation (“Heritage”), headquartered in Albany, Georgia. On September 1, 2013, Renasant Corporation acquired First M&F Corporation, a Mississippi corporation (“First M&F”), headquartered in Kosciusko, Mississippi. On February 4, 2011, Renasant Bank acquired specified assets and assumed specified liabilities of American Trust Bank, a Georgia-chartered bank headquartered in Roswell, Georgia (“American Trust”), from the FDIC, as receiver for American Trust. On July 23, 2010, Renasant Bank acquired specified assets and assumed specified liabilities of Crescent Bank & Trust Company, a Georgia-chartered bank headquartered in Jasper, Georgia (“Crescent”), from the FDIC, as receiver for Crescent. Refer to Note M, “Mergers and Acquisitions,” in the Notes to Consolidated Financial Statements in Item 1, Financial Statements, and to Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Renasant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the SEC on November 9, 2015 and incorporated by reference herein, for additional information about the Heritage transaction. Refer to Item 1, Business, and Note B, “Mergers and Acquisitions,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, in Renasant’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 2, 2015 and incorporated by reference herein, for additional information about the transactions involving First M&F, American Trust and Crescent.
(2)	Reflects the closing price on Nasdaq on the last trading day of Renasant’s third fiscal quarter or its fiscal year, as applicable.
(3)	Excludes assets acquired in the previously-disclosed transactions related to Heritage, First M&F, American Trust and Crescent.

COMPARATIVE PER SHARE DATA

The following table sets forth for Renasant common stock and KeyWorth common stock certain historical, pro forma and pro forma-equivalent per share financial information as of and for the year ended December 31, 2014 and as of and for the nine months ended September 30, 2015 (which is unaudited). The unaudited pro forma and pro forma-equivalent per share information gives effect to the merger as well as Renasant’s acquisition of Heritage (which was completed effective July 1, 2015) as if the acquisitions had been effective as of the dates presented, in the case of the book value data, and as if they had become effective on January 1, 2014, in the case of the net income and dividends declared data. The unaudited pro forma data in the table assumes that the merger is accounted for using the acquisition method of accounting, with Renasant as the acquiror, and represents a current estimate based on available information of the combined company’s results of operations. The pro forma financial adjustments record the assets and liabilities of KeyWorth at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed; in addition, Renasant is still finalizing its determination of the fair values of the assets and liabilities of Heritage. The information in the following table is based on, and should be read together with, the historical financial information that Renasant has presented in its prior filings with the SEC that are incorporated herein by reference and the selected historical financial data of Renasant in this proxy statement/prospectus. See “Selected Historical Financial Data of Renasant” beginning on page ● and “Where You Can Find More Information” on page ●.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and revenue enhancement opportunities. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible business model changes as a result of current market conditions which may impact revenues, expense efficiencies, asset dispositions, share repurchases and other factors. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods nor is it indicative of the results of operations in future periods or the future financial position of the combined company. The Comparative Per Share Data table for the nine months ended September 30, 2015 and for the year ended December 31, 2014 combines the historical income per share data of Renasant and subsidiaries and KeyWorth giving effect to the transactions as if the merger and Renasant’s acquisition of Heritage, using the acquisition method of accounting, had become effective on January 1, 2014. The pro forma adjustments are based upon available information and certain assumptions that Renasant’s management believes are reasonable. Upon completion of the merger, the operating results of KeyWorth will be reflected in the consolidated financial statements of Renasant on a prospective basis.

	September 30, 2015 (9 months)			December 31, 2014 (12 months)
	Income*	Book Value – Common**	Cash Dividends – Common	Income*	Book Value – Common**	Cash Dividends – Common
Renasant Historical	$1.35	$25.65	$0.51	$1.88	$22.56	$0.68
KeyWorth Historical	0.53	12.30	0.08	0.61	11.70	0.08
Pro Forma Combined	1.25	26.01	0.51	1.86	25.84	0.68
Per Equivalent KeyWorth Share***	0.56	11.69	0.23	0.83	11.61	0.31

*	Income per share is calculated on diluted shares.
**	Book Value per share is calculated on the number of shares outstanding as of the end of the period.
***	Per Equivalent KeyWorth Share is pro forma combined multiplied by the exchange ratio of 0.4494.

RISK FACTORS

In addition to the general investment risks and other information included in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Special Note Regarding Forward-Looking Statements” on page ● and the matters discussed under the caption “Risk Factors” in Renasant’s Annual Report on Form 10-K for the year ended December 31, 2014 filed by Renasant (as updated by subsequently filed Forms 10-Q and other reports filed with the SEC), KeyWorth shareholders should carefully consider the matters described below in determining whether to approve the merger agreement. If any of the following risks or other risks that have not been identified, or that Renasant and KeyWorth currently believe are immaterial or unlikely, actually occur, the business, financial condition and results of operations of the combined company could be harmed. Many factors, including those described below, could cause actual results to differ materially from those discussed in forward-looking statements.

Risks Related to the Merger

Because the market price of Renasant common stock will fluctuate, KeyWorth shareholders cannot be sure of the market value of the merger consideration they will receive.

Upon completion of the merger, each share of KeyWorth common stock will be converted into the right to receive the merger consideration consisting of 0.4494 of a share of Renasant common stock and cash in lieu of the issuance of any fractional share of Renasant common stock. The market value of the merger consideration may vary from the closing price of Renasant common stock on the date we announced the merger, on the date that this document was mailed to KeyWorth shareholders, on the date of the special meeting of the KeyWorth shareholders and on the date we complete the merger and thereafter. Any change in the market price of Renasant common stock prior to completion of the merger will affect the market value of the merger consideration that KeyWorth shareholders will receive upon completion of the merger. Accordingly, at the time of the special meeting, KeyWorth shareholders will not know or be able to calculate the market value of the merger consideration they would receive upon completion of the merger. Neither company is permitted to terminate the merger agreement or resolicit the vote of KeyWorth shareholders solely because of changes in the market price of Renasant’s stock. There will be no adjustment to the merger consideration for changes in the market price of shares of Renasant common stock. Stock price changes result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control. You should obtain a current market quotation for Renasant common stock before you vote.

The price of Renasant’s common stock might decrease after the merger.

The value of the shares of Renasant’s common stock you will receive in the merger in exchange for your shares of KeyWorth common stock will increase or decrease as the market price for Renasant’s common stock changes. During the twelve-month period ended on ●, 2015 (the most recent practicable date before the printing of the proxy statement/prospectus), the price of Renasant’s common stock varied from a low of $● to a high of $●, and ended that period at $●. The market value of Renasant’s common stock fluctuates based upon general market and economic conditions, Renasant’s business and prospects and other factors.

KeyWorth shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

KeyWorth shareholders currently have the right to vote in the election of the KeyWorth board of directors and on other matters affecting KeyWorth. When the merger occurs, each KeyWorth shareholder that receives shares of Renasant common stock will become a Renasant shareholder with a percentage ownership of the combined organization that is smaller than such shareholder’s current percentage ownership of KeyWorth.

Because of this, KeyWorth shareholders will have less influence on the management and policies of Renasant than they now have on the management and policies of KeyWorth.

KeyWorth will be subject to business uncertainties and contractual restrictions while the merger is pending.

KeyWorth’s employees and customers may be uncertain about the effect on KeyWorth of the merger, and this uncertainty may adversely affect KeyWorth’s ability to attract, retain and motivate key personnel until the merger is completed. In addition, customers, vendors and other third parties could seek to alter their existing business relationships with KeyWorth on account of the merger. Because of uncertainty about their future employment with Renasant following the merger, retention of certain employees by KeyWorth may be challenging while the merger is pending. If key employees depart for any reason, KeyWorth’s business, both while the merger is pending and after its completion, could be negatively impacted. In addition, KeyWorth has agreed to certain contractual restrictions on the operation of its business prior to closing. See “The Merger Agreement—Covenants and Agreements” on page ● for a discussion of the restrictive covenants applicable to KeyWorth.

The merger agreement limits KeyWorth’s ability to pursue an alternative acquisition proposal and requires KeyWorth to pay a termination fee of $2.35 million plus an expense fee of up to $750,000 of Renasant’s expenses under limited circumstances relating to alternative acquisition proposals.

The merger agreement prohibits KeyWorth from, among other things, soliciting, initiating or facilitating certain alternative acquisition proposals with any third party unless KeyWorth’s directors conclude in good faith (after consultation with its financial advisor (as to financial matters) and outside legal counsel) that (1) their failure to take such action would be inconsistent with their fiduciary duties under applicable law and (2) such alternative transaction is or is reasonably likely to result in a transaction more favorable to KeyWorth’s shareholders from a financial point of view than the merger with Renasant and is reasonably likely to be consummated. See “The Merger Agreement—No Solicitation of Other Offers” on page ●. The merger agreement also provides for the payment by KeyWorth of a termination fee in the amount of $2.35 million plus an expense fee of up to $750,000 of Renasant’s expenses in the event that either party terminates the merger agreement for certain reasons. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of KeyWorth from considering or proposing such an acquisition, even if this third party was willing to pay consideration with a higher per share value than the consideration payable in the merger with Renasant. Similarly, such a competing acquiror might propose a price lower than it might otherwise have been willing to offer because of the potential added expense of the termination fee that may become payable to Renasant in certain circumstances under the merger agreement. See “The Merger Agreement—Termination Fee” on page ●.

KeyWorth has not obtained an updated fairness opinion from BSP Securities, LLC reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

KeyWorth has not obtained an updated opinion as of the date of this proxy statement/prospectus from BSP Securities, LLC, which is KeyWorth’s financial advisor, regarding the fairness, from a financial point of view, of the consideration to be paid in connection with the merger. Changes in the operations and prospects of Renasant or KeyWorth, general market and economic conditions and other factors which may be beyond the control of Renasant and KeyWorth, and on which the fairness opinion was based, may have altered the value of Renasant or KeyWorth or the price of Renasant stock as of the date of this document, or may alter such values and price by the time the merger is completed. The opinion does not speak as of any date other than the date of that opinion. For a description of the opinion that KeyWorth received from its financial advisor, please refer to “The Merger—Opinion of KeyWorth’s Financial Advisor” beginning on page ●. For a description of the other factors considered by KeyWorth’s board of directors in determining to approve the merger, please refer to “The Merger—KeyWorth’s Reasons for the Merger; Recommendation of the KeyWorth Board of Directors” beginning on page ●.

Certain of KeyWorth’s directors and executive officers have interests in the merger that may differ from the interests of KeyWorth’s shareholders including, if the merger is completed, the receipt of financial and other benefits.

KeyWorth’s executive officers and directors have interests in the merger that are in addition to, and may be different from, the interests of KeyWorth shareholders generally. These interests include, among others, the following:

•	payments attributable to the cash out of vested and unvested options previously granted under the 2007 Stock Incentive Plan, as provided under the merger agreement;

•	certain cash payments that will be made upon closing pursuant to the termination of employment agreements and supplemental executive retirement agreements previously entered into by some KeyWorth executive officers;

•	the right to continued indemnification and directors’ and officers’ liability insurance coverage by KeyWorth after the completion of the merger; and

•	with respect to Messrs. Pope and Stevens, employment with Renasant Bank after the closing under certain terms and conditions set forth in employment agreements that will become effective upon the closing.

See “The Merger—Interests of Certain KeyWorth Directors and Executive Officers in the Merger” beginning on page ● for a discussion of these interests.

The merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could delay the completion of the merger or have an adverse effect on the combined company following the merger.

Before the merger may be completed, various approvals or consents must be obtained from the FDIC and various domestic bank, securities and other regulatory authorities. These government entities may request additional information regarding Renasant’s and KeyWorth’s regulatory applications and notices and they may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Renasant and KeyWorth do not currently expect that any material conditions or changes would be imposed, there can be no assurances that they will not be. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on, or limiting the revenues of, the combined company following the merger, any of which might have an adverse effect on the combined company following the merger. See “The Merger—Regulatory and Third Party Approvals” beginning on page ● for a discussion of these approvals.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed.

The merger is subject to customary conditions to closing, including the receipt of required regulatory approvals and the approval of KeyWorth’s shareholders. If any condition to the merger is not satisfied or waived (to the extent waiver is legally permitted at all), the merger will not be completed. In addition, Renasant and KeyWorth may terminate the merger agreement under certain circumstances even if the merger is approved by KeyWorth’s shareholders, including but not limited to if the merger has not been completed on or before June 30, 2016. KeyWorth would realize any of the expected benefits of having completed the merger. If the merger is not completed, additional risks could materialize, which could materially and adversely affect the business, financial condition and results of operations of KeyWorth. For more information on closing conditions to the merger agreement, see the section entitled “Merger Agreement—Conditions to Completion of the Merger” on page ●.

Renasant and KeyWorth may waive one or more of the conditions to the merger without re-soliciting KeyWorth shareholder approval for the merger agreement.

Each of the conditions to the obligations of Renasant and KeyWorth to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Renasant and KeyWorth, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of Renasant and KeyWorth will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and the re-solicitation of the approval of the merger by KeyWorth shareholders is necessary. Renasant and KeyWorth, however, generally do not expect any such waiver to be significant enough to require re-solicitation of KeyWorth’s shareholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of KeyWorth’s shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.

If the merger is not completed, KeyWorth will have incurred substantial expenses without realizing the expected benefits of the merger.

KeyWorth has incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as a portion of the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, KeyWorth would have to recognize these expenses without realizing the expected benefits of the merger.

The merger may have adverse tax consequences.

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each of Renasant and KeyWorth will receive a legal opinion to that effect from their respective tax counsel. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. If the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the merger will be a fully taxable transaction to the holders of KeyWorth common stock. In such case, each holder of KeyWorth common stock will recognize gain or loss measured by the difference between the total consideration received in the merger and such holder’s tax basis in the shares of KeyWorth common stock surrendered in the merger. See “Material United States Federal Income Tax Consequences of the Merger” beginning on page ●.

Risks Related to the Combined Company after the Merger

Renasant may not be able to successfully integrate KeyWorth or realize the anticipated benefits of the merger.

Renasant Bank’s merger with KeyWorth involves the combination of two banks that previously have operated independently. A successful combination of the operations of the two entities will depend substantially on Renasant’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. Renasant may not be able to combine the operations of KeyWorth with Renasant Bank’s operations without encountering difficulties, such as:

•	the loss of key employees and customers;

•	the disruption of operations and business;

•	inability to maintain and increase competitive presence;

•	deposit attrition, customer loss and revenue loss;

•	possible inconsistencies in standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology and credit; and/or

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

Additionally, general market and economic conditions of governmental actions affecting the financial industry generally may inhibit Renasant’s successful integration of KeyWorth.

Further, Renasant entered into the merger agreement with the expectation that the merger will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the combined company in the metro Atlanta, Georgia, market, cross-selling opportunities, technology, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether Renasant integrates KeyWorth in an efficient and effective manner, and general competitive factors in the marketplace. Renasant also believes that its ability to successfully integrate KeyWorth with Renasant Bank’s operations will depend to a large degree upon its ability to retain KeyWorth’s existing management personnel. Although Renasant expects to enter into employment agreements with certain key employees of KeyWorth, there can be no assurances that these key employees will not subsequently depart. See “The Merger—Interests of Certain KeyWorth Directors and Executive Officers in the Merger” beginning on page ●.

Renasant’s failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact its business, financial condition and operating results. In addition, the attention and effort devoted to the integration of KeyWorth with Renasant Bank’s existing operations may divert management’s attention from other important issues and could seriously harm its business. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

The market price of Renasant common stock after the merger may be affected by factors different from those currently affecting Renasant common stock.

The businesses of Renasant and KeyWorth differ in some respects and, accordingly, the results of operations of the combined company and the market price of Renasant’s common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of Renasant and KeyWorth. For a discussion of the business of Renasant and of certain factors to consider in connection with the business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page ●.

The shares of Renasant common stock to be received by KeyWorth shareholders as a result of the merger will have different rights from the shares of KeyWorth common stock.

Upon completion of the merger, KeyWorth shareholders will become Renasant shareholders and their rights as shareholders will be governed by the Renasant Articles, the Renasant Bylaws and Mississippi law. The rights associated with KeyWorth common stock are different from the rights associated with Renasant common stock. Please see “Comparison of Rights of Shareholders of KeyWorth and Renasant” beginning on page ● for a discussion of the different rights associated with Renasant common stock.

KEYWORTH SPECIAL MEETING

This section contains information about the special meeting of KeyWorth shareholders that has been called to consider and vote on the merger proposal and the adjournment proposal. Together with this proxy statement/prospectus, KeyWorth is also sending its shareholders a notice of the special meeting and a form of proxy that the KeyWorth board of directors is soliciting.

On or about ●, 2015, KeyWorth commenced mailing this document and the enclosed form of proxy card to its shareholders entitled to vote at the special meeting.

Date, Time and Place of Meeting

The special meeting will be held on ●, 2016, at ● at ●, local time.

Matters to Be Considered

The purpose of the special meeting is to vote on:

•	the merger proposal;

•	the adjournment proposal; and

•	any other business properly brought before the special meeting or any adjournment or postponement thereof.

Record Date and Quorum

The close of business on ●, 2015 has been fixed as the record date for determining the KeyWorth shareholders entitled to receive notice of and to vote at the special meeting. At that time, ● shares of KeyWorth common stock were outstanding, held by approximately ● holders of record.

In order to conduct voting at the special meeting, there must be a quorum, which is the number of shares that must be present at the meeting, either in person or by proxy. The presence at the meeting, in person or by proxy, of at least a majority of KeyWorth common stock entitled to vote at the special meeting will constitute a quorum. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

Proxies

The form of proxy accompanying this proxy statement/prospectus contains instructions for voting KeyWorth common stock by mail, through the internet or by telephone. If you hold KeyWorth common stock in your name as a shareholder of record and are voting by mail, you should complete, sign, date and return the proxy card accompanying this document in the enclosed postage-paid return envelope to ensure that your vote is counted at the special meeting, or at any adjournment or postponement of the special meeting, regardless of whether you plan to attend the special meeting. You may also vote your KeyWorth common stock through the internet or by calling the toll-free number listed on the KeyWorth proxy card. Instructions and applicable deadlines for voting through the internet or by telephone are set forth in the enclosed proxy card.

If you hold your KeyWorth common stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Shares of KeyWorth common stock that are allocated to your account in the KeyWorth 401(k) plan will be voted in accordance with instructions provided by the plan’s administrative committee in its discretion.

All shares represented by valid proxies that KeyWorth receives through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card or as instructed via internet or telephone. If you make no specification on your proxy card how you want your KeyWorth common stock voted before signing and returning it, your proxy will be voted “FOR” approval of the merger proposal and “FOR” the approval of the adjournment proposal.

Revocation of Proxies

If you hold KeyWorth common stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by signing and returning a proxy card with a later date, delivering a written revocation letter to KeyWorth’s Chief Executive Officer, or by attending the special meeting in person and voting by ballot at the special meeting. If you have voted your KeyWorth common stock through the internet, you may revoke your prior internet vote by recording a different vote using internet voting, or by signing and returning a proxy card dated as of a date that is later than your last internet vote. If you have voted your KeyWorth common stock through a telephone call, you may revoke your prior telephone vote by calling the toll-free number listed on the KeyWorth proxy card and recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last telephone vote.

Any KeyWorth shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking a KeyWorth proxy should be addressed to:

KeyWorth Bank

11655 Medlock Bridge Road

Johns Creek, Georgia 30097

Attn: James F. Pope

If your KeyWorth common stock is held in “street name” by a bank, broker or other holder of record, you should follow the instructions of your bank, broker or other holder of record regarding the revocation of proxies.

Vote Required

Approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of KeyWorth common stock, while the adjournment proposal requires the affirmative vote of a majority of the shares represented, in person or by proxy, at the special meeting and entitled to vote, assuming a quorum is present. You are entitled to one vote for each share of KeyWorth common stock you hold as of the record date.

Because approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of KeyWorth common stock, an abstention or failure to vote your shares will have the same effect as a vote against the approval of the merger proposal. Since approval of the adjournment proposal by KeyWorth shareholders requires only the affirmative vote of a majority of the shares represented, in person or by proxy, at the special meeting and entitled to vote, your failure to vote, an abstention or a broker non-vote will have no effect on the adjournment proposal.

The KeyWorth board of directors urges you to promptly vote your KeyWorth common stock by: accessing the internet site listed in the proxy card instructions if voting through the internet; calling the toll-free number listed on the proxy card if voting by telephone; or completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope if voting by mail. If you hold your KeyWorth common stock in “street name” through a bank, broker or other holder of record, please vote by following the voting instructions of your bank, broker or other holder of record.

If you are the registered holder of your KeyWorth common stock or you obtain a broker representation letter from your bank, broker or other holder of record of your KeyWorth common stock and in all cases you bring proof of identity, you may vote your KeyWorth common stock in person by ballot at the special meeting. Votes properly cast at the special meeting, in person or by proxy, will be tallied by KeyWorth’s inspector of elections.

As of the record date, and assuming no stock options are exercised, directors and executive officers of KeyWorth had the right to vote approximately ● shares of KeyWorth common stock, or approximately ●% of the outstanding KeyWorth common stock entitled to vote at the special meeting. All of KeyWorth’s directors, who own approximately ●% of the outstanding KeyWorth common stock entitled to vote at the special meeting, have entered into agreements with Renasant pursuant to which they have agreed, in their capacity as KeyWorth shareholders, to vote all of their KeyWorth common stock in favor of the approval of the merger agreement. We expect these individuals to vote their KeyWorth common stock in accordance with these agreements.

Recommendation of the KeyWorth Board of Directors

The KeyWorth board of directors has adopted and approved the merger agreement and the transactions it contemplates, including the merger. The KeyWorth board of directors determined that the merger, merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of KeyWorth and its shareholders and unanimously recommends that you vote your KeyWorth common stock “FOR” approval of the merger proposal and “FOR” the adjournment proposal. See “The Merger—KeyWorth’s Reasons for the Merger; Recommendation of the KeyWorth Board of Directors” on page ● for a more detailed discussion of the KeyWorth board of directors’ recommendation.

Solicitation of Proxies

KeyWorth will bear the entire cost of soliciting proxies from its shareholders. In addition to solicitation of proxies by mail, KeyWorth will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of KeyWorth common stock and secure their voting instructions. If necessary, KeyWorth may use several of its regular employees, who will not be specially compensated, to solicit proxies from KeyWorth shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Dissenters’ Rights

Holders of KeyWorth common stock who comply with the provisions of the Financial Institutions Code of Georgia and the provisions of the Georgia Business Corporation Code referenced thereby are entitled to dissent from the merger and receive payment of the fair value of their shares of KeyWorth common stock if the merger is consummated. A copy of the Georgia statutes governing dissenters’ rights is attached as Annex C to this proxy statement/prospectus. Please see the section entitled “The Merger—Dissenters’ Rights” beginning on page ● for a summary of the procedures to be followed in asserting dissenters’ rights. A dissenting shareholder will be entitled to payment only if written notice of intent to demand payment is delivered to KeyWorth before the vote is taken and the shareholder does not vote in favor of the merger agreement.

Attending the Special Meeting

All holders of KeyWorth common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. KeyWorth reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting. These rules will be printed on the meeting agenda. Even if you plan to attend the special meeting, we encourage you to vote by telephone, internet or mail so your vote will be counted if you later decide not to attend the special meeting.

Other Matters

As of the date of this proxy statement/prospectus, management of KeyWorth was unaware of any other matters to be brought before the special meeting other than those set forth herein. However, if any other matters are properly brought before the special meeting, the persons named in the enclosed form of proxy for KeyWorth will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

THE KEYWORTH PROPOSALS

Proposal No. 1—Merger Proposal

KeyWorth is asking its shareholders to approve the merger agreement and the transactions contemplated thereby. KeyWorth urges KeyWorth shareholders to read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger of KeyWorth with and into Renasant Bank. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, the KeyWorth board of directors adopted and approved the merger agreement and the transactions it contemplates, including the merger. The KeyWorth board of directors determined that the merger, merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of KeyWorth and its shareholders. See “The Merger—KeyWorth’s Reasons for the Merger; Recommendation of the KeyWorth Board of Directors” included elsewhere in this proxy statement/prospectus for a more detailed discussion of the KeyWorth board recommendation.

KeyWorth’s board of directors unanimously recommends a vote “FOR” the merger proposal.

Proposal No. 2—Adjournment Proposal

If there are insufficient votes at the time of the special meeting to adopt the merger proposal, the special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies. If the number of shares of KeyWorth common stock present or by proxy at the special meeting and voting in favor of the merger proposal is insufficient to adopt such proposal, KeyWorth intends to move to adjourn the special meeting so that the KeyWorth board of directors may solicit additional proxies for approval of the merger. In that event, KeyWorth will ask its shareholders to vote only upon the adjournment proposal and not the merger proposal.

In this proposal, KeyWorth is asking its shareholders to authorize the holder of any proxy solicited by the KeyWorth board on a discretionary basis to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from KeyWorth shareholders who have previously voted.

KeyWorth’s board of directors unanimously recommends a vote “FOR” the adjournment proposal.

THE MERGER

The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, a copy of which accompanies this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference.

General

On October 20, 2015, the KeyWorth and Renasant board of directors, respectively, adopted and approved the merger agreement and the merger. If all of the conditions set forth in the merger agreement are satisfied or waived (to the extent waiver is permitted by law) and if the merger is otherwise completed, KeyWorth will merge with and into Renasant Bank, and Renasant Bank will be the surviving banking association. At the effective time of the merger, each outstanding share of KeyWorth common stock, par value $5.00 per share (excluding shares owned by KeyWorth, Renasant or any of Renasant’s subsidiaries, unless such shares are held in trust accounts, managed accounts, mutual funds and the like or otherwise in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by dissenting shareholders), will be converted into the right to receive 0.4494 (the “exchange ratio”) of a share of Renasant common stock, par value $5.00 per share.

Background of the Merger

Renasant’s strategic plans include growing its franchise through, among other things, acquisition opportunities, whether negotiated or FDIC-assisted transactions, that Renasant senior management identifies internally or has presented to it. As part of this ongoing process, Renasant’s management team identified KeyWorth, along with a number of other financial institutions whose geographic footprint and other characteristics appeared complementary to Renasant’s based on publicly-available information, as a potential merger partner, although no detailed analysis with respect to a strategic transaction with KeyWorth was undertaken.

From time to time, the board of directors of KeyWorth engaged in reviews and discussions of KeyWorth’s long-term strategies and objectives, considering ways in which the company might enhance shareholder value and performance in light of competitive and other relevant factors. Generally, these reviews centered on strategies to improve KeyWorth’s financial condition, earnings and existing operations or to pursue opportunities in new markets or lines of business. On occasion, these discussions centered on merging with another banking organization as a means to enhance or improve shareholder value.

In late 2013, the board of directors of KeyWorth determined that it would be appropriate to consider merging with a suitable merger partner as a possible means of enhancing long-term shareholder value. KeyWorth communicated this decision to BSP Securities, LLC, which had been KeyWorth’s financial advisor since September 2011, and BSP was authorized to explore potential interest from several leading acquirers.

By the time of BSP’s authorization, KeyWorth and BSP had already received requests for meetings and information from potential interested acquirers. Through the end of 2014, KeyWorth and BSP shared due diligence information and facilitated meetings between several interested parties and KeyWorth management to discuss strategies, cultures and personnel. During this time, KeyWorth and BSP received informal indications from multiple parties and discussed them with KeyWorth’s management, the executive committee of KeyWorth’s board of directors and the entire board. These indications were based on limited due diligence by the interested parties and not actionable, but they gave KeyWorth preliminary insight into the bank’s potential range of values in a sales transaction.

One of the parties KeyWorth had discussions with at this time was Heritage Financial Group, Inc. KeyWorth viewed Heritage as the potential acquirer that had the best mix of a strong currency, the ability to pay an attractive price, comparable banking cultures and opportunity for the KeyWorth franchise to be a meaningful addition to the combined company’s strategy. A nondisclosure agreement was signed with Heritage in February 2014, and preliminary diligence information was exchanged. The executive committee of KeyWorth’s board of directors authorized BSP to continue discussions with Heritage on KeyWorth’s behalf while continuing to evaluate other potential acquirers who expressed interest as well.

During the second half of 2014, KeyWorth management and BSP met with Heritage on multiple occasions to discuss preliminary deal structuring topics; however, talks slowed and Heritage subsequently announced on December 10, 2014 that it would be acquired by Renasant.

In December 2014, BSP introduced KeyWorth management to another potential acquirer with whom there had been no previous discussions (referred to as “Company A”). Company A expressed preliminary interest in pursuing a transaction with KeyWorth. Due to other priorities, representatives of Company A asked KeyWorth to consider negotiating a sales transaction in the second half of 2015, which KeyWorth and BSP agreed to consider. KeyWorth made it clear that it was not running a specific sales process but rather having ongoing conversations and that it would continue to field incoming interest from other interested parties and monitor all of its strategic options. Over the course of the first half of 2015, KeyWorth management had several in-person meetings and phone discussions with Company A. A nondisclosure agreement was executed and a virtual data room was established to share diligence information.

In early 2015 key executives of Heritage communicated to KeyWorth that, although their company was in the process of selling to Renasant, the executives still believed that a merger with KeyWorth would be an attractive franchise expansion for the combined company. As a result, even as the Heritage sale to Renasant approached completion in mid-2015, key Renasant and Heritage executives initiated a combined dialogue with KeyWorth and held multiple meetings in the first half of 2015. At that time, Renasant signed a nondisclosure agreement with KeyWorth, and Renasant and Raymond James & Associates, Inc. (“Raymond James”), Renasant’s financial advisor, were subsequently given access to a virtual data room to facilitate Renasant’s potential non-binding indication of interest.

On September 2, 2015, Mr. Pope met with E. Robinson McGraw, Renasant’s Chairman, President and Chief Executive Officer, to discuss the general merits of a potential combination of the two organizations. As it became evident that Renasant’s interest was bona fide and actionable, BSP reached out to representatives of Company A to notify them that KeyWorth was likely to receive an offer from Renasant (although Renasant’s name was not disclosed). Company A reaffirmed its interest and reiterated that its preferred timing would be late third quarter or fourth quarter 2015. KeyWorth authorized BSP to have advanced discussions with both Renasant and Company A.

Once it became apparent that Renasant intended to deliver a written indication of interest to KeyWorth, BSP notified Company A that timing was critical to receive a competing written indication if it intended to submit one. Representatives of Company A pledged to deliver an indication but ultimately decided it would not be able to do so given other opportunities it was evaluating. BSP reached out to other interested parties that had contacted KeyWorth in the two previous years and urged them to make their interest known. Renasant delivered a non-binding written indication of interest to purchase the common stock of KeyWorth by merger on September 8, 2015. No other parties submitted written indications of interest. Company A separately announced a transaction in another market.

During this time, Renasant conducted due diligence through in-person meetings with a limited number of KeyWorth executives. Shortly after KeyWorth received Renasant’s non-binding indication of interest, KeyWorth’s outside counsel, Alston & Bird LLP (“Alston & Bird”), discussed with members of the KeyWorth’s executive committee the legal standards applicable to the board’s decisions and actions with respect to a potential business combination transaction. Based on detailed discussions with members of the senior management team of KeyWorth, and representatives of Alston & Bird and BSP regarding the merger process, the KeyWorth board of directors determined on September 15, 2015 that Renasant was an appropriate merger partner and that Renasant’s preliminary proposal offered substantial value to KeyWorth and its shareholders and was attractive for strategic reasons. Accordingly, the board authorized KeyWorth to enter into a limited exclusivity agreement with Renasant. The parties negotiated the preliminary terms for a potential agreement in a non-binding indication of interest during September 2015. On September 18, 2015, Renasant and KeyWorth executed a non-binding letter of intent for the acquisition of KeyWorth, which included an exclusivity agreement ending on November 30, 2015.

On September 28, 2015, following the signing of the letter of intent, Mr. Pope invited Mr. McGraw and other members of the Renasant executive management team to meet with the KeyWorth board of directors. At this meeting, Mr. McGraw provided a history of Renasant Bank, its growth plans and the advantages of the merger between KeyWorth and Renasant. Mr. McGraw emphasized the positive cultural fit between the two institutions and the desire to grow Renasant’s presence in the Atlanta market.

Renasant began its credit due diligence review of KeyWorth in October 2015. Based on discussions between the parties, KeyWorth populated an electronic data room for Renasant to review its on-going due diligence requests and KeyWorth’s responses during this period. Upon the conclusion of its preliminary review of KeyWorth’s loan portfolio, representatives of Raymond James communicated to representatives of BSP Renasant’s continued interest in a strategic business combination and gave additional detail on the terms of Renasant’s proposal.

On October 1, 2015, Phelps Dunbar LLP, Renasant’s outside legal counsel, circulated an initial draft of the merger agreement, based on the terms outlined in the letter of intent, to Alston & Bird. Over the course of the following weeks, Renasant and its representatives continued negotiations with KeyWorth and its representatives on the terms of the transaction and worked to reconcile differing views with respect to various aspects of the merger agreement. These issues included the exchange ratio, the respective covenants of the parties pending closing of the transaction, the rights and obligations of the parties in the event the merger agreement is terminated prior to the consummation of the merger, the limitations on KeyWorth’s management and board of directors in exercising their options and warrants, and the new employment agreements by Renasant for Mr. Pope and Mr. Stevens. Both parties continued to conduct their respective due diligence during this time by submitting due diligence request lists to each other.

During the course of discussions regarding the draft merger agreement, representatives of Renasant and KeyWorth also discussed their expectation that KeyWorth’s directors would enter into customary support agreements in their capacity as shareholders of KeyWorth agreeing to vote their shares of KeyWorth stock in favor of the merger agreement and the transactions provided for in the merger agreement, along with entering into certain restrictive covenant agreements in their individual capacity. Also during this period, KeyWorth’s and Renasant’s respective senior management, advisors and outside counsel regularly updated their respective boards of directors on the status of negotiations.

On October 9, 2015, representatives of KeyWorth met with representatives of Renasant at Renasant’s offices to discuss the transaction and conduct on-site due diligence review of Renasant. During these meetings, Renasant’s representatives answered questions from KeyWorth’s representatives regarding Renasant’s business and certain financial, legal and regulatory matters. During the following week, the parties continued to negotiate the terms of a transaction.

On October 14, 2015, KeyWorth’s board of directors held a special meeting to consider, based on presentations from BSP and Alston & Bird and discussions with senior management, the status of the proposed transaction with Renasant. Mr. Pope further reviewed for the board of directors the background of discussions with Renasant and the progress of negotiations. Representatives of BSP reviewed the financial aspects of the proposed merger and rendered a written opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by

BSP as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the shareholders of KeyWorth. In addition, representatives of Alston & Bird reviewed with the directors the most recent draft of the proposed merger agreement and related transaction documents as well as the legal standards applicable to the board’s decisions and actions with respect to the proposed transaction, as they had previously done. Following further discussion, the board of directors of KeyWorth unanimously approved the merger agreement and recommended that it be submitted to the KeyWorth shareholders for approval at a special meeting of shareholders.

Over the next several days, representatives of KeyWorth and Renasant had multiple telephone conference calls to finalize the definitive agreement and the ancillary agreements, complete the disclosure schedules and address the roles for certain individuals of KeyWorth management in a potentially combined business.

On October 20, 2015, the board of directors and management of KeyWorth met again with Alston & Bird to review the changes that had been made to the proposed agreements. At that meeting, representatives of BSP confirmed in writing its October 14, 2015 opinion that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications an limitations on the review by BSP as set forth in such opinion, the merger consideration was fair, from a financial point of view, to the shareholders of KeyWorth. The board approved the changes and executed all ancillary agreements to the merger agreement, including the voting and non-competition agreements and the joinder agreements.

Concurrently on October 20, 2015, Renasant’s board of directors met in special session to review and consider the merger agreement and the transactions and agreements contemplated by it. At the meeting, Phelps Dunbar LLP reviewed for the directors the terms and conditions of the merger agreement, the merger and the various agreements to be signed in connection with the merger agreement, along with the fiduciary duties of the board members, and engaged in discussions with the board members on such matters. As a part of the meeting, representatives of Raymond James reviewed the principal terms of the proposed transaction and the financial impact of the merger and answered the board’s questions with respect to such matters. After additional discussion, the Renasant board of directors unanimously adopted and approved the draft merger agreement and the transactions and agreements contemplated by it (subject to no material terms or conditions being revised) and determined that the merger agreement and the transactions contemplated by it were in the best interests of Renasant and its shareholders.

Later in the day on October 20, 2015, Renasant and KeyWorth executed the merger agreement and the other transaction documents. A press release announcing the transaction was released that afternoon following the close of trading in Renasant common stock.

KeyWorth’s Reasons for the Merger; Recommendation of the KeyWorth Board of Directors

In the course of evaluating the direction of KeyWorth’s business, management and KeyWorth’s board have periodically considered various strategic alternatives to enhance its market and customer opportunities, including partnership arrangements, strategic combinations with other banks and a sale of KeyWorth. At a meeting of KeyWorth’s board on October 20, 2015, after careful consideration that included consultation with financial and legal advisors, KeyWorth’s board determined that the merger agreement and merger are advisable and in the best interests of its shareholders. KeyWorth’s board unanimously approved the merger agreement and recommended the approval and adoption of the merger agreement by its shareholders.

In the course of reaching its decision to approve the merger agreement and to recommend that its shareholders adopt the merger agreement, KeyWorth’s board consulted with its senior management, financial advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	the extensive review undertaken by the board and management, with the assistance of financial and legal advisors, with respect to strategic alternatives available to KeyWorth;

•	its view that the size of the institution and related economies of scale were becoming increasingly important to KeyWorth’s continued success in the current financial services environment, including on account of the increased expenses of regulatory compliance, and that a merger with a larger bank holding company could provide those economies of scale, increase efficiencies of operations and enhance customer products and services;

•	the results that KeyWorth could expect to achieve operating independently, and the likely risks and benefits to KeyWorth shareholders of that course of action, as compared to the value of the merger consideration to be received from Renasant;

•	its understanding of the current and prospective environment in which KeyWorth and Renasant operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on KeyWorth both with and without the proposed transaction;

•	each of KeyWorth’s, Renasant’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the KeyWorth board considered its view that Renasant’s business and operations complement those of KeyWorth and that the merger would result in a combined company with diversified revenue sources, enhanced lending capabilities, a well-balanced loan portfolio and an attractive funding base, as evidenced by a significant portion of core deposit funding;

•	the broad experience of Renasant’s management team and its particular experience in managing and supporting its subsidiary bank with an emphasis on local decision-making and authority;

•	the complementary nature of the credit cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•	management’s expectation that the combined company will have a strong capital position upon completion of the transaction;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed acquisition by Renasant;

•	the opinion of BSP, KeyWorth’s financial advisor, delivered to KeyWorth’s board, to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by BSP as set forth in such opinion, the merger consideration is fair, from a financial point of view, to KeyWorth and its shareholders, as more fully described below in the section entitled “The Merger—Opinion of KeyWorth’s Financial Advisor”;

•	the likely impact of the merger on the employees and customers of KeyWorth;

•	the historic and prospective business of KeyWorth;

•	the historical trading ranges for Renasant common stock;

•	the merger consideration will consist of shares of Renasant common stock, which would allow KeyWorth shareholders to participate in a significant portion of the future performance of the combined KeyWorth and Renasant business and synergies resulting from the merger, and the value to KeyWorth shareholders represented by that consideration;

•	Renasant has historically paid cash dividends on its common stock;

•	the greater liquidity in the trading market for Renasant common stock relative to the market for KeyWorth common stock due to the listing of Renasant’s shares on Nasdaq; and

•	the trends in the banking industry, including industry consolidation and competition.

In the course of its deliberations, the KeyWorth board also considered a variety of risks and other potentially negative factors, including the following:

•	a portion of the merger consideration will be paid through the issuance of a fixed number of shares of Renasant common stock and any decrease in the market price of Renasant common stock will result in a reduction in the value of the aggregate merger consideration to be received by KeyWorth’s shareholders at the time of completion of the merger;

•	KeyWorth’s shareholders will not necessarily know or be able to calculate the actual value of the merger consideration that they would receive upon completion of the merger;

•	pursuant to the merger agreement, KeyWorth must generally conduct its business in the ordinary course and is subject to a variety of other restrictions on the conduct of its business prior to closing of the merger or termination of the merger agreement, which may delay or prevent it from pursuing business opportunities that may arise or preclude actions that would be advisable if KeyWorth were to remain independent;

•	the possible disruption to KeyWorth’s business that may result from the announcement of the merger and the resulting distraction of management’s attention from the day-to-day operations of KeyWorth’s business;

•	the risks and contingencies related to the announcement and pendency of the merger, including the impact of the merger on its customers, employees, suppliers and its relationships with other third parties, including the potential negative reaction of these parties to the fact that KeyWorth would be merging with Renasant;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Renasant’s business, operations and workforce with those of KeyWorth;

•	the risk that the merger might not receive necessary regulatory approvals and clearances to complete the merger or that governmental authorities could attempt to condition the merger on one or more of the parties’ compliance with certain burdensome terms or conditions thereby permitting Renasant not to proceed with the closing;

•	under the terms of the merger agreement, KeyWorth cannot solicit other acquisition proposals;

•	the “break-up” fee provisions in the merger agreement could have the effect of discouraging superior proposals for a business combination between KeyWorth and third parties; and

•	the conditions to Renasant’s obligation to complete the merger and the right of Renasant to terminate the merger agreement in certain circumstances, including breaches of KeyWorth’s representations, warranties, covenants and agreements in the merger agreement.

The foregoing discussion of the reasons that led the KeyWorth board to approve the merger and recommend that KeyWorth’s shareholders vote in favor of the merger is not intended to be exhaustive, but is believed to include all of the material reasons for the KeyWorth board’s decision. In reaching its determination to approve and recommend the transaction, the KeyWorth board based its recommendation on the totality of the information presented to it and did not assign any relative or specific weights to the reasons considered in reaching that determination. After deliberating with respect to the merger with Renasant Bank, considering, among other things, the matters discussed above and the opinion of BSP referred to above and discussed immediately below, the KeyWorth board unanimously approved and adopted the merger agreement and the merger as being in the best interests of KeyWorth and its shareholders.

Opinion of KeyWorth’s Financial Advisor

Pursuant to its engagement, KeyWorth requested that BSP render a written opinion to the KeyWorth board of directors as to the fairness, from a financial point of view, of the merger consideration to be paid by Renasant to KeyWorth shareholders as set forth in the merger agreement. BSP is an investment banking firm that specializes in providing investment banking services to financial institutions. BSP has been involved in numerous bank-related business combinations. No limitations were imposed by KeyWorth upon BSP with respect to rendering its opinion.

At the October 14, 2015 meeting at which the KeyWorth board of directors considered and approved the draft merger agreement, BSP delivered to the board its written opinion which was further confirmed in writing at the meeting of the KeyWorth board of directors on October 20, 2015 when the board approved the final merger agreement. It was BSP’s opinion that as of October 20, 2015, the merger consideration was fair to KeyWorth shareholders from a financial point of view.

The full text of BSP’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by BSP in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

The opinion speaks only as of the date of the opinion. The opinion was directed to KeyWorth’s board of directors and is directed only to the fairness, from a financial point of view, of the merger consideration to KeyWorth’s shareholders. It does not address KeyWorth’s underlying business decision to engage in the merger or any other aspect of the merger and is not a recommendation to any shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

For purposes of the opinion and in connection with its review of the proposed transactions, BSP, among other things, did the following:

•	Reviewed the terms of the merger agreement dated October 20, 2015;

•	Evaluated KeyWorth’s and Renasant’s financial condition, asset quality, capital position and historical and projected earnings;

•	Reviewed KeyWorth’s audited financial statements for the years ended December 31, 2014, 2013, and 2012 and its internal, unaudited financial statements for the period ended June 30, 2015;

•	Reviewed Renasant’s publicly available, unaudited financial statements for the period ended June 30, 2015 and recent filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended December 31, 2014, as well as quarterly reports on Form 10-Q for the quarters ended March 31, 2015, September 30, 2014 and June 30, 2014;

•	Reviewed KeyWorth’s bank-level and Renasant’s bank-level and holding company-level call report filings with federal banking regulators for the periods ended June 30, 2015, March 31, 2015, December 31, 2014, September 30, 2014 and June 30, 2014;

•	Reviewed certain financial forecasts and projections of KeyWorth, prepared by its management, as well as the estimated cost savings, transaction expenses and other assumptions related to the merger;

•	Analyzed certain aspects of KeyWorth’s and Renasant’s financial performance and condition and compared such financial performance with similar data of publicly traded companies BSP deemed similar to KeyWorth and Renasant;

•	Reviewed historical trading activity and analysts’ consensus estimates for Renasant’s future performance;

•	Compared the proposed financial terms of the merger with the financial terms of certain other recent merger and acquisition transactions involving companies that BSP deemed similar to KeyWorth; and

•	Performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as BSP deemed relevant.

BSP assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information provided to it by KeyWorth, Renasant and their respective representatives and of the publicly available information that was reviewed by BSP. BSP is not an expert in the evaluation of allowances for loan losses and did not independently verify such allowances; it relied on and assumed that such allowances of KeyWorth and Renasant were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. BSP was not retained to and did not conduct a physical inspection of any of the properties or facilities of KeyWorth or Renasant, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of KeyWorth or Renasant, was not furnished with any such evaluation or appraisal other than third party loan reviews, and did not review any individual credit files. BSP’s opinion was necessarily based on economic, market and other conditions in effect on, and the information made available to it, as of October 14, 2015 and October 20, 2015.

BSP, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, private placements of securities, and valuations for other purposes. In rendering its fairness opinion, BSP acted on behalf of KeyWorth’s board of directors.

BSP’s opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to holders of KeyWorth common stock in the merger and does not address the ability of the merger to be consummated, the satisfaction of the conditions precedent contained in the merger agreement or the likelihood of the merger receiving regulatory approval. Although BSP was retained on behalf of KeyWorth’s board of directors, its opinion does not constitute a recommendation as to how any shareholder should vote with respect to the merger agreement (and did not constitute a recommendation to any KeyWorth director as to how such KeyWorth director should vote).

Based upon and subject to the foregoing and based on BSP’s experience as investment bankers, BSP’s activities as described above, and other factors they deemed relevant, BSP rendered its opinion that, as of October 20, 2015, the merger consideration to be paid to the holders of KeyWorth common stock in the merger is fair, from a financial point of view, to the holders of KeyWorth common stock.

The following is a summary of material analyses performed by BSP in connection with its opinion to the KeyWorth board of directors on October 20, 2015. The summary does not purport to be a complete description of the analyses performed but summarizes the material analyses performed and presented in connection with such opinion.

Summary of the Proposed Merger

BSP reviewed the financial terms of the proposed transaction. In accordance with the terms of the merger agreement, each share of KeyWorth common stock issued and outstanding immediately prior to the Effective Time, as defined in the merger agreement (excluding shares owned by KeyWorth, Renasant or any of Renasant’s subsidiaries, unless such shares are held in trust accounts, managed accounts, mutual funds and the like or otherwise in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by dissenting shareholders) shall be converted into the right to receive 0.4494 of a share of Renasant common stock (the “merger consideration”), plus cash in lieu of fractional shares. Based on Renasant’s closing stock price of $34.35 on October 19, 2015, total implied merger consideration (excluding cash payable to holders of options and warrants to acquire KeyWorth common stock) is $56.2 million, or $15.44 per share of KeyWorth common stock. BSP summarized the merger terms, based on KeyWorth’s financial information as of June 30, 2015, in the table below.

	RNST Offer Per Exchange Formula	Formula Lock x Last Close In RNST Stock

Renasant Share Value	$33.38	$34.35
Date of Value	10/19/15	10/19/15
Valuation Method	20-day closing average,	Fixed Exchange x RNST Close
	10/19/15	on 10/19/15

Value Per KeyWorth Share	$15.00	$15.44
Form of Payment	100% Stock	100% Stock
Exchange Ratio	0.4494	0.4494

Total Transaction Value (“TTV”)
Common Transaction Value ($mm)	54.6	56.2
Options/Warrants Cash ($mm)	4.1	4.1
Total Transaction Value ($mm)	58.7	60.3

Multiples (As of 06/30/15 figures)
TTV/TBV	136.2%	139.9%
TTV/LTM Earnings (x)	21.0	21.6
TTV/ Assets	15.1%	15.5%
TTV Premium/ Core Deposits	5.3%	5.8%

Relative Contribution Analysis

BSP reviewed the relative contributions of KeyWorth and Renasant to the pro forma combined company with respect to certain financial and operating measurements. This analysis was based on the projected financial statements of both parties as of December 31, 2015, using KeyWorth management projections and the mean analyst projections at the time for Renasant. BSP then compared these contributions to the pro forma stock ownership interests of KeyWorth and Renasant shareholders based on the exchange ratio.

The following table indicates what KeyWorth’s and Renasant’s percentage contributions would have been on a pro forma basis to the combined company, excluding merger synergies and merger accounting adjustments, in the categories listed:

	Renasant ($000)	KeyWorth ($000)	Combined (Unmarked) ($000)	Seller Contribution
Total Assets at 12/31/15	7,915,125	413,831	8,328,956	5.0%
Gross Loans at 12/31/15	5,350,000	269,744	5,619,744	4.8%
TCE at 12/31/15	1,000,000	45,174	1,045,174	4.3%
2015 Core Net Income	76,500	3,084	79,584	3.9%
2016 Net Income	98,000	3,299	101,299	3.3%
2017 Net Income	105,500	4,157	109,657	3.8%
Average Contribution:				4.2%

Seller Pro Forma Common Ownership:				3.9%
Seller Pro Forma Ownership, Assuming Options and Warrants Rolled Forward:				4.7%

Selected Peer Group Analysis – KeyWorth

BSP used publicly available information to compare selected financial information for KeyWorth to four peer groups of publicly traded financial institutions that BSP deemed relevant for purposes of its analysis. BSP compared selected operating results of KeyWorth to (a) 34 banks in a nine-state Southeast region with Total Assets between $300 million and $500 million and last-12-months earnings of more than $0 as of the most recent period available (“Asset Size Peers”); (b) 16 banks in the nine-state Southeast region with Total Assets between $300 million and $500 million and last-12-months Return on Average Equity of between 4.0% and 8.0% (“Earnings Performance Peers”); (c) 11 banks in the nine-state Southeast region with Total Assets between $300 million and $500 million and Tangible Common Equity ratios between 10.0% and 14.0% as of the most recent period available (“Capitalization Peers”); and (d) 12 banks in the nine-state Southeast region with Total Assets between $300 million and $500 million and Nonperforming Assets-To-Total Assets ratios of less than 2.0% as of the most recent period available (“Asset Quality Peers”).

Applying these peer median trading multiples, as shown in the table below, to KeyWorth relevant financial metrics implied a range of values, including a 10.0% marketability discount adjustment, of $8.77 to $11.78 per share.

	Price/ TBVPS 06/30/15 TBV	Price/ Earnings LTM EPS
Asset Size Peer Group Median	98.3%	12.7
Implied KeyWorth Valuation	$10.48	$8.77

Earnings Performance Peer Group Median	98.9%	17.1
Implied KeyWorth Valuation	$10.54	$11.78

Capitalization Peer Group Median	106.8%	16.6
Implied KeyWorth Valuation	$11.38	$11.46

Asset Quality Peer Group Median	107.3%	16.6
Implied KeyWorth Valuation	$11.43	$11.46

No company used in the selected peer group analysis described above is identical to KeyWorth. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgements concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared.

Selected Mergers Analysis

BSP used publicly available information to compare the resulting pricing metrics for the merger to the metrics of five groups of announced merger transactions that BSP deemed relevant for purposes of its analysis. First, BSP compared the total transaction value at announcement to those reported for whole bank and bank-holding-company mergers for sellers in Georgia with less than $1 billion in Total Assets (announced since the beginning of 2013). The results were as shown in the table below.

			Transaction Price/				Target Announcement Financials
Buyer Name/ Target Name	Announce Date	Merger Value ($mm)	Earnings (x)	Tangible Book (%)	Assets (%)	Premium/ Core Deposits (%)	Total Assets ($000)	Tangible Equity Ratio (%)	LTM ROAE (%)	NPAs/ Assets (%)

Renasant Corp./KeyWorth Bank		60.3	21.6	139.9	15.5	5.8	388,931	11.04	6.59	0.60

Median		25.4	17.9	137.3	15.4	5.5	163,403	11.68	6.67	2.39
25th Percentile		19.0	13.2	111.6	13.8	3.0	144,203	10.45	5.21	1.24
75th Percentile		34.5	24.3	141.5	17.7	7.7	201,560	12.78	8.16	4.51
Southern States Bancshares/ Columbus Community Bank	07/21/15	21.4	17.9	140.2	17.5	9.3	122,154	12.50	8.14	1.87
Hamilton State Bancshares/ Highland Financial	05/15/15	20.1	24.3	143.4	15.5	7.1	129,628	10.77	6.36	1.28
Community & Southern/ Community Business Bank	01/30/15	27.4	27.0	140.9	18.4	9.4	149,061	13.05	5.39	0.35
ServisFirst Bancshares/ Metro Bancshares	10/20/14	41.2	37.4	153.8	19.5	11.1	211,296	11.66	4.67	2.29
State Bank Financial/ Georgia-Carolina Bancshares	06/24/14	82.3	16.9	138.3	15.7	6.9	523,083	11.37	8.23	2.48
Community & Southern / Alliance Bancshares	05/16/14	15.5	NM	136.2	9.9	5.1	156,762	9.50	7.01	2.57
State Bank Financial/ Atlanta Bancorp.	04/28/14	25.2	4.1	98.6	12.7	(0.5)	198,314	12.69	29.15	4.45
Ameris Bancorp/ Coastal Bankshares	03/11/14	37.3	NM	192.1	14.2	5.9	432,787	4.46	3.09	5.54
South Georgia Bank/ Dooly Bancshares	11/08/13	15.0	20.6	102.3	14.9	0.5	100,848	14.92	6.58	7.29
Community & Southern/ Verity Capital Group	09/04/13	25.6	9.4	128.1	15.2	5.0	169,288	11.69	14.31	1.11
Hamilton State Bancshares/ Cherokee Banking Co.	08/27/13	8.5	13.2	100.8	7.2	0.1	168,004	5.03	6.76	4.67
First Community/ Savannah River Financial	08/14/13	33.6	NM	114.7	21.1	3.8	158,801	13.67	3.42	0.62

BSP also compared selected operating results of KeyWorth to (a) 20 bank mergers in the nine-state Southeast region announced after January 1, 2014 involving sellers with Total Assets between $200 million and $500 million as of the most recent period prior to announcement (“Asset Size Peer Transactions”); (b) 19 bank mergers in the nine-state Southeast region announced after January 1, 2014 involving sellers with Total Assets between $200 million and $500 million and sellers’ last-12-months Return on Average Equity between 4% and 8% as of the most recent period prior to announcement (“Earnings Performance Peer Transactions”); (c) 14 bank mergers in the nine-state Southeast region announced after January 1, 2014 involving sellers with Total Assets between $200 million and $500 million and sellers’ Nonperforming Assets-To-Total Assets ratios between 0.50% and 1.25% as of the most recent period prior to announcement (“Asset Quality Peer Transactions”); and (d) 19 bank mergers in the nine-state Southeast region announced after January 1, 2014 involving sellers with Total Assets between $200 million and $500 million and sellers’ Tangible Equity ratios between 10.0% and 12.0% as of the most recent period prior to announcement (“Tangible Equity Peer Transactions”). BSP evaluated the 25th percentile, 75th percentile and median transaction multiples from those peer transactions, as shown in the table below.

	P/E (x), LTM EPS	P/TBV (%)	Price/ Assets (%)	Core Deposit Premium (%)

Asset Size Peers Median	20.2	142.9	13.6	5.9
Asset Size 25th Percentile	15.6	132.9	12.5	4.7
Asset Size 75th Percentile	25.0	156.1	16.8	7.3

Earnings Performance Peers Median	23.5	136.6	13.4	5.9
Earnings Performance 25th Percentile	18.2	117.1	12.5	3.7
Earnings Performance 75th Percentile	26.0	152.2	17.1	8.7

Asset Quality Peers Median	20.2	126.9	15.3	5.2
Asset Quality 25th Percentile	14.8	115.2	12.4	2.5
Asset Quality 75th Percentile	25.7	158.5	18.1	8.2

Tangible Equity Peers Median	20.1	136.6	14.2	5.9
Tangible Equity 25th Percentile	16.3	113.8	12.1	2.8
Tangible Equity 75th Percentile	24.8	155.1	17.0	8.7

No company used in the selected merger groups described above is identical to KeyWorth. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgements concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared.

Discounted Present Value Analysis – KeyWorth

BSP performed a discounted present value analysis to estimate a range of present values of KeyWorth’s projected 2018 terminal value, on a standalone basis, based upon management’s internal earnings and balance sheet forecast for 2015 through 2018. In determining the present value of KeyWorth’s common stock, BSP utilized a terminal value based on a range of terminal earnings multiples of 10x to 16x terminal year earnings and a range of terminal tangible book value multiples of 110% to 140% of terminal year tangible book value, respectively. The terminal value was then discounted to the present using an estimated discount rate range of 11% to 15%, chosen to reflect the risk of the current operating environment and the risk of KeyWorth based on BSP’s experience as a financial advisor.

As illustrated in the tables below, the range of total franchise values, on a present value basis, based on the assumptions regarding terminal earnings multiples and discount rates ranged from $31.8 million to $57.5 million.

The range of total franchise values, on a present value basis, based on the assumptions regarding terminal tangible book value multiples and discount rates ranged from $39.1 million to $56.3 million. Both of these ranges were less than the implied total transaction value on October 20, 2015, the date of the announcement of the merger.

Franchise Value	Terminal Tangible Book Multiples
	110%	120%	130%	140%
11%	44,240	48,262	52,284	56,306
12%	42,873	46,770	50,668	54,566
13%	41,560	45,338	49,116	52,894
14%	40,298	43,961	47,624	51,288
15%	39,084	42,638	46,191	49,744

Franchise Value	Terminal Earnings Multiples
	10.0	12.0	14.0	16.0
11%	35,943	43,132	50,320	57,509
12%	34,832	41,799	48,765	55,732
13%	33,765	40,518	47,272	54,025
14%	32,740	39,288	45,836	52,384
15%	31,754	38,105	44,456	50,807

BSP noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Selected Peer Group Analysis – Renasant

BSP used publicly available information to compare selected financial information for Renasant to a group of 19 publicly traded, liquid financial institutions that BSP deemed relevant for purposes of its analysis. The primary attributes that BSP used in selecting the peer banks was southeastern-based banks with Total Assets of $2.5 billion to $10.0 billion and average daily trading volume of more than 10,000 shares. BSP compared selected operating results at or for the 12 months ended June 30, 2015 and trading metrics based on the closing stock price on October 19, 2015 for Renasant to those of the peer group members. The results of the comparison are shown in the table below:

			Financial and Performance Figures						Trading Data
										Price/					Current Div. Yield (%)
Company Name	Ticker	State	Total Assets ($000)	NPAs/ Assets (%)	TCE Ratio (%)	ROAE (%)	NIM (%)	Eff’ncy Ratio (%)	ADV (shares)	LTM EPS (x)	2015E EPS (x)	2016E EPS (x)	MRQ TBV (%)	MRQ Assets (%)

Renasant Corp.	RNST	MS	5,899,190	1.30	7.78	8.64	4.10	61.6	143,870	17.7	16.4	14.3	249.2	18.7	1.85

Median			4,327,052	1.14	9.30	6.73	3.73	62.5	107,897	20.0	17.1	15.3	172.1	18.2	0.85
25th Percentile			3,337,623	0.70	8.46	5.10	3.49	57.6	81,251	17.5	15.9	13.9	159.9	15.8	0.52
75th Percentile			6,561,871	1.57	10.25	9.69	4.40	67.3	140,982	24.2	21.0	17.0	217.8	21.7	1.61

United Community Banks	UCBI	GA	8,246,303	1.18	9.69	9.45	3.31	57.2	289,733	17.5	16.0	14.2	159.5	16.4	1.11
South State Corp.	SSB	SC	8,084,984	0.71	8.56	9.04	4.68	62.5	85,850	20.9	18.6	16.9	282.5	23.0	1.29
Union Bankshares Corp.	UBSH	VA	7,497,706	0.69	9.30	6.19	4.01	62.5	127,178	19.0	17.0	15.3	172.1	15.6	2.89
Capital Bank Financial	CBF	FL	7,054,501	1.01	13.15	4.84	4.02	67.7	116,986	29.3	25.1	20.1	162.0	21.0	0.00
FCB Financial Holdings	FCB	FL	6,607,198	0.91	11.80	1.45	3.58	52.6	199,997	NM	17.3	14.5	172.6	22.4	0.00
Pinnacle Financial Partners	PNFP	TN	6,516,544	0.51	9.50	10.11	3.69	54.1	147,050	22.9	20.8	17.6	319.6	27.1	0.85
TowneBank	TOWN	VA	6,055,181	1.40	10.52	7.81	3.43	65.2	92,345	17.3	16.4	15.6	170.5	18.6	2.16
Ameris Bancorp	ABCB	GA	5,205,734	2.54	7.46	8.04	4.41	62.3	154,506	24.2	21.2	12.3	242.0	20.7	0.60
ServisFirst Bancshares	SFBS	AL	4,492,539	0.36	8.85	13.59	3.73	38.7	76,651	18.0	17.1	14.8	251.3	25.1	0.52
Yadkin Financial	YDKN	NC	4,327,052	0.92	9.16	6.73	4.43	59.4	88,596	20.0	15.5	13.7	183.3	18.2	1.60
BNC Bancorp	BNCN	NC	4,278,588	1.50	7.66	9.93	4.39	57.9	76,575	19.1	15.1	12.9	226.9	18.2	0.81
CenterState Banks	CSFL	FL	3,873,209	1.14	9.98	6.60	4.49	66.5	134,913	22.4	16.9	14.1	175.5	17.9	0.52
Cardinal Financial	CFNL	VA	3,765,274	0.03	9.65	12.25	3.49	56.3	120,103	16.3	15.8	15.8	208.7	20.4	1.79
Fidelity Southern Corp.	LION	GA	3,374,938	1.63	8.36	14.79	3.40	69.7	88,176	12.1	11.6	12.3	160.4	14.4	1.83
State Bank Financial	STBZ	GA	3,300,308	0.61	14.81	5.36	5.04	59.1	151,965	NM	29.3	17.1	155.1	24.0	1.23
Seacoast Banking Corp.	SBCF	FL	3,233,588	1.51	9.21	4.36	3.48	72.9	107,897	34.6	20.0	15.9	167.6	16.0	0.00
First Bancorp	FBNC	NC	3,211,519	2.83	8.24	6.63	4.22	67.0	31,844	14.7	14.0	13.3	139.2	12.1	1.62
HomeTrust Bancshares	HTBI	NC	2,783,114	1.92	12.62	2.12	3.64	75.3	64,798	46.3	31.9	30.4	108.8	14.0	0.00
Capital City Bank Group	CCBG	FL	2,654,144	3.28	7.29	3.17	3.35	84.7	21,095	30.3	30.6	22.7	141.6	10.4	0.75

No company used in the selected peer group analysis described above is identical to Renasant. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgements concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared.

Discounted Cash Flow Analysis – Renasant

BSP performed a discounted cash flow analysis to estimate a range of present values of after-tax cash flows that Renasant could provide to its shareholders through year-end 2018. BSP estimated the present value of the future stream of dividends that Renasant could produce through the end of 2018 and a terminal value of Renasant 2018 earnings and Tangible Common Equity based upon analyst mean estimates at the time for 2015 to 2017. In the absence of enough analyst projections for 2018, BSP assumed 10% EPS growth for Renasant in that period. BSP assumed Renasant’s current $0.68 annual dividend rate was held constant through 2018.

In determining the present value of Renasant’s common stock, BSP acknowledged Renasant’s trading multiple history to utilize a range of terminal earnings multiples of 17x to 20x terminal year earnings and a range of terminal tangible book value multiples of 235% to 265% of terminal year tangible book value, respectively. The terminal value was then discounted to the present using an estimated discount rate range of 11% to 15%, chosen to reflect the risk of the current operating environment and the risk of Renasant based on BSP’s experience as a financial advisor.

As shown below, the range of values per share of Renasant common stock, on a present value basis, based on the assumptions regarding terminal earnings multiples and discount rates ranged from $31.20 to $41.15. The range of values per share of Renasant common stock, on a present value basis, based on the assumptions regarding terminal tangible book value multiples and discount rates ranged from $28.62 to $36.21.

Per Share	Terminal Tangible Book Multiples
	235%	245%	255%	265%
11%	$32.30	$33.61	$34.91	$36.21
12%	$31.33	$32.59	$33.85	$35.12
13%	$30.39	$31.61	$32.84	$34.06
14%	$29.49	$30.67	$31.86	$33.05
15%	$28.62	$29.77	$30.92	$32.07

Per Share	Terminal Earnings Multiples
	17.0	18.0	19.0	20.0
11%	$35.23	$37.20	$39.18	$41.15
12%	$34.16	$36.08	$37.99	$39.90
13%	$33.14	$34.99	$36.85	$38.70
14%	$32.15	$33.95	$35.75	$37.54
15%	$31.20	$32.95	$34.69	$36.43

BSP noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Total Return Analysis

BSP evaluated the Total Return performance of Renasant stock versus certain other broader market indicators during several discrete periods. The results are shown in the tables below. BSP noted that past performance is not an indication of future results.

Conclusion

Based on the results of the various analyses described above, BSP concluded that the merger consideration to be received under the terms of the merger agreement is fair, from a financial point of view, to KeyWorth shareholders.

The opinion expressed by BSP was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets or the results of operations or material changes in the assets of KeyWorth or Renasant, could materially affect the assumptions used in preparing the opinion.

As described above, BSP’s opinion was among the many factors taken into consideration by KeyWorth’s board of directors in making its determination to approve the merger agreement. For purposes of rendering its opinion, BSP assumed that, in all respects material to its analyses:

•	the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or, if applicable, waived by the appropriate party. As of the date of this proxy statement, BSP has no reason to believe that any of these conditions will not be satisfied.

Compensation to BSP

BSP was paid a fee for providing KeyWorth’s board of directors with its fairness opinion, which was paid upon rendering of the opinion. BSP has also been paid certain fees for its services as KeyWorth’s financial advisor over the years and for this merger, and will receive a fee contingent upon closing. In addition, KeyWorth has agreed to indemnify BSP and its directors, officers and employees, from liability in connection with the merger, and to hold BSP harmless from any losses, actions, claims, damages, expenses or liabilities related to any of BSP’s acts or decisions made in good faith and in the best interest of KeyWorth. During the two years preceding the date of the opinion, BSP has provided advisory services to KeyWorth, for which it received compensation. During the two years preceding the date of the opinion, BSP did not provide advisory services to Renasant where compensation was received or that it contemplates will be received after closing of the merger.

Renasant’s Reasons for the Merger

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Renasant board of directors consulted with Renasant management, as well as Raymond James, its financial advisor, and Phelps Dunbar, LLP, its outside legal counsel, and considered a number of factors, including the following material factors:

•	each of Renasant’s and KeyWorth’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Renasant board of directors considered that the merger (1) will enhance its presence in the metro market of Atlanta, Georgia, with no existing overlap; (2) will increase Renasant’s core deposit base, an important funding source; (3) will provide Renasant with an experienced management team and quality bank branches in Atlanta; and (4) will provide Renasant with the opportunity to sell Renasant’s broad array of products to KeyWorth’s client base, thereby increasing non-interest income through enhanced fee-based services;

•	its understanding of the current and prospective environment in which Renasant and KeyWorth operate, including national and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Renasant both with and without the proposed transaction;

•	management’s expectations regarding cost synergies, accretion, dilution and internal rate of return that will ultimately be to the benefit of the combined company’s shareholders, including the expectations that:

•	Renasant will realize cost savings of approximately 25%, or approximately $2.5 million, on a pre-tax basis;

•	the transaction will be immediately accretive to earnings per share (excluding the impact of one-time merger-related expenses) and tangible book value per share; and

•	the transaction will have an internal rate of return of approximately 19%;

•	its review and discussions with Renasant’s management concerning the due diligence examination of KeyWorth;

•	the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•	management’s expectation that Renasant will retain its strong capital position upon completion of the transaction, with regulatory capital ratios exceeding “well-capitalized” requirements and a tangible common equity ratio of approximately 7.5% after restructuring charges;

•	the financial and other terms of the merger agreement, including the fixed exchange ratio, tax treatment and deal protection and termination fee provisions, which it reviewed with Raymond James and Phelps Dunbar, LLP; and

•	the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

In its deliberations, Renasant’s board of directors also considered a variety of risks associated with the merger agreement and the merger, including the following (not in any relative order of importance):

•	the risk that potential benefits and cost synergies and other savings sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of KeyWorth’s business, operations and workforce with those of Renasant;

•	the significant risks and costs involved in connection with entering into and completing the merger, or failing to complete the merger in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals, such as the risks and costs relating to diversion of management and employee attention, potential employee attrition, and the potential effect on business and customer relationships; and

•	the possibility of litigation in connection with the merger.

The foregoing discussion of the information and factors considered by the Renasant board of directors is not intended to be exhaustive, but includes the material factors considered by the Renasant board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Renasant board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Renasant board of directors considered all these factors as a whole, including discussions with, and questioning of, Renasant’s management and Renasant’s financial advisor and outside legal counsel, and overall considered the factors to be favorable to, and to support, its determination.

It should be noted that this discussion of the information and factors considered by the Renasant board of directors in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Note Regarding Forward-Looking Statements.”

Renasant Bank’s Board of Directors Following Completion of the Merger

Upon completion of the merger, the directors constituting Renasant Bank’s board of directors will stay the same. Information about the current directors and senior executive officers of Renasant Bank, who are the same as the directors and executive officers of Renasant, can be found in the documents under the heading “Renasant SEC Filings” in the section entitled “Where You Can Find More Information” on page ●. In addition, there will be no change to Renasant’s board of directors as a result of the merger.

Interests of Certain KeyWorth Directors and Executive Officers in the Merger

When considering the recommendation of the board of directors of KeyWorth to approve the merger agreement, shareholders should be aware that the executive officers and non-employee members of the board of directors of KeyWorth may have interests in the merger that are different from, or in addition to, those of KeyWorth shareholders generally, which may create potential conflicts of interest. The KeyWorth board of directors was aware of and considered these interests, among other matters, in reaching its decision to approve the merger agreement. The interests of the KeyWorth board members and its executive officers include the interests described in this section.

Warrants. Immediately prior to the effective time of the merger, each outstanding warrant to purchase common stock of KeyWorth (whether or not exercisable) will be converted to the right to receive a cash payment equal to (1) the total number of shares subject to such warrant multiplied by (2) the difference between $15.00 and the exercise price of each warrant ($10.00 per share). Certain executive officers and non-employee directors of KeyWorth hold outstanding warrants. The aggregate amounts payable to warrant holders (assuming no outstanding warrant is exercised prior to closing) are as follows:

	Number of warrants issued	Aggregate warrant consideration
Raymond B. Bachman	12,882	$64,410
Robert E. Binion	12,953	$64,765
C. Peyton Day	56,435	$282,175
Dexter R. Floyd	40,624	$203,120
Patrick Henry	28,765	$143,825
Charles Machemehl, III	36,671	$183,355
James F. Pope	20,859	$104,295
Russell S. Reece	12,953	$64,765
William Stark, Jr.	28,765	$143,825

Stock Options. Immediately prior to the effective time of the merger, each unvested option granted under the 2007 Stock Incentive Plan will vest in full, without any action on the part of a holder thereof. Each outstanding option will then be converted to the right to receive a cash payment equal to (1) the total number of shares subject to such option multiplied by (2) the difference between $15.00 and the exercise price of each option, less applicable tax withholdings. Outstanding options with an exercise price greater than $15.00 will be cancelled and forfeited, in their entirety, without compensation.

Each of our executive officers holds vested and unvested options, all of which have an exercise price of less than $15.00. The aggregate amounts payable to executive officers (prior to withholding and assuming no options are exercised prior to closing) if all options are cashed out at closing are as follows:

	Number of options issued	Aggregate option consideration
James F. Pope	185,000	$925,000
Neil Stevens	75,500	$377,500
Paul Kirtley	59,000	$295,000

Supplemental Executive Retirement Agreements. KeyWorth maintains Supplemental Executive Retirement Agreements with Messrs. Pope, Stevens, and Kirtley (collectively, the “SERPs”). The SERPs provide for monthly installment payments in a defined amount to be paid upon the executive’s early or normal retirement (as defined in the SERPs). In addition, if within twelve months following a change in control (as defined in the SERPs), the executive either is (1) terminated without cause (as defined in the executive’s employment agreement) or (2) voluntarily resigns, then he will receive a lump sum payment equal to the present value of his normal retirement benefit, payable within 30 days following the executive’s qualifying separation. As of the closing date, the SERPS will be terminated and liquidated. As of the date of this document, the estimated present value of the payments to each executive is as follows: Mr. Pope will receive $1,795,515; Mr. Kirtley will receive $789,816, and Mr. Stevens will receive $554,596.

Employment Agreements with KeyWorth. Messrs. Pope, Stevens, and Kirtley currently have employment agreements with KeyWorth that provide for cash payments in the event of a qualifying termination of employment in connection with a change in control. If the executive is terminated without “cause” or resigns for “good reason,” either occurring within 12 months following a “change in control” (as such terms are defined in the employment agreement), then he would be entitled to receive a lump sum payment in amount equal to a multiple (Mr. Pope, 2.99x and Messrs. Stevens and Kirtley, 2x) of the sum of (1) his then-current base salary and (2) the average of his annual bonuses for the three calendar years prior to his termination. As of the closing date, the employment agreements will be terminated, and each executive will be entitled to the payments described above as if he experienced a qualifying termination of employment in connection with a change in control. As of the date of this document, the estimated value of the payments to each executive is as follows: Mr. Pope will receive $1,105,432; Mr. Stevens will receive $515,637; and Mr. Kirtley will receive $491,456. Payment of these amounts is conditioned upon each executive signing a waiver and release in favor of KeyWorth and its successor entity (Renasant).

Each of the employment agreements contains a “best net” provision, pursuant to which aggregate payments made in connection with the merger will be valued in accordance with Code Section 280G and either be (1) reduced to the limit imposed under Section 280G of the Code, minus $1.00, to avoid an excise tax liability, or (2) paid in full such that the executive will incur and pay the excise tax, to the extent he would be in a better position financially than he would have been had the payments been reduced to the limit imposed under Code Section 280G. Payments that must be aggregated include payments in respect of the options, the SERPs and the employment agreements. As of the date of this proxy statement/prospectus, we expect that the payments made to each executive will be reduced to the extent necessary to avoid the imposition of the excise tax.

Employment Agreements with Renasant. Messrs. Pope and Stevens have entered into employment agreements with Renasant Bank, which become effective if and when the closing occurs. Mr. Kirtley has not entered into an employment agreement with Renasant or any of its affiliates. The terms of the employment agreements with Messrs. Pope and Stevens are summarized below:

•	Mr. Pope will be employed as the Chairman of the Atlanta Metro Market and will receive a base salary of $300,000. Mr. Stevens will be employed as the President of the Atlanta Metro Market and will receive a base salary of $230,000.

•	The agreements have a two-year initial term commencing as of the effective time of the merger. Thereafter, the agreements are automatically renewed for successive one-year terms unless either the executive or the bank provides written notice that the agreement will not be renewed.

•	Each executive is eligible for additional compensation under Renasant Bank’s annual cash bonus plan and long-term equity incentive plan. In addition, certain transportation reimbursements and vacation benefits will be provided.

•

In the event either executive is “constructively terminated” or is terminated without “cause” (as such terms are defined in the agreements), then he will be entitled to receive (1) a lump sum cash payment in an amount equal to his base compensation for the remainder of the employment term; and (2) any incentive bonus accrued for Renasant Bank’s fiscal year preceding the year in which termination occurs, to the extent not then paid. In the event either executive is terminated for cause, he will not be entitled to any payments other than those accrued and payable by law.

•	The employment agreements contain confidentiality and trade secret covenants that apply during employment and at all times following termination. The agreements also impose covenants regarding non-solicitation of customers and employees and non-competition covenants that apply during employment and the one-year period following termination.

Regulatory and Third-Party Approvals

Completion of the merger is subject to prior receipt of all approvals and consents required to be obtained from applicable governmental and regulatory authorities. Renasant and KeyWorth have agreed to cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to make all requisite regulatory filings and to obtain any necessary permits, consents, approvals or authorizations of governmental entities necessary to consummate the transactions contemplated by the merger agreement as soon as practicable.

There can be no assurance that regulatory approvals will be obtained, that such approvals will be received on a timely basis, or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of Renasant or KeyWorth following completion of the merger. There can likewise be no assurance that any state attorney general or other domestic regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger. See “The Merger Agreement—Conditions to the Completion of the Merger” on pages ● through ● of this proxy statement/prospectus.

FDIC Approval. The merger of KeyWorth with and into Renasant Bank is subject to the prior approval of the FDIC pursuant to Section 18(c) of the Federal Deposit Insurance Act, as amended, and related federal regulations. Renasant Bank has filed an application for approval with the FDIC, but this application is still pending. In reviewing the transactions under applicable statutes and regulations, the FDIC will consider, among other factors, the competitive impact of the merger. The FDIC will also consider the financial and managerial resources of the financial institutions and the convenience and needs of the communities to be served as well as the effectiveness of the financial institutions in combatting money-laundering activities. Furthermore, the FDIC will take into consideration the extent to which the proposed acquisition would result in greater or more concentrated risks to the stability of the United States banking or financial system. In connection with its review, the FDIC will provide an opportunity for public comment on the application for the merger and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Under the Community Reinvestment Act of 1977, as amended, the FDIC must take into account the record of performance of each of KeyWorth and Renasant in meeting the credit needs of the entire communities, including low-income and moderate-income neighborhoods served by them. As of their last respective examination, KeyWorth was rated “satisfactory” and Renasant was rated “satisfactory”.

State Bank Regulatory Approvals. Renasant has filed or will file applications for approval or notices with the Mississippi Department of Banking and Consumer Finance and the Georgia Department of Banking and Finance with respect to the merger. In reviewing the merger of the banks, the department will take competitive considerations into account, as well as the capital adequacy, the quality of management and earnings prospects (in terms of both quality and quantity).

Other Applications and Notices. Other applications and notices are being filed with various regulatory authorities and self-regulatory organizations in connection with the merger.

Renasant and KeyWorth are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. Renasant and KeyWorth intend to seek any other approval and to take any other action that may be required to complete the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the meeting.

If the approval of the merger by any of the authorities mentioned above is subject to compliance with any conditions, there can be no assurance that the parties or their subsidiaries will be able to comply with such conditions or that compliance or non-compliance will not have adverse consequences for the combined company after consummation of the merger. See “The Merger Agreement—Reasonable Best Efforts” beginning on page ● below for a discussion of Renasant’s rights if any regulatory approval is subject to a “burdensome condition.” The parties believe that the proposed merger is compatible with such regulatory requirements.

Third-Party Approvals. The merger is conditioned upon the receipt of all consents and approvals of third parties with respect to specified agreements, such as real property leases, unless the failure to obtain any such consent or approval would not reasonably be expected to have a material adverse effect on Renasant or KeyWorth. Pursuant to the merger agreement, Renasant and KeyWorth have agreed to use their reasonable best efforts to obtain all consents, approvals and waivers from third parties necessary in connection with the completion of the merger.

Public Trading Markets

Renasant common stock trades on Nasdaq under the symbol “RNST.” The newly issued Renasant common stock issuable pursuant to the merger agreement will be listed on Nasdaq, subject to notice of issuance.

Dissenters’ Rights

KeyWorth is a Georgia bank, and under Section 7-1-537 of the Financial Institutions Code of Georgia, holders of KeyWorth common stock who desire to object to the merger and to receive the fair value of their KeyWorth common stock in cash, referred to as “dissenting shareholders,” may do so by complying with the provisions of Georgia law pertaining to the exercise of dissenters’ rights. Section 7-1-537 of the Financial Institutions Code of Georgia provides that a dissenting shareholder of a Georgia bank has the same rights and remedies as a dissenting shareholder of a corporation incorporated under Georgia law. Accordingly, the following discussion addresses the provisions of the Georgia Business Corporation Code, or the GBCC, relating to dissenters’ rights, which provisions are contained in Article 13 of the GBCC, Sections 14-2-1301 through 14-2-1332.

THE FOLLOWING IS INTENDED AS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE GBCC REQUIRED TO BE FOLLOWED BY A HOLDER OF KEYWORTH COMMON STOCK IN ORDER TO PROPERLY DISSENT FROM THE MERGER AND PERFECT THE SHAREHOLDER’S DISSENTERS’ RIGHTS. THIS SUMMARY, HOWEVER, IS NOT A COMPLETE STATEMENT OF ALL APPLICABLE REQUIREMENTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ARTICLE 13 OF THE GBCC, THE FULL TEXT OF WHICH APPEARS AS ANNEX C OF THIS PROXY STATEMENT/PROSPECTUS.

This proxy statement/prospectus constitutes notice to holders of KeyWorth common stock of the applicable statutory provisions of Article 13 of the GBCC. Any KeyWorth shareholder who wishes to assert his or her dissenters’ rights or who wishes to preserve his or her right to do so should review the following discussion and Annex C carefully. If a shareholder fails to comply timely and properly with the procedures discussed below and specified in Article 13, the shareholder will lose his or her dissenters’ rights under Georgia law. Persons having beneficial interests in KeyWorth common stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Georgia law to exercise their dissenter’s rights.

A holder of KeyWorth common stock is entitled to dissent and obtain payment in cash for the “fair value” of his or her shares. Article 13 of the GBCC defines “fair value” to mean the value of the dissenting shares immediately before the consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger. In order to exercise his or her dissenters’ rights with respect to the merger, a KeyWorth shareholder must:

•	deliver to KeyWorth, before the vote to approve the merger proposal is taken at the special meeting, written notice of his or her intent to demand payment of the fair value of his or her shares of KeyWorth common stock if the merger is consummated; and

•	not vote, or cause or permit to be voted, any of his shares of KeyWorth common stock in favor of the merger proposal.

A KeyWorth shareholder who does not satisfy both of these requirements is not entitled to payment for his or her shares under Georgia law. Please note that, if you return a signed proxy but fail to provide voting instructions, your shares will be deemed to have been voted in favor of the merger proposal. As a result, you will not be entitled to assert dissenters’ rights.

Assuming KeyWorth shareholders approve the merger proposal, KeyWorth must send to each shareholder who has perfected dissenters’ rights in accordance with the steps explained above a written dissenters’ notice no later than 10 days after the merger is completed. The dissenters’ notice will state where a dissenting shareholder must send his or her payment demand described in the next paragraph and where and when stock certificates for dissenting shares must be deposited. It will also set the deadline by which KeyWorth must receive the payment demand (this deadline may not be fewer than 30 nor more than 60 days after the date KeyWorth delivers the dissenters’ notice). A copy of Article 13 of the GBCC will be included with KeyWorth’s dissenters’ notice.

After receiving the dissenters’ notice, a dissenting shareholder must make a first payment demand for his or her shares by written notice to KeyWorth and deposit his or her stock certificates, each in accordance with the terms of the written dissenters’ notice received from KeyWorth. If a dissenting shareholder fails to submit a first payment demand or to deposit his or her shares in accordance with the procedures set forth in the dissenters’ notice from KeyWorth, such dissenting shareholder will lose his or her rights to dissent and shall not be entitled to payment under Article 13 of the GBCC. Instead, he or she will receive the merger consideration.

Within ten days of the later of the closing of the merger or KeyWorth’s receipt of the first payment demand, KeyWorth (or Renasant, as its successor) must offer to pay the dissenting shareholders who have complied with the provisions of Article 13 of the GBCC the amount KeyWorth (or its successor) estimates to be the fair value of the dissenting shareholders’ shares, plus accrued interest. The offer of payment must be accompanied by:

•	recent KeyWorth financial statements;

•	a statement of KeyWorth’s estimate of the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenting shareholder’s right to demand payment of a different amount if the dissenting shareholder is dissatisfied with the offer; and

•	a copy of Article 13 of the GBCC.

If a dissenting shareholder accepts KeyWorth’s offer by providing written notice to KeyWorth within 30 days after the date the offer is made, or if he or she fails to respond at all to KeyWorth’s offer within this 30-day period, KeyWorth (or its successor) must make payment for the dissenting shareholder’s shares within 60 days after the later of the date KeyWorth (or its successor) made the offer of payment or the date on which the merger occurs.

If we have not completed the merger within 60 days after the first payment demand and the deposit of stock certificates, KeyWorth must return the deposited stock certificates. If we complete the merger after the return of stock certificates, KeyWorth must send a new dissenters’ notice and repeat the payment demand procedure described above.

A dissenting shareholder may make a second payment demand to KeyWorth in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due if the dissenting shareholder is dissatisfied with KeyWorth’s offer of payment of fair value or the merger does not occur and KeyWorth does not return the deposited certificates within the required 60-day period. This second payment demand must be made within 30 days after the date KeyWorth (or its successor) makes its offer, or the dissenting shareholder will be deemed to have waived his or her right to demand payment of a different amount than that offered by KeyWorth (or its successor) and to have accepted the amount offered by KeyWorth (or its successor).

If a dissenting shareholder’s second payment demand is unsettled 60 days after receipt by KeyWorth (or its successor), KeyWorth (or its successor) shall commence a nonjury equitable valuation proceeding in the Superior Court of Fulton County, Georgia, to determine the fair value of the shares and accrued interest. All dissenting shareholders whose second payment demands remain unsettled will be made parties to this proceeding. In the valuation proceeding, the court will fix a value of the shares and may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. The costs of the appraisal proceeding (including the costs of any appraisers the court appoints) will be assessed against KeyWorth (or its successor), except that some of these costs may be assessed against a dissenting shareholder if the court finds the dissenters acted arbitrarily, vexatiously or not in good faith. The court also has the power to assess attorneys’ fees against KeyWorth, if it does not substantially comply with the requirements of Article 13, or against a dissenting shareholder, if such shareholder acted arbitrarily, vexatiously or not in good faith. If KeyWorth (or its successor) does not commence this proceeding within 60 days after receiving a dissenting shareholder’s second payment demand, it must pay each dissenting shareholder whose second payment demand remains unsettled the amount demanded by each dissenting shareholder in his or her second payment demand.

Any KeyWorth shareholder who has duly asserted dissenters’ rights in compliance with Section 7-1-537 of the Financial Institutions Code of Georgia and Article 13 of the GBCC will not, after the consummation of the merger, be entitled to vote such shares for any purpose or be entitled to the payment of dividends or other distributions on those shares.

Any shareholder who properly asserts dissenters’ rights but then fails to perfect, or effectively withdraws such assertion or loses, such rights will have his or her shares converted into the right to receive the consideration receivable with respect to such dissenting shares in accordance with the merger agreement.

Accounting Treatment of the Merger

Renasant will account for the merger using the purchase method of accounting, with Renasant as the acquiror. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of KeyWorth will be recorded, as of completion of the merger, at their respective fair values and added to those of Renasant. Any excess of the purchase price over fair values will be recorded as goodwill. Consolidated financial statements and reported results of operations of Renasant issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of KeyWorth.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This description does not purport to be complete and is qualified in its entirety by reference to the agreement and plan of merger, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. This summary may not contain all of the information about the merger agreement that may be important to you. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Terms of the Merger

Each of the Renasant board of directors and the KeyWorth board of directors has unanimously approved the merger agreement, which provides for the merger of KeyWorth with and into Renasant Bank. Renasant Bank will be the surviving banking association in the merger.

The Renasant Bank Charter of Incorporation and Bylaws as in effect immediately prior to the completion of the merger will be the charter of incorporation and bylaws of the surviving bank. As described in “The Merger—Renasant Bank’s Board of Directors Following Completion of the Merger,” the board of directors of Renasant Bank immediately prior to the effective time of the merger will be the surviving bank’s board of directors after the merger. Each of Renasant Bank’s officers immediately prior to the effective time of the merger will be the officers of the surviving bank from and after the merger. James F. Pope, KeyWorth’s Chief Executive Officer, will serve as Chairman of Renasant Bank’s Atlanta Metro Division. Neil Stevens, KeyWorth’s President and Chief Operating Officer, will serve as Atlanta Division Metro President for Renasant Bank.

Effective Time of the Merger

The merger will be completed no later than the fifth business day, or such later date as the parties mutually agree, following the receipt of all necessary approvals and consents of all governmental entities, the expiration of all statutory waiting periods and the satisfaction or waiver of all other conditions to the merger set forth in the merger agreement. See “Conditions to the Completion of the Merger” below. Articles of Merger to be filed with the Mississippi Commissioner of Banking and Consumer Finance and thereafter with the Mississippi Secretary of State as required under the laws of Mississippi and with the Georgia Department of Banking and Finance as required under the laws of Georgia will establish the effective time of the merger. It is currently anticipated that the completion of the merger will occur in the first quarter of 2016, subject to the receipt of the approval of KeyWorth’s shareholders, regulatory approvals and the satisfaction of other customary closing conditions, but neither Renasant nor KeyWorth can guarantee when or if the merger will be completed.

Merger Consideration; Treatment of KeyWorth Stock Options, Warrants and Other Equity-Based Awards

General. Each share of KeyWorth common stock issued immediately prior to the completion of the merger, except for shares of KeyWorth common stock held by KeyWorth in its treasury, shares owned by Renasant or any subsidiary of Renasant (other than shares held in trust accounts, managed accounts, mutual funds and the like or otherwise in a fiduciary or agency capacity or as a result of debts previously contracted) and shares held by dissenting shareholders, will be converted into the right to receive 0.4494 of a share of Renasant common stock, which we refer to herein as the exchange ratio. If the number of shares of common stock of Renasant or KeyWorth changes before the merger is completed because of a reclassification, recapitalization, stock dividend, stock split, reverse stock split or similar event, then a proportionate adjustment will be made to the exchange ratio.

Fractional Shares. Renasant will not issue fractional shares of its common stock in connection with the merger. Instead, Renasant will make a cash payment (without interest) to each KeyWorth shareholder who would otherwise have received a fractional share of Renasant common stock. The amount of this cash payment will equal the product of the fraction of a share of Renasant common stock otherwise issuable to such shareholder by the closing sale price of a share of Renasant common stock as reported on Nasdaq as of the end of the last trading day prior to the effective time of the merger.

Stock Options and Warrants. The merger agreement provides that, upon completion of the merger, each in-the-money stock option or similar right to purchase KeyWorth common stock granted under KeyWorth’s 2007 Stock Incentive Plan or otherwise and each warrant to purchase shares of KeyWorth’s common stock will vest in full and be converted into the right to receive a cash payment. The amount of this cash payment will be equal to (1) the total number of shares subject to such stock option or warrant multiplied by (2) the difference between $15.00 and the exercise price of the option or warrant, less applicable tax withholdings. Out-of-the-money KeyWorth stock options or warrants will be cancelled for no consideration.

Conversion of Shares; Exchange of Certificates

The conversion of KeyWorth common stock into the right to receive the merger consideration will occur automatically upon completion of the merger. Renasant and Renasant Bank have appointed as exchange agent under the merger agreement Renasant’s transfer agent, Computershare, Inc., which we refer to herein as the exchange agent. As promptly as practicable after the completion of the merger, the exchange agent will mail a letter of transmittal to each holder of KeyWorth common stock (other than shares held by shareholders who have exercised and maintained their dissenters’ rights) at the effective time of the merger. This mailing will contain instructions on how to surrender KeyWorth common stock certificates in exchange for the applicable merger consideration. KeyWorth shareholders should not send in their stock certificates until they receive the letter of transmittal and instructions.

Upon surrender to the exchange agent of the certificate(s) representing his or her shares of KeyWorth common stock, accompanied by a properly completed letter of transmittal, a KeyWorth shareholder will be entitled to receive after the effective time of the merger the merger consideration (including any cash in lieu of fractional shares). Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive, without interest, the merger consideration (including any cash in lieu of fractional shares) and any dividends or distributions to which such holder is entitled pursuant to the merger agreement.

If a certificate for KeyWorth common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit of that fact by the claimant and, if required by Renasant or the exchange agent, the posting of a bond in such amount as Renasant or the exchange agent determines is reasonably necessary as indemnity.

Each of Renasant and the exchange agent will be entitled to deduct and withhold from the cash in lieu of fractional shares payable to any holder of KeyWorth common stock the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If Renasant or the exchange agent withholds any amounts, these amounts will be treated for all purposes as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions

Until shares of KeyWorth common stock represented by certificates are surrendered for exchange, any dividends or other distributions with a record date on or after the effective time of the merger with respect to Renasant common stock into which shares of KeyWorth common stock have been converted will accrue but will not be paid. Renasant will pay to former KeyWorth shareholders any unpaid dividends or other distributions with respect to Renasant common stock, without interest and less any taxes withheld, only after they have duly surrendered their KeyWorth shares.

KeyWorth has agreed that, prior to the completion of the merger, it will not declare or pay any dividend or distribution on its stock, other than regular quarterly cash dividends on its common stock not in excess of $0.03 per share per quarter with record and payment dates consistent with past practice. KeyWorth will not declare a dividend with respect to the quarter in which the merger is expected to be completed unless such completion date is after the record date for the dividend.

Representations and Warranties

The representations, warranties and covenants by Renasant, Renasant Bank and KeyWorth described below and included in the merger were made only for purposes of the merger agreement and as of specific dates. These representations, warranties and covenants were made solely for the benefit of KeyWorth, Renasant and Renasant Bank; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. You are not a third-party beneficiary under the merger agreement and in reviewing the representations, warranties and covenants contained in the merger agreement, as described below, it is important to bear in mind that such representations, warranties and covenants or any descriptions were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of Renasant, Renasant Bank, KeyWorth or any of their respective subsidiaries or affiliates. Such representations and warranties are not intended to amend, supplement or supersede any statement contained in any reports or documents filed by Renasant with the SEC. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Renasant’s public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in this proxy statement/prospectus and in the reports, statements and filings that Renasant publicly files with the SEC. See “Where You Can Find More Information” on page ●.

Each of Renasant and KeyWorth has made customary representations and warranties related to their businesses regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	financial statements and the absence of undisclosed liabilities;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	the absence of certain changes or events;

•	legal proceedings;

•	compliance with applicable laws and permits;

•	tax matters, including that KeyWorth, Renasant or any of Renasant’s subsidiaries have not taken or agreed to take any action that might cause the merger not to constitute a “reorganization” under Section 368(a) of the Code or impede or delay the receipt of regulatory approval;

•	employee benefit matters;

•	broker’s fees payable in connection with the merger;

•	deposit insurance and other bank regulatory matters;

•	Community Reinvestment Act compliance; and

•	the receipt of an opinion of its financial advisor.

The merger agreement includes additional representations of KeyWorth regarding, among other things:

•	its employees and labor matters;

•	real and personal property and insurance matters;

•	environmental matters;

•	matters relating to loans, the allowance for loan losses and other real estate owned;

•	its internal control over financial reporting;

•	its risk management instruments;

•	its investment securities and bank-owned life insurance;

•	intellectual property matters;

•	inapplicability of state takeover laws; and

•	transactions with affiliates.

The merger agreement includes additional representations of Renasant regarding, among other things:

•	its subsidiaries;

•	compliance with Nasdaq rules;

•	SEC reports;

•	certain material contracts;

•	its loss-share agreements with the FDIC;

•	its disclosure controls and procedures; and

•	its holding of capital sufficient to complete the merger.

None of the parties’ representations and warranties in the merger agreement survive the effective time of the merger.

Material Adverse Effect

Certain representations and warranties of Renasant and KeyWorth are qualified as to a “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to Renasant or KeyWorth, means any change, state of facts, circumstance, event or development that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of KeyWorth or Renasant and its subsidiaries, as applicable, taken individually or as a whole. In determining whether a material adverse effect has occurred or would reasonably be expected to occur, Renasant and KeyWorth will disregard:

(1)	any effects resulting from the impact of (a) any action by KeyWorth or Renasant or any of Renasant’s subsidiaries taken with the prior written consent of the other party or required expressly by the merger agreement or (b) any action not taken by KeyWorth or Renasant or any of Renasant’s subsidiaries to the extent taking such action is expressly prohibited by the merger agreement without the prior written consent of the other party and such consent has not been given;

(2)	changes in laws or interpretations thereof that are generally applicable to the banking industry;

(3)	changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally;

(4)	expenses incurred in connection with the merger agreement and the merger, including payments to be made pursuant to employment and severance agreements and the termination of benefit plans;

(5)	changes attributable to or resulting from changes that are the result of factors generally affecting financial institutions, including changes in interest rates;

(6)	changes in general economic, market, political or regulatory conditions in the United States;

(7)	the failure to meet earnings projections or internal financial forecasts and, as to Renasant, changes in the trading price of Renasant’s common stock but, as to any of the foregoing, not including the causes thereof;

(8)	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or

(9)	the impact of the announcement of the merger and the other transactions contemplated by the merger agreement.

With respect to items (2), (3), (5), (6) and (8) above, a material adverse effect on KeyWorth or Renasant, as the case may be, will be deemed to exist if the effect on the party is disproportionate to the effect that the relevant item has on financial institutions or their holding companies generally.

The representations and warranties of KeyWorth are generally contained in Article 3 of the merger agreement. The representations and warranties of Renasant and Renasant Bank are generally contained in Article 4 of the merger agreement.

Covenants and Agreements

KeyWorth has agreed that, prior to the effective time of the merger, it will conduct its business only in the ordinary course consistent with past practice and prudent banking practices. KeyWorth must use its commercially reasonable efforts to maintain and preserve intact its business organization, rights, franchises and other authorizations issued by governmental entities and its current relationships with customers, regulators, employees and others. Renasant and Renasant Bank also agreed to conduct their business in the ordinary course consistent with past practices and to maintain their franchise and relationships, except to the extent a change would not have a material adverse effect on Renasant. In addition to these general covenants, KeyWorth has agreed to notify Renasant and Renasant Bank as promptly as practicable if it makes or acquires any loan, issues any commitment (including the renewal or extension of any existing commitment) or amends or restructures any existing loan relationship where KeyWorth’s total exposure to the borrower and its affiliates is or would be in excess of $2 million.

Each of Renasant and KeyWorth has undertaken customary covenants that place restrictions on KeyWorth, Renasant and Renasant’s subsidiaries until the completion of the merger. Each of Renasant, Renasant Bank and KeyWorth has agreed not to, and Renasant will not permit its subsidiaries to:

•	knowingly take any action or knowingly fail to take any action that would be reasonably expected to adversely affect or delay its ability to perform its respective covenants and agreements on a timely basis under the merger agreement or to consummate the transactions contemplated by the merger agreement;

•	knowingly take any action or knowingly fail to take any action that could reasonably be expected to result in any of its representations and warranties contained in the merger agreement not being true and correct in any material respect at the effective time;

•	knowingly take any action that would be reasonably expected to adversely affect or delay its ability to obtain any necessary regulatory approvals, consents or waivers with respect to the merger or that could reasonably be expected to result in any such approvals, consents or waivers containing any condition or restriction that would materially impair the value of the merger;

•	change any provision of its articles of incorporation or bylaws or comparable organizational document;

•	change its financial accounting or tax reporting methods or systems of internal accounting controls or revalue in any material respect any of its assets (including writing off notes or accounts receivable), except in each case insofar as may have been required by a change in generally accepted accounting principles as concurred in by its independent accounts; or

•	agree to take, make any commitment to take, or adopt board resolutions in favor of any of the actions restricted under the merger agreement.

In addition to the general covenants above, KeyWorth has also agreed that, subject to specified exceptions and except with respect to all reasonable activities reasonably necessary to effectuate the opening of a branch in Marietta, Georgia and consistent with KeyWorth’s past practices in opening branches or with Renasant’s prior written consent (or deemed consent, as provided in the merger agreement), KeyWorth will not, among other things, undertake any of the following actions:

•	except for the issuance of KeyWorth common stock pursuant to the present terms of the outstanding KeyWorth stock options, KeyWorth equity incentive plans and KeyWorth warrants, (1) change the number of shares of its authorized or issued stock, (2) issue or grant (or commit to issue or grant) any shares of its stock or other equity interests, as applicable, or any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to its authorized or issued stock or other equity interests, as applicable, any security convertible into shares of such stock or other equity interests, as applicable, or any stock or equity appreciation right, restricted unit or other equity-based compensation, (3) split, combine or reclassify any shares of its stock or other equity interests, as applicable, (4) redeem, purchase or otherwise acquire any shares of its stock or other equity interests, as applicable, or (5) enter into any agreement, undertaking or arrangement with respect to the sale or voting of its stock or other equity interests, as applicable;

•	subject to certain exceptions relating to actions within the ordinary course of KeyWorth’s business, incur any indebtedness for borrowed money or assume or guarantee the long-term indebtedness of a third party;

•	declare or pay any dividends or other distributions on any shares of its stock, except as set forth above in “The Merger Agreement—Dividends and Distributions”;

•	except as required under applicable law or as contemplated by the merger agreement, enter into, establish, adopt, amend, modify, renew or terminate a KeyWorth employee benefit plan or grant or accelerate the vesting of any equity-based award;

•	except as contemplated by the merger agreement, (1) grant any severance or termination pay to, or enter into any employment, consulting, compensation or retention agreement with, any of its directors, officers, employees or consultants, (2) grant any salary increase or increase employee benefits except in the ordinary course of business consistent with past practice (and subject in any case to a 3.0% cap on increases), (3) hire, transfer, promote or terminate any employee who has a target annual compensation of $60,000 or more or (4) pay any bonus of any kind or amount to any director, officer, employee or consultant except in the ordinary course of business consistent with past practice;

•	sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, except for sales of loans and other real estate owned in the ordinary course of business (a sale of a loan or of other real estate owned for less than 90% of its carrying value or appraised value, as applicable, will not be considered to have occurred in the ordinary course) or as required by contracts or agreements in force;

•	pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business and consistent with past practice;

•	make, or commit to make, any capital expenditures in excess of $100,000 in the aggregate, other than pursuant to binding commitments existing on the date of the merger agreement and expenditures necessary to maintain existing assets in good repair;

•	permit the commencement of any construction of new structures or facilities upon, or purchase or lease, any of its real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office;

•	enter into any new line of business or materially change its lending, deposit, investment, underwriting, pricing, originating, acquiring, selling, servicing, hedging, risk and asset-liability management and other material banking or operating policies in any material respect other than as required by law or regulatory agreement;

•	make, change or revoke any material tax election, change an annual tax accounting period or adopt or change any tax accounting method, file any amended tax return or settle or compromise any tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes;

•	engage in any transaction with any of its “affiliates” other than in the ordinary course of business and in compliance with Regulation O;

•	enter into any leveraged arbitrage programs, any futures contract, option or other agreement, or take any action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

•	(1) materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, (2) invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or (3) purchase or otherwise acquire any debt security with a remaining term as of the date of such purchase or acquisition of greater than five years for KeyWorth’s own account;

•	(1) acquire direct or indirect control over any business or other entity, whether by stock purchase, merger, consolidation or otherwise, including the incorporation or organization of any subsidiary, or (2) with certain exceptions, make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person or entity; or

•	(1) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $75,000 individually or $150,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (2) agree or consent to the issuance of any judgment, order, writ, decree or injunction restricting or otherwise affecting its business or operations.

No Solicitation of Other Offers

The merger agreement provides, subject to limited exceptions described below, that KeyWorth will not, and will not authorize its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, any of the following actions:

•	solicit, initiate, or knowingly facilitate or encourage (including by way of furnishing information or assistance), or take any other action designed to solicit, initiate, facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to any acquisition proposal, which is defined in the next paragraph;

•	participate in any discussions, negotiations or communications regarding any acquisition proposal; or

•	provide any confidential or nonpublic information or data to any person relating to an acquisition proposal.

KeyWorth has also agreed not to release any third party from, or to waive any provisions of, any confidentiality or standstill agreements to which it is a party with respect to any acquisition proposal. Finally, KeyWorth was required under the merger agreement to immediately cease, and cause its officers, directors, employees and representatives to cease, any discussions or negotiations with any other party regarding an acquisition proposal, and if requested by Renasant, KeyWorth must request the return and destruction of all confidential information provided to any third person.

For purposes of the merger agreement, the term “acquisition proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any person relating to any (1) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of KeyWorth, (2) direct or indirect acquisition or purchase of any class of equity securities representing 20% or more of the voting power of KeyWorth or 20% or more of the assets of KeyWorth, (3) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the voting power of Key Worth, or (4) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving KeyWorth, other than transactions contemplated by the merger agreement.

Notwithstanding the restrictions described above, the board of directors of KeyWorth may, prior to the special meeting, participate in any discussions, negotiations or communications or provide any confidential or nonpublic information or data in response to an unsolicited bona fide written acquisition proposal after it has concluded in good faith, after consultation with its financial advisers (as to financial matters) and outside legal counsel, that (1) failure to take such actions would be inconsistent with the board of directors’ fiduciary duties under applicable law and (2) taking into account the likelihood of the consummation of such transaction on the terms set forth in the acquisition proposal and all legal, financial, regulatory and other aspects of the acquisition proposal and the person making it (including any applicable termination fees, expense reimbursement provisions and conditions to consummation) that KeyWorth’s board of directors deems relevant, such acquisition proposal (as defined above, but substituting 50% for 20% in the definition) both is more favorable to KeyWorth’s shareholders from a financial point of view than the merger with Renasant and is reasonably capable of being completed on the terms proposed. Any acquisition proposal that meets the criteria set forth in subpart (2) of the preceding sentence is referred to as a “superior proposal.” Prior to providing any nonpublic information pursuant to the foregoing exception, KeyWorth must provide notice to Renasant and Renasant Bank of its intention to provide such information to the third party as well as to Renasant and Renasant Bank, and KeyWorth must have entered into a confidentiality agreement with such third party on customary terms and conditions.

KeyWorth must notify Renasant in writing as promptly as practicable (and in no event more than 48 hours) after receipt of any acquisition proposal, any request for nonpublic information relating to KeyWorth that could reasonably be expected to lead to an acquisition proposal, or any inquiry from any person seeking to have discussions, negotiations or other communications relating to a possible acquisition proposal. Such notice shall indicate the identity of the person making the acquisition proposal, inquiry or request and the material terms and conditions of any inquiries, requests, proposals or offers (including a copy of the acquisition proposal, if in writing), except to the extent that such material both constitutes confidential information of the third party making such acquisition proposal under an effective confidentiality agreement and is not related to the terms and conditions of such acquisition proposal. KeyWorth must also keep Renasant informed on a reasonably current basis of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

Board Recommendation

The merger agreement requires KeyWorth’s board of directors to recommend the approval of the merger agreement and the merger, which recommendation is set forth in this proxy statement/prospectus. Neither the KeyWorth board of directors nor any board committee shall:

•	withhold, withdraw, amend, modify or qualify (or propose publicly to withhold, withdraw, amend, modify or qualify), in a manner adverse in any respect to Renasant’s interests, or take any action in connection with the special meeting inconsistent with, its recommendation set forth in this proxy statement/prospectus that KeyWorth’s shareholders approve the merger agreement and the merger; or

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal.

Either of the foregoing actions is referred to in this document as a “change in KeyWorth recommendation,” and this term also includes the failure by KeyWorth’s board of directors to recommend against an acquisition proposal. Finally, the KeyWorth board of directors may not permit KeyWorth to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement related to an acquisition transaction.

Notwithstanding the foregoing restrictions, KeyWorth’s board of directors may make a change in KeyWorth recommendation if it has determined, after consultation with its financial advisors (as to financial matters) and outside legal counsel, that its failure to take action otherwise would be inconsistent with the board of directors’ fiduciary duties under applicable law and it has both (1) complied with all of its non-solicitation obligations and obligations with respect to its recommendation of the approval of the merger agreement to KeyWorth’s shareholders under the merger agreement and (2) undertaken the following steps:

•	within three business days after notice to Renasant and Renasant Bank of receipt of an acquisition proposal, the board of directors has determined in good faith, after consultation with its financial advisor (as to financial matters) and its outside legal counsel, that the acquisition proposal is a superior proposal, has not been withdrawn and continues to be a superior proposal after taking into account all adjustments to the terms of the merger agreement that may be offered by Renasant and Renasant Bank pursuant to the following bullet-points;

•	KeyWorth has given each of Renasant and Renasant Bank at least six business days’ prior written notice of its intention to make a change in KeyWorth recommendation (which notice shall specify the material terms and conditions of any such superior proposal (including the identity of the party making the proposal)) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such superior proposal; and

•	KeyWorth has, and has caused its financial advisors and legal counsel to, negotiate with Renasant in good faith to allow Renasant to propose changes to the terms of the merger agreement that make it unnecessary for KeyWorth’s board of directors to make a change in KeyWorth recommendation or otherwise terminate the merger agreement. In the case of a superior proposal, this means that Renasant would propose changes to the merger agreement such that the proposal no longer is a superior proposal. If during the negotiation period the third party makes material modifications to the financial terms or other material terms of its acquisition proposal, KeyWorth must give Renasant written notice thereof, and Renasant has an additional six business days to propose revisions to the terms of the merger agreement.

Even if KeyWorth makes a change in KeyWorth recommendation, it is required to hold the special meeting to vote on the approval of the merger agreement, unless the merger agreement has been terminated.

Reasonable Best Efforts

Renasant and KeyWorth have agreed to use reasonable best efforts to take all actions that are necessary, proper or advisable under the merger agreement and applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable. Renasant and KeyWorth have also agreed to cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to make all requisite regulatory filings and to obtain any necessary permits, consents, approvals or authorizations of governmental entities necessary to consummate the transactions contemplated by the merger agreement as soon as practicable. Further, each of Renasant and KeyWorth must use their reasonable best efforts to resolve any objections to the merger that may be asserted by a governmental entity. However, if a governmental entity brings a formal proceeding to contest the merger, neither party is required to answer or defend such contest or otherwise pursue the merger.

Renasant is not required to, and without Renasant’s prior consent, KeyWorth may not, take any action or agree to any condition or restriction in connection with obtaining the foregoing permits, consents, waivers, approvals and authorizations if such action, condition or restriction (1) would have, or would be reasonably expected to have, a material adverse effect on Renasant or KeyWorth, or (2) as to Renasant or Renasant Bank, would prohibit or materially limit the ownership or operation by KeyWorth, or by Renasant or any of its subsidiaries, of all or any material portion of the business or assets of KeyWorth or Renasant or any of its subsidiaries or would compel Renasant or any of its subsidiaries to dispose of all or any material portion of the business or assets of KeyWorth. Any such action, condition or restriction is referred to as a “burdensome condition.” However, a burdensome condition does not include any prohibition, limitation or other requirement customarily imposed by governmental entities in published orders or approvals for transactions like the merger.

Employee Matters

For employees of KeyWorth who become employees of Renasant or any subsidiary or affiliate thereof after the merger, Renasant will offer such employees coverage under similar Renasant employee benefit plans or maintain their coverage under KeyWorth’s existing benefit plans and arrangements. Renasant will recognize transferred employees’ service with KeyWorth as service with Renasant or any subsidiary or affiliate thereof, as the case may be, for purposes of eligibility to participate and vesting under the benefit plans, policies or arrangements, subject to applicable break-in-service rules.

Renasant and Renasant Bank will provide continuation coverage as required under COBRA to former employees of KeyWorth and their beneficiaries who were entitled to COBRA coverage immediately prior to the closing of the merger. Renasant has agreed that any preexisting condition, limitation or exclusion in its group health, long-term disability and group term life insurance plans shall not apply to transferred employees or their covered dependents who are covered under similar plans maintained by KeyWorth to the extent such condition, limitation or exclusion is waived, satisfied or inapplicable to such employee under a KeyWorth plan on the closing date of the merger and who then change coverage to the analogous Renasant plan when the employee is first given the option to enroll. The merger agreement does not restrict the ability of Renasant, Renasant Bank or any other Renasant employer to amend, merge or terminate KeyWorth’s employee benefit plans in accordance with their terms or applicable law. Except to the extent of contractual commitments specifically made or assumed by Renasant, no Renasant employer will have any obligation arising from the merger to continue the employment of any KeyWorth employee in any specific job or at any specified level of compensation or any incentive payments, benefits or perquisites.

Prior to the effective time, KeyWorth will adopt resolutions to terminate its 401(k) plan, effective as of the closing date and provided that such terminations shall be contingent on the closing of the merger. After the closing date, Renasant will assume sponsorship of the 401(k) plan for the sole purpose of administering termination benefits thereunder.

Any employee of KeyWorth who has been employed for at least six months (other than employees who are parties to an employment agreement or a change in control agreement) and who is involuntarily terminated without “cause” (as defined in the merger agreement) in connection with the merger will be entitled to receive severance payments from Renasant. The amount of such severance is equal to two weeks of an employee’s base pay (calculated as of the closing date) for each full year such employee was employed by KeyWorth or any predecessor entity, with a minimum of four weeks’ of pay and a maximum of sixteen weeks of pay. Any employee receiving severance must execute and deliver a waiver and release in favor of KeyWorth and Renasant (as successor to KeyWorth).

Directors’ and Officers’ Insurance and Indemnification

The merger agreement provides that for a period of six years following the closing date of the merger Renasant will indemnify and hold harmless the duly elected current and former directors and officers of KeyWorth, and their heirs, personal representatives and estates. Current KeyWorth directors and officers are entitled to indemnity only if such persons sign a joinder agreement with Renasant allowing Renasant to participate in or completely assume the defense of any claim for which indemnification may be sought. The indemnification applies to acts or omissions occurring at, prior to or after the closing date of the merger. The agreement also requires such officer or director to cooperate in the defense of any action for which indemnification is sought. Renasant will indemnify such individuals against, and shall advance or reimburse any and all costs and expenses of, any judgments, interest, fines, damages or other liabilities, or amounts paid in settlement, as such are incurred in connection with any claim, action, suit or proceeding based upon or arising from the indemnified party’s capacity as an officer or director of KeyWorth. The indemnification will be provided to the same extent as such KeyWorth directors or officers would be indemnified under KeyWorth’s articles of incorporation, as amended, and bylaws in effect on the date of the merger agreement. No indemnity will be provided, however, if the claim against the KeyWorth director or officer arises on account of his or her service on the board of another for-profit entity.

The amount of indemnification to be provided by Renasant to all indemnified parties as a group is capped at an amount equal to the policy limits of the directors’ and officers’ liability insurance coverage obtained by KeyWorth described below in the last paragraph of this subsection. Renasant has no responsibility as to how such total sum is allocated among that group. Any amounts otherwise owed by Renasant pursuant to its indemnification obligations will be reduced by any amounts that an indemnified party receives from any third party.

Renasant has also agreed to indemnify and hold harmless KeyWorth and each of its directors, officers and controlling persons against any losses, claims, damages or liabilities arising under the Securities Act. Renasant will indemnify such individuals only insofar as such losses, claims, damages or liabilities (or actions in respect of any of the foregoing) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in this proxy statement/prospectus, or in any amendment or supplement, or arising out of or based upon the omission or alleged omission to state in any such document a material fact required to be stated or necessary to make the statements in such document not misleading. Renasant will pay or promptly reimburse such person for any legal or other expenses reasonably incurred in connection with investigating or defending any such action or claim. Renasant, however, is not obligated to indemnify such persons with respect to any such loss, claim, damage or liability (or actions in respect of any of the foregoing) which arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in this proxy statement/prospectus, or in any amendment or supplement, in reliance upon information furnished to Renasant by KeyWorth for use in this proxy statement/prospectus. Renasant is entitled to participate in the defense of any such action. If Renasant assumes the defense with counsel satisfactory to the indemnified party, after notice to the indemnified party of its election to assume the defense, Renasant will not be liable for any legal or other expenses of defense incurred by the indemnified party. If Renasant elects not to assume such defense, or if counsel for the indemnified party advises that there are conflicts of interest between Renasant and the indemnified parties, such parties may retain their own counsel, at Renasant’s expense. The indemnification provided in connection with actions arising under the Securities Act is not subject to the indemnification cap described in the paragraph immediately above.

KeyWorth has also agreed to obtain a six year “tail” prepaid directors’ and officers’ liability insurance policy(ies). The insurance policy(ies) must cover acts or omissions occurring prior to the closing date of the merger. The policy(ies) must be on terms and in amounts substantially similar to those in effect for KeyWorth on the date of the merger agreement. However, KeyWorth is not permitted to pay an aggregate premium for such insurance coverage in excess of 200% of the premium for such coverage as currently held by KeyWorth. In such event, KeyWorth shall purchase as much coverage as reasonably practicable for 200% of the premium amount.

Voting Agreements

Each director of KeyWorth signed an agreement with Renasant obligating such person, in his capacity as a KeyWorth shareholder, to vote his shares of KeyWorth common stock in favor of the merger agreement. The voting agreements signed by non-employee directors of KeyWorth contain one feature not found in the analogous agreements signed by directors who are also KeyWorth employees: for a period of two years following the closing of the merger, those non-employee directors are prohibited from, directly or indirectly, engaging in a “competitive business,” or soliciting Renasant customers with respect to any competitive business, in the Georgia counties in which KeyWorth operates and the counties adjacent thereto. These non-employee directors are also prohibited from directly or indirectly soliciting employees, contractors or agents of Renasant in any geographic area during this two-year period. In these agreements, a non-employee director will be engaged in a “competitive business” if he engages in the business of banking. Insurance and insurance agency services are permitted.

Conditions to the Completion of the Merger

The obligation of Renasant and Renasant Bank, on the one hand, and the obligation of KeyWorth, on the other hand, to complete the merger are subject, but not limited, to the fulfillment or, in certain cases, waiver of the following conditions:

•	The parties must have received all necessary regulatory, governmental and other approvals and consents required to complete the merger of KeyWorth into Renasant Bank, and no consents or approvals shall impose a condition or requirement that constitutes a burdensome condition.

•	Shareholders of KeyWorth shall have approved the merger agreement and the merger.

•	There shall be no legal prohibition to the merger, nor shall there be any action by a government entity of competent jurisdiction which in effect prohibits and makes the completion of the merger illegal.

•	The registration statement of which this proxy statement/prospectus forms a part shall be effective (with no stop order suspending the effectiveness of the registration statement), and the shares of Renasant common stock being registered shall have been approved for listing on Nasdaq.

•	Customary legal opinions as to the U.S. federal income tax treatment of the merger shall have been delivered.

•	The representations and warranties in the merger agreement of KeyWorth, as to Renasant and Renasant Bank’s obligation to complete the merger, and the representations and warranties in the merger agreement of Renasant and Renasant Bank, as to KeyWorth’s obligation to complete the merger, must be true and correct as of the date of the merger agreement and as of the closing date as though made as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties which, individually or in the aggregate, have not had a material adverse effect on such other party to the merger agreement (other than certain representations and warranties relating to bank regulatory matters, which must be true and correct in all material respects).

•	The other party to the merger agreement must have performed in all material respects all of its obligations under the merger agreement.

•	The parties shall have executed and delivered the articles of merger.

•	The employment agreements between Renasant Bank and each of Mr. Pope and Mr. Stevens shall have been fully executed and delivered.

•	No material adverse effect shall have occurred with respect to the other party.

The obligations of Renasant under the merger agreement to complete the merger are also subject to the fulfillment, on or prior to the closing date of the merger, of the following conditions (any one or more of which may be waived by Renasant to the extent permitted by law):

•	KeyWorth shareholders who dissent from the merger must not hold more than 5% of the outstanding shares of KeyWorth common stock immediately prior to the effective time.

•	KeyWorth’s board of directors shall have adopted resolutions terminating KeyWorth’s 401(k) plan effective as of the closing date of the merger.

•	There shall not have been exercised KeyWorth stock options and warrants representing more than 10% of the aggregate KeyWorth stock options and warrants outstanding as of October 20, 2015, excluding stock options held by KeyWorth non-executive officers and employees and warrants held by organizers of KeyWorth who are not directors.

•	KeyWorth shall have delivered consents from each holder of KeyWorth warrants who is a KeyWorth executive officer or director regarding the cancellation and cash-out of their warrants.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

Subject to certain limitations, the merger agreement may be terminated at any time prior to the closing date of the merger, whether before or after approval of the merger agreement by KeyWorth’s shareholders:

•	by mutual written consent of Renasant and KeyWorth;

•	by Renasant or KeyWorth if:

•	the closing date of the merger shall not have occurred on or prior to June 30, 2016, unless the closing is delayed because approval by a governmental entity is pending and has not been finally resolved, or unless the failure to complete the merger by that date is due to the breach of the merger agreement by the party seeking to terminate;

•	KeyWorth’s shareholders do not approve the merger agreement at the special meeting, unless the failure to receive such approval is due to the breach of the merger agreement by the party seeking to terminate;

•	30 days pass after any application for regulatory or governmental approval is denied or withdrawn at the request or recommendation of the governmental entity, unless within such 30-day period a petition for rehearing or an amended application is filed. A party may terminate 30 or more days after a petition for rehearing or an amended application is denied. No party may terminate when the denial or withdrawal is due to that party’s failure to observe or perform its covenants or agreements set forth in the merger agreement;

•	any governmental entity shall have issued a final, non-appealable order enjoining the completion of the merger;

•	if there is a breach of or failure to perform under the merger agreement by the other party that prevents it from satisfying any of the closing conditions to the merger and such breach or failure to perform cannot be or has not been cured within 30 days after the breaching party receives written notice of such breach;

•	by Renasant if:

•	Renasant elects not to propose revisions to the merger agreement to match or better a superior proposal;

•	KeyWorth’s board of directors makes a change in KeyWorth recommendation;

•	KeyWorth fails to call or convene the special meeting to approve the merger agreement;

•	KeyWorth authorizes, recommends, or publicly announces its intention to authorize or recommend, an acquisition proposal by a third party;

•	holders of more than 5% of the shares of KeyWorth’s common stock outstanding at any time prior to the closing date of the merger exercise dissenters’ rights; or

•	by KeyWorth, in order to enter into a definitive agreement with respect to a superior proposal, except that KeyWorth may not terminate the merger agreement if it has materially breached its non-solicitation obligations or its obligations with respect to the board recommendation to KeyWorth shareholders. Also, any such purported termination shall be void unless KeyWorth has paid the termination fee and the expense fee.

Expense and Termination Fees

Under certain circumstances, KeyWorth may owe Renasant a termination fee if the merger agreement is terminated. In all cases, the termination fee is $2.35 million. Under certain circumstances, KeyWorth or Renasant may owe the other party an expense fee if the merger agreement is terminated. In all cases, the expense fee is the amount of the other party’s reasonable costs and expenses, up to $750,000, incurred in connection with the merger agreement and the transactions contemplated thereby, including legal, accounting and investment banking fees and expenses. The payment of the termination and the expense fee is the exclusive remedy available to Renasant if the merger agreement is terminated under the circumstances described below.

Under the first set of circumstances, prior to any event allowing either party to terminate the merger agreement, an acquisition proposal must have been publicly announced or otherwise made known to KeyWorth’s senior management, board of directors or shareholders generally and not have been irrevocably withdrawn more than five business days prior to the special meeting or the date the merger agreement is otherwise terminated, as described in the next sentence. Next, the merger agreement must have been terminated either (1) by Renasant or KeyWorth, because KeyWorth’s shareholders failed to approve the merger agreement, or (2) by Renasant, because of a willful breach or failure to perform by KeyWorth of any covenant, undertaking, representation or warranty contained in the merger agreement, which breach cannot be or has not been cured within 30 days following delivery of written notice of the breach. In such event, if KeyWorth enters into a definitive agreement with respect to the acquisition transaction or the acquisition transaction is consummated with the third party whose acquisition proposal precipitated the termination of the merger agreement within nine months of termination, then on the earlier of the date of such definitive agreement is executed or the date of such consummation KeyWorth must pay Renasant the termination fee and the expense fee by wire transfer of same-day funds.

Alternatively, if (1) Renasant terminates the merger agreement under any of the circumstances described under the third bullet point in the “Termination of the Merger Agreement” subsection immediately above (except for the last sub-bullet point in the third bullet point), or (2) KeyWorth terminates the merger agreement under the circumstances described under the fourth bullet point in the “Termination of the Merger Agreement” subsection immediately above, then in either case KeyWorth is required to pay Renasant the termination fee and the expense fee by wire transfer of same-day funds. A termination under these circumstances is not effective until Renasant receives such funds. In no event shall KeyWorth be required to pay the termination fee and the expense fee to Renasant more than once.

If the merger agreement is terminated by either party because of a willful breach or failure to perform by the other party of any covenant, undertaking, representation or warranty contained in the merger agreement, which breach cannot be or has not been cured within 30 days following delivery of written notice of the breach, the breaching party shall pay the expense fee to the non-breaching party by wire transfer of same-day funds.

If KeyWorth fails promptly to pay the termination fee and the expense fee, or the breaching party fails to pay the expense fee, as described immediately above, and the other party sues for such fee and wins a judgment against the other, the non-successful party must also pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit.

Amendment and Waiver

Subject to applicable law, the parties may amend the merger agreement by written agreement if so authorized by their respective boards of directors. However, after KeyWorth shareholders have approved the merger agreement, there may not be, without further shareholder approval, any amendment of the merger agreement that requires further shareholder approval under applicable law. Either party to the merger agreement may, subject to applicable law, extend the time for performance of any obligation of the other party, waive any inaccuracies in the representations and warranties of the other party or waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

Expenses

Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the merger agreement and other transactions contemplated thereby will be paid by the party incurring the expenses, except that Renasant and KeyWorth will share equally the costs and expenses of printing and mailing this proxy statement/prospectus as well as the filing fee for the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part and all other fees related to the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) that hold their shares of KeyWorth common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon, and subject to, the Code, legislative history, the treasury regulations promulgated under the Code, as well as published administrative rulings and judicial decisions relating thereto, all as in effect as of the date of this proxy statement/prospectus. All of these authorities are subject to change, possibly with retroactive effect. Any such change could materially affect the continuing validity of this discussion. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. We urge you to consult a tax advisor regarding the tax consequences of the merger to you.

This discussion does not address the tax consequences of the merger under non-income, state, local, foreign or other tax laws, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to Section 1411 of the Code. The following is not intended to be a complete description of the U.S. federal income tax consequences of the merger to all holders of KeyWorth common stock in light of their particular circumstances or to holders of KeyWorth common stock subject to special treatment under U.S. federal income tax laws, such as:

•	non-U.S. holders;

•	entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes or holders of KeyWorth common stock who hold their shares through entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	qualified retirement plans and individual retirement accounts;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose functional currency is not the U.S. dollar;

•	former citizens or residents of the United States;

•	stockholders subject to the alternative minimum tax provisions of the Code;

•	stockholders who received their stock upon the exercise of employee stock options or otherwise acquired their stock as compensation;

•	persons who purchased or sell their shares of KeyWorth common stock as part of a wash sale; or

•	stockholders who hold KeyWorth common stock as part of a “hedge,” “straddle” or other risk reduction mechanism, “constructive sale,” or “conversion transaction,” as these terms are used in the Code.

A “U.S. holder” of KeyWorth common stock, referred to in this discussion as a “holder” of KeyWorth common stock, means a beneficial owner of KeyWorth common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate that is subject to U.S. federal income tax on its income regardless of the source of the income.

If a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds KeyWorth common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships holding KeyWorth common stock and their partners should consult their tax advisers about the tax consequences of the merger to their particular circumstances.

Qualification of the Merger as a “Reorganization”

Renasant and KeyWorth intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Renasant nor KeyWorth have requested nor do they intend to request a ruling from the IRS as to the U.S. federal income tax consequences of the merger. The obligation of Renasant and KeyWorth to complete the merger is conditioned upon the receipt of tax opinions from Phelps Dunbar LLP, counsel to Renasant, and Alston & Bird LLP, counsel to KeyWorth, to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

These opinions are and will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and the registration statement. In rendering their tax opinions, each counsel is entitled to rely upon representation letters executed by officers of Renasant and KeyWorth, reasonably satisfactory in form and substance to each such counsel. If any of these assumptions or representations are inaccurate in any way, the tax opinions could be adversely affected. The tax opinions will represent each counsel’s best legal judgment but are not binding on the Internal Revenue Service (the “IRS”) or any court, and as a result there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any such opinion.

Exchange of KeyWorth Common Stock Solely for Renasant Common Stock. No gain or loss will be recognized by holders of KeyWorth common stock upon the exchange of shares of KeyWorth common stock for shares of Renasant common stock pursuant to the merger, except in respect of cash received in lieu of any fractional share of Renasant common stock (as discussed below).

Cash Received in Lieu of a Fractional Share. A holder of KeyWorth common stock who receives cash in lieu of a fractional share of Renasant common stock will generally be treated as having received such fractional share pursuant to the merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized by such holder of KeyWorth common stock in an amount equal to the difference between the amount of cash received in lieu of the fractional share of Renasant common stock and the portion of the holder’s aggregate adjusted tax basis of the KeyWorth shares allocable to the fractional share of Renasant common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares of KeyWorth common stock by the holder thereof is more than one year.

Tax Basis of Renasant Common Stock Received in the Merger. The aggregate tax basis of the Renasant common stock (including a fractional share deemed received and sold for cash as described above) received in the merger by a holder of KeyWorth common stock will equal the aggregate tax basis of the KeyWorth common stock surrendered in the exchange.

Holding Period for Renasant Common Stock Received in the Merger. The holding period for any Renasant common stock received in the merger by a holder of KeyWorth common stock will include the holding period of the KeyWorth common stock surrendered in the exchange.

Tax Consequences to Renasant and KeyWorth. Neither Renasant nor KeyWorth will recognize taxable gain or loss as a result of the merger, except for, in the case of KeyWorth, gain, if any, that has been deferred in accordance with the consolidated return regulations.

Dissenters’ Rights. The discussion above does not apply to holders of KeyWorth common stock who properly exercise dissenters’ rights. Upon the proper exercise of dissenters’ rights, a holder of KeyWorth common stock will exchange all of the shares of KeyWorth common stock actually owned by that holder solely for cash and that holder generally will recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of KeyWorth common stock surrendered, which gain or loss generally will be long-term capital gain or loss if the holder’s holding period with respect to the KeyWorth common stock surrendered is more than one year.

The tax rules applicable to dissenters are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, we urge each holder that may be subject to these rules to consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to the cash payments made to non-corporate U.S. holders of KeyWorth common stock in connection with the merger, unless an exemption applies. Backup withholding may be imposed on such payments at a rate of 28% if a holder of KeyWorth common stock (1) fails to provide a taxpayer identification number or appropriate certificates or (2) otherwise fails to comply with all applicable requirements of the backup withholding rules.

Any amounts withheld from payments to holders of KeyWorth common stock under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against such holder’s applicable U.S. federal income tax liability, provided the required information is furnished to the IRS. Holders of KeyWorth common stock should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding.

Certain Reporting Requirements

If a holder of KeyWorth common stock that receives Renasant common stock in the merger is considered a “significant holder,” it will be required (1) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such holder’s tax basis in, and the fair market value of, the KeyWorth common stock surrendered by such holder, and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is any holder of KeyWorth common stock that, immediately before the merger, owned at least 1% (by vote or value) of KeyWorth’s outstanding stock or owned KeyWorth securities with a federal tax basis of $1 million or more.

All holders of KeyWorth common stock who receive Renasant common stock in the merger are required to maintain certain information relating to the merger in their permanent records, specifically including information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such merger, as applicable. All such holders should consult their own tax advisors regarding information maintenance requirements.

Tax Consequences if the Merger Does Not Qualify as a “Reorganization”

If the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the merger will be a fully taxable transaction to the holders of KeyWorth common stock. In such case, each holder of KeyWorth common stock will recognize gain or loss measured by the difference between the total consideration received in the merger and such holder’s tax basis in the shares of KeyWorth common stock surrendered in the merger.

THE FOREGOING DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT VARY WITH OR ARE CONTINGENT ON INDIVIDUAL CIRCUMSTANCES. MOREOVER, IT DOES NOT ADDRESS ANY NON-INCOME, FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. THIS DISCUSSION IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU.

DESCRIPTION OF RENASANT CAPITAL STOCK

This section describes the material features and rights of Renasant’s capital stock after the merger. The following discussion is only a summary and is subject to and qualified in its entirety by reference to the Renasant Articles and the Renasant Bylaws as well as the Mississippi Business Corporation Act, which we refer to as the MBCA, and other applicable provisions of Mississippi law. See “Where You Can Find More Information” on page ●. Additional information regarding Renasant’s capital stock can be found in the next section, entitled “Comparison of Rights of Shareholders of KeyWorth and Renasant” beginning on page ●.

General

The authorized capital stock of Renasant consists of 75 million shares of common stock, par value $5.00 per share, and 5 million shares of preferred stock, no par value per share, none of which are issued and outstanding. As of ●, 2015, a total of ● shares of Renasant common stock were issued and outstanding, and approximately 1,170,000 shares of common stock were reserved for issuance pursuant to Renasant’s employee benefit plans. After the merger with KeyWorth (using an exchange ratio of 0.4494 resulting in an issuance of approximately ● shares), approximately ● shares of Renasant’s common stock will be outstanding. Renasant common stock is listed on Nasdaq under the symbol “RNST.”

Common Stock

Voting Rights. Holders of shares of Renasant common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. In general, a majority of votes cast on a matter, whether in person or by proxy, at a meeting of shareholders at which a quorum is present is sufficient to take action on such matter, except that supermajority votes are required to approve specified business combinations as well as the amendment of the provisions of the Renasant Articles relating to such elevated approval requirements and related to Renasant’s classified board of directors. Directors are elected by a plurality of votes cast, and shareholders do not have cumulative voting rights.

Dividends. Subject to certain restrictions under the MBCA, holders of Renasant common stock are entitled to receive dividends or distributions, whether payable in cash or otherwise, if, as and when declared by Renasant’s board of directors, out of funds legally available for these payments.

As a bank holding company, Renasant’s ability to pay dividends is substantially dependent on the ability of Renasant Bank to transfer funds to it in the form of dividends, loans and advances. Under Mississippi law, a Mississippi bank may not pay dividends unless its earned surplus is in excess of three times capital stock. A Mississippi bank with earned surplus in excess of three times capital stock may pay a dividend, subject to the approval of the Mississippi Department of Banking and Consumer Finance. Accordingly, the approval of this supervisory authority is required prior to Renasant Bank paying dividends to Renasant.

Election of Directors. Renasant’s board of directors is divided into three classes of directors serving staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors. Under the Renasant Articles, the affirmative vote of the holders of at least 80% of the total outstanding shares of Renasant common stock entitled to vote in the election of directors is required to alter, amend, repeal or adopt any provision inconsistent with the provisions of the Renasant Articles governing Renasant’s classified board of directors.

Liquidation. Renasant shareholders are entitled to share ratably in Renasant’s assets legally available for distribution to Renasant’s shareholders in the event of its liquidation, dissolution or winding up, whether voluntary or involuntary, after payment of, or adequate provision for, all of Renasant’s known debts and liabilities.

Other. Holders of shares of Renasant common stock have no preference, conversion or exchange rights and have no preemptive rights to subscribe for securities Renasant proposes to issue. There are no sinking fund provisions applicable to Renasant common stock. All outstanding common stock is, when issued against payment therefor, fully paid and non-assessable. Such shares are not redeemable at the option of Renasant or holders thereof. Finally, subject to Nasdaq rules, Renasant’s board of directors may issue additional shares of common stock or rights to purchase shares of common stock without the approval of Renasant shareholders.

Preferred Stock

No shares of preferred stock are outstanding. Renasant’s board of directors may, without further action by the shareholders of Renasant, issue one or more series of Renasant preferred stock and fix the rights and preferences of those shares, including the dividend rights, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series.

Transfer Agent and Registrar

The transfer agent and registrar for Renasant common stock is Computershare, Inc.

Anti-Takeover Provisions of the Renasant Articles

The Renasant Articles contain certain provisions that may make it more difficult to acquire control of Renasant by means of a tender offer, open market purchase, proxy contest or otherwise.

Classified Board of Directors. As described above, Renasant’s board of directors is divided into three classes, with directors serving staggered three-year terms. The classification of Renasant’s board of directors has the effect of making it more difficult for shareholders to change the composition of Renasant’s board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of Renasant’s board of directors. This may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Renasant. In addition, because the classification of Renasant’s board of directors may discourage accumulations of large blocks of Renasant’s common stock by purchasers whose objective is to take control of Renasant and remove a majority of Renasant’s board of directors, the classification of Renasant’s board of directors could tend to reduce the likelihood of fluctuations in the market price of Renasant common stock that might result from accumulations of large blocks of Renasant common stock for such a purpose. Accordingly, Renasant’s shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.

Fair Price Provision. Under the “fair price” provision of the Renasant Articles, the affirmative vote of the holders of not less than 80% of the outstanding shares of all voting stock of Renasant and the affirmative vote of the holders of not less than 67% of the outstanding shares of voting stock held by shareholders other than the “controlling party” is required for the approval or authorization of any merger, consolidation, sale, exchange or lease of all of the assets or of assets having a fair market or book value of 25% or more of Renasant’s total assets. These provisions only apply if the subject transaction involves a controlling party. A “controlling party” is a shareholder owning or controlling 20% or more of Renasant’s voting stock at the time of the proposed transaction.

The elevated voting requirements described above are not applicable in any transaction in which (1) the cash or fair market value of the property, securities or other consideration to be received (which includes common stock of Renasant retained by its existing shareholders in such a transaction where Renasant is the surviving entity) per share by holders of Renasant common stock in such transaction is not less than the highest per share price (with appropriate adjustments for stock splits, recapitalizations and the like) paid by the controlling party in the acquisition of any of its holdings of Renasant common stock in the three years preceding the announcement of the proposed transaction or (2) the transaction is approved by a majority of the entire board of directors.

Authority to Issue “Blank Check” Preferred Stock. As noted above, Renasant’s board of directors is authorized to issue, without any further approval from Renasant’s shareholders, a series of preferred stock with the designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions, as the board determines in its discretion. This authorization may operate to provide anti-takeover protection because, in the event of a proposed merger, tender offer or other attempt to gain control of Renasant that the board of directors does not believe is in Renasant’s or Renasant’s shareholders’ best interests, the board has the ability to quickly issue shares of preferred stock with certain rights, preferences and limitations that could make the proposed takeover attempt more difficult to complete. Such preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a “poison pill.”

COMPARISON OF RIGHTS OF SHAREHOLDERS OF KEYWORTH AND RENASANT

If the merger is completed, holders of KeyWorth common stock will exchange their shares of stock in a Georgia banking corporation, governed by the Financial Institutions Code of Georgia as well as the KeyWorth Articles and the KeyWorth Bylaws, for shares of common stock of Renasant, a Mississippi corporation governed by the MBCA and the Renasant Articles and the Renasant Bylaws. This section of the proxy statement/prospectus summarizes the material differences between the current rights of the holders of KeyWorth common stock and the rights those shareholders will have as Renasant shareholders following the merger.

The following summary is intended only to highlight certain aspects of the Financial Institutions Code of Georgia and the MBCA and certain material differences between the rights of the holders of KeyWorth common stock and the rights of the Renasant shareholders. It does not purport to be a complete statement of all of the differences affecting the rights of a KeyWorth shareholder and the rights of a Renasant shareholder. Further, the identification of specific provisions or differences is not meant to indicate that other equally significant differences do not exist.

The summary is qualified in its entirety by reference to the Financial Institutions Code of Georgia, the MBCA, the Renasant Articles and the Renasant Bylaws, and the KeyWorth Articles and the KeyWorth Bylaws. See “Where You Can Find More Information” on page ● for information regarding how to receive a copy of these documents.

Provision	Renasant	KeyWorth
Authorized Capital Stock	Renasant’s authorized capital stock consists of 75,000,000 shares of common stock, par value $5.00 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. The Renasant Articles authorize Renasant’s board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations or restrictions of the shares of Renasant preferred stock in each series. As of ●, 2015, there were ● shares of Renasant common stock outstanding. No shares of Renasant preferred stock were issued and outstanding as of that date.	KeyWorth’s authorized capital stock consists of 10,000,000 shares of common stock, par value $5.00 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share. The KeyWorth Articles authorize KeyWorth’s board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations or restrictions of the shares of KeyWorth preferred stock in each series. As of ●, 2015, there were ● shares of KeyWorth common stock outstanding, and no shares of KeyWorth preferred stock were outstanding.

Voting Limitations

The Renasant Articles do not limit the number of shares held by a shareholder that may be voted by such shareholder.

The MBCA contains a control share acquisition statute that limits the voting power of a shareholder under certain circumstances. However, this statute does not apply to Renasant because it is a bank holding company.

The KeyWorth Articles do not limit the number of shares held by a shareholder that may be voted by such shareholder.

Board of Directors; Election of Directors

The Renasant Articles provide for a board of directors consisting of between seven and 20 directors as fixed from time to time by Renasant’s board of directors. Currently, there are 16 directors on Renasant’s board of directors.

The KeyWorth Bylaws provide for a board of directors consisting of between five and 25 directors as fixed from time to time by KeyWorth’s board of directors or shareholders. Currently, there are 11 directors on KeyWorth’s board of directors.

Provision	Renasant	KeyWorth
	The Renasant board of directors is classified into three classes, with approximately one-third of the directors elected at each year’s annual meeting of shareholders. In the election of directors, Renasant shareholders do not have the right to cumulate their votes. The candidates in each class up for election who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected.	Similar to Renasant’s board, the KeyWorth board of directors is classified into three classes, with approximately one-third of the directors elected at each year’s annual meeting of shareholders. In the election of directors, KeyWorth shareholders do not have the right to cumulate their votes. The candidates in each class up for election who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected.

Shareholder Nominations and Proposals

Renasant is a public company and, as such, is subject to the SEC’s proxy rules set forth in Regulation 14A promulgated under the Exchange Act, including Rule 14a-8. Rule 14a-8 establishes the rules for shareholder proposals intended to be included in a public company’s proxy statement. Under the rule, a shareholder proposal must be received by the subject company at least 120 days before the anniversary of the date on which the company first mailed the previous year’s proxy statement to shareholders. If, however, the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before the subject company begins to print and mail its proxy materials.

The Renasant Bylaws contain advance notice procedures for the nomination by a shareholder of Renasant of candidates for election as directors and for other shareholder proposals. These procedures are the exclusive means by which a shareholder may make nominations or submit other proposals for consideration at a meeting of Renasant shareholders (other than in accordance with Rule 14a-8). The Renasant Bylaws provide that, for any shareholder proposal to be presented in connection with an annual meeting but without inclusion in Renasant’s proxy materials for that meeting, including the nomination of an individual to be elected to the board of directors, the shareholder must give timely written notice thereof in writing to Renasant’s Secretary in compliance with the advance notice and eligibility requirements contained in the Renasant Bylaws. To be timely, a shareholder’s notice must be delivered to

The KeyWorth Bylaws set forth advance notice procedures for the nomination, other than by or on behalf of the existing management of the bank, of candidates for election as directors. A director nomination must be delivered or mailed to and received by the president of KeyWorth not less than 14 days or more than 50 days prior to the date of the meeting; provided, however, that in the event that less than 21 days’ notice or public announcement of the date of the meeting is given or made to shareholders, such notice must be received not later than the close of business on the seventh day following the day on which such notice of the date of the meeting was mailed or otherwise transmitted. The notice must contain detailed information specified in the KeyWorth Bylaws about the shareholder making the nomination and each nominee. Nominations that are not made in accordance with the foregoing provisions may be declared defective at the meeting and disregarded.

As a private company, KeyWorth is not subject to Rule 14a-8 promulgated by the SEC.

Provision	Renasant	KeyWorth

the Secretary at Renasant’s corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 90 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of such meeting.

The advance notice provisions in the Renasant Bylaws also provide that in the case of a special meeting of shareholders called for the purpose of electing one or more directors, a shareholder may nominate a person or persons (as the case may be) for election to such position if the shareholder’s notice is delivered to the Secretary at Renasant’s headquarters address not earlier than the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

For any nomination or other proposal, whether to be submitted with respect to an annual or special meeting of shareholders, the shareholder’s notice must contain the detailed information specified in the Renasant Bylaws about the shareholder making the nomination or proposal and, as applicable, each nominee or the proposed business. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the chairman of the meeting.

Provision	Renasant	KeyWorth
Removal of Directors	Under the MBCA, unless a corporation’s articles of incorporation provide otherwise, shareholders may remove a director with or without cause if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director. The Renasant Articles do not address director removal, and therefore the foregoing MBCA provision governs the removal of a director from Renasant’s board.

Under the KeyWorth Articles, directors may be removed from office by the shareholders without cause, but only by the affirmative vote of the holders of at least  2⁄3 of the issued and outstanding shares of KeyWorth entitled to vote in an election of directors. Directors may be removed from office for cause by a majority vote of KeyWorth shareholders.

“Cause” is defined in the KeyWorth Articles to mean a director’s conviction of a felony, the request or demand by a regulatory authority to remove the director or the determination of at least  2⁄3 of KeyWorth’s directors that the subject director’s conduct has been inimical to the best interests of KeyWorth.

Vacancies	Under the Renasant Bylaws, if during the year a vacancy in the board of directors should occur, the remaining directors on Renasant’s board may appoint a Renasant shareholder to serve until the next annual meeting of shareholders or until a special meeting of shareholders held for the purpose of electing such appointee’s successor.	Under the KeyWorth Bylaws, any vacancies in the board of directors may be filled by the affirmative vote of a majority of the remaining directors in office, and any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies.

Special Meetings of Shareholders	The Renasant Bylaws provide that a special meeting of shareholders may be called by the Renasant board. Under the MBCA, shareholders owning at least 10% of Renasant’s outstanding capital stock also may call a special meeting.	The KeyWorth Bylaws provide that a special meeting of shareholders may be called by the president, chairman of the board, the KeyWorth board or upon the request of KeyWorth shareholders owning at least 25% of all the shares of capital stock of KeyWorth entitled to vote in an election of directors.

Action by Written Consent	The Renasant Articles and Renasant Bylaws are silent with respect to its shareholders’ ability to act by written consent; therefore, Mississippi law governs. The MBCA provides that any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action and is evidenced by one or more written consents.	The KeyWorth Bylaws provide that any action that may be taken at a meeting of shareholders may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

Dividends and Other Distributions	The MBCA prohibits a Mississippi corporation from making any distributions to its shareholders, including the payment of cash dividends, which would render the corporation unable to pay its debts as they	The KeyWorth Bylaws provide that dividends may be declared by the KeyWorth board of directors out of the retained earnings of the bank. Under the bylaws, dividends can be paid without the

Provision	Renasant	KeyWorth

become due in the usual course of business. Also prohibited is any distribution that would result in the corporation’s total assets being less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

As discussed above in “Description of Renasant Capital Stock—Common Stock,” Renasant’s ability to pay dividends is substantially dependent on the ability of Renasant Bank to transfer funds to it in the form of dividends, loans and advances.

approval of the Georgia Department of Banking and Finance when KeyWorth meets the paid-in capital and/or appropriated net earnings requirements of the Financial Institutions Code of Georgia, and only in compliance with the regulations of the Georgia Department of Banking and Finance regarding payment of dividends.

Under the Financial Institutions Code of Georgia, a Georgia bank may not pay any dividends unless its paid-in capital and appropriated retained earnings, together, are equal to at least 20% of its capital stock. In addition, the Georgia Department of Banking and Finance’s prior approval of a dividend generally is required if: (1) total classified assets at the most recent examination of the bank exceed 80% of tier 1 capital plus the allowance for loan losses as reflected at such examination; (2) the aggregate amount of dividends to be paid in the calendar year exceeds 50% of the bank’s net profits, after taxes but before dividends, for the previous year; and (3) the ratio of the bank’s tier 1 capital to its adjusted total assets is less than 6%. The Department of Banking and Finance also has the general authority to limit the dividends paid if such payment is deemed an unsafe and unsound practice.

Indemnification	The Renasant Bylaws require Renasant to indemnify its directors and officers (referred to as indemnitees) against liability and reasonable expenses (including attorneys’ fees) incurred in connection with any proceeding to which an indemnitee is made a party if he or she met the required standard of conduct. To meet the standard of conduct, the indemnitee must have conducted himself or herself in good faith, and he or she must have reasonably believed that any conduct in the indemnitee’s official capacity was in Renasant’s best interests, and in all other cases, his or her conduct was at least not opposed to Renasant’s best interests, or in any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. Unless otherwise ordered by a court, Renasant is not obligated to indemnify an	The KeyWorth Bylaws require KeyWorth to indemnify its directors and officers (referred to as indemnitees) against liability and reasonable expenses (including attorneys’ fees) incurred in connection with any proceeding an indemnitee is made a party to if the indemnitee acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the bank and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. For a proceeding in the right of the corporation, indemnification is limited to reasonable expenses incurred in connection with the proceeding. No indemnification is permitted in a proceeding in which the indemnitee was adjudged liable on the basis that a personal benefit was improperly received by him or her, whether or not involving his or her

Provision	Renasant	KeyWorth

indemnitee in connection with (1) a proceeding in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the indemnitee met the standard of conduct described in the immediately preceding sentence, or (2) a proceeding where the indemnitee was found liable because he or she received a financial benefit to which he or she was not entitled.

An indemnitee may apply to the court conducting the proceeding, or to another court, for indemnification or advance for expenses. The court shall (1) order indemnification if the court determines that the indemnitee is entitled to mandatory indemnification under applicable provisions of the MBCA or (2) order indemnification or advance for expenses if the court determines that (a) the indemnitee is entitled to indemnification or advance for expenses under the Renasant Bylaws or (b) in view of all relevant circumstances it is fair and reasonable to indemnify or advance expenses to such indemnitee even if he or she has not met the standard of conduct described above. Renasant must indemnify an indemnitee who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the indemnitee was a party against reasonable expenses incurred in the proceeding.

Renasant generally must advance funds to pay for or reimburse the reasonable expenses incurred by an indemnitee who is a party to a proceeding. As a condition to advancing expenses, the indemnitee must provide a written affirmation of his or her good faith belief that his or her conduct met the required standard of conduct. The indemnitee must also undertake to repay the advanced amount if it is ultimately determined that he or she is not entitled to indemnity.

All rights to indemnification provided under the Renasant Bylaws are subject to any limitations imposed by federal law, including the Securities Act and the Federal Deposit Insurance Act.

official capacity. KeyWorth must indemnify an indemnitee who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the indemnitee was a party against reasonable expenses incurred in the proceeding.

Upon authorization of the board of directors or the shareholders, KeyWorth shall pay for or reimburse the reasonable expenses incurred by a director or officer of KeyWorth who is a party to a proceeding in advance of final disposition of the proceeding if (a) he or she furnishes the bank written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth above and (b) he or she furnishes the bank a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

An indemnitee may also apply to the court conducting the proceeding, or another court of competent jurisdiction, for indemnification or advances for expenses.

Provision	Renasant	KeyWorth

Limitations on Director Liability	The Renasant Articles and Renasant Bylaws do not address the limitation of a director’s liability. Section 81-5-105 of the Mississippi Banking Code provides that it is the sole and exclusive law governing the relation and liability of directors and officers to their bank holding company, like Renasant, or to the shareholders thereof, or to any other person or entity. Under Miss. Code Ann. Section 81-5-105(1), the duties of a director or officer of a bank holding company to the bank holding company and its shareholders are to discharge the director’s or officer’s duties in good faith and with the diligence, care, judgment and skill as provided in subsection (2). Under subsection (2), a director or officer of a bank or bank holding company cannot be held personally liable for money damages to a corporation or its shareholder unless the officer or director acts in a grossly negligent manner or engages in conduct that demonstrates a greater disregard of the duty of care than gross negligence.

The KeyWorth Articles and KeyWorth Bylaws do not address the limitation of a director’s liability and therefore Section 7-1-490 of the Financial Institutions Code of Georgia and the GBCC governs this matter.

Under Section 7-1-490 of the Financial Institutions Code of Georgia, directors must discharge their duties in good faith and with that diligence, care, and skill which ordinarily prudent men would exercise under similar circumstances in like positions. A director or officer who performs his duties in this manner will not be personally liable on account of being or having been a director of the bank.

Vote on Extraordinary Corporate Transactions; Anti-Takeover Provisions

Under the MBCA, a merger, share exchange, sale, lease, exchange or other disposal of all or substantially all of a Mississippi corporation’s assets, or its dissolution, is approved if the votes cast in favor of the transaction exceed the votes cast against the transaction at a meeting of the shareholders of the corporation where a quorum is present and acting throughout, except approval of a merger by shareholders of the surviving corporation is not required in the instances specified in the MBCA.

See “Description of Renasant’s Capital Stock—Certain Anti-Takeover Provisions of the Renasant Articles” above for a discussion of provisions of the Renasant Articles and the Renasant Bylaws that may have an anti-takeover effect.

Under the Financial Institutions Code of Georgia, a merger, share exchange, consolidation plan, sale, lease, exchange or other disposal of all or substantially all of a Georgia financial institution’s assets, or for its dissolution to be approved, requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of KeyWorth.

Under KeyWorth’s Articles, the board, when evaluating a proposed merger or other business combination transaction, may consider factors other than the financial terms of the proposal, including the short- and long-term social and economic effects of the transaction on employees, customers and the communities within which KeyWorth operates. This may allow the directors to refuse to enter into a transaction that, from a financial perspective, appears to be in the best interests of the shareholders.

Finally, KeyWorth’s Bylaws provide for the staggered election of directors and contain certain provisions requiring the shareholders give advance written notice of a director

Provision	Renasant	KeyWorth

nomination in order to have the nominee considered at an annual meeting of shareholders. These provisions could discourage or make more difficult a change in control of KeyWorth without support of the board. In addition, KeyWorth’s Articles authorizes the KeyWorth board to issue, without shareholder consent, shares of preferred stock, which in some cases could discourage or make more difficult a change in control.

Amendments to Articles of Incorporation

The MBCA provides that the articles of incorporation of a Mississippi corporation may be amended if the votes cast in favor of the amendment exceed the votes cast against the amendment at a meeting where a quorum of shareholders is present and acting throughout.

Notwithstanding the general MBCA provision, the Renasant Articles impose elevated approval requirements with respect to certain types of amendments. Under the Renasant Articles, the affirmative vote of not less than 80% of the outstanding common stock of Renasant is required to amend or repeal the provisions of the articles of incorporation that establish a classified board of directors or that pertain to the fair price provisions.

The Financial Institutions Code of Georgia provides that the articles of incorporation of a Georgia bank may be amended upon the adoption of a resolution of the board of directors directing that it be submitted to a vote at a meeting of shareholders, followed by an affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon, and if any class is entitled to vote as a class, of the holders of at least a majority of the outstanding shares of the class. Classes of shares are generally entitled to vote separately if the amendment would affect the substantive rights of any such class.

Rights of Dissenting Shareholders	The MBCA provides for dissenters’ rights (referred to as “appraisal rights” in the MBCA) that are generally the same as the dissenters’ rights available to a KeyWorth shareholder. However, the MBCA provides that a shareholder of a Mississippi corporation does not have appraisal rights if, among other things, (1) the transaction qualifies as a reorganization transaction, (2) the stock is listed on the New York Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (3) there are at least 2,000 shareholders and the outstanding shares of such class or series has a market value of at least $20,000,000 (exclusive of the value of such shares held by its subsidiaries, senior executives, directors and	The right of a shareholder of KeyWorth to dissent to a merger and to receive the fair value of their KeyWorth common stock in cash are explained in detail under the heading “The Merger—Dissenters’ Rights” beginning on page ●.

Provision	Renasant	KeyWorth

beneficial shareholders owning more than 10% of such shares).

Since Renasant common stock is listed on Nasdaq, Renasant shareholders generally do not have appraisal rights. There are exceptions to this general rule where the consideration the shareholder is forced to receive in the transaction is not cash or other liquid securities and where the corporate action is an “interested transaction” as defined in the MBCA.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

Renasant common stock trades on Nasdaq under the symbol “RNST.” The following table sets forth, for the periods indicated, the high and low intra-day sales prices of shares of Renasant common stock as reported on Nasdaq, and the quarterly cash dividends declared per share. As of ●, 2015, the last date prior to the printing of this document for which it was practicable to obtain this information, there were ● shares of Renasant common stock issued and outstanding, and approximately ● shareholders of record.

	Renasant Common Stock
	High	Low	Dividends
2013
1st Quarter	$23.04	$18.50	$0.17
2nd Quarter	25.17	21.14	0.17
3rd Quarter	28.19	24.55	0.17
4th Quarter	32.04	26.89	0.17

2014
1st Quarter	$31.47	$26.77	$0.17
2nd Quarter	29.94	26.17	0.17
3rd Quarter	29.98	26.95	0.17
4th Quarter	30.68	26.60	0.17

2015
1st Quarter	$30.09	$26.14	$0.17
2nd Quarter	33.47	28.98	0.17
3rd Quarter	33.86	29.50	0.17
4th Quarter (through December 21, 2015)	37.28	31.88	0.17

On October 19, 2015, the last full trading day before the announcement of the merger agreement, the high and low sales prices of shares of Renasant common stock as reported on Nasdaq were $34.58 and $34.08, respectively. On ●, 2015, the last full trading day before the date of this document, the high and low sale prices of shares of Renasant common stock as reported on Nasdaq were $● and $●, respectively.

There is no established public trading market for KeyWorth common stock, nor are there any uniformly quoted prices for shares of KeyWorth common stock. The last sale of KeyWorth common stock prior to the execution of the merger agreement known to KeyWorth management occurred on ● at $● per share. As of ●, 2015, the last date prior to the printing of this document for which it was practicable to obtain this information, there were ● shares of KeyWorth common stock issued and outstanding, and approximately ● shareholders of record. KeyWorth did not pay any dividends to its shareholders prior to 2014; it has distributed dividends of $0.08 per share for the twelve months ended December 31, 2014 and $0.08 per share for the nine months ended September 30, 2015.

ABOUT RENASANT CORPORATION

General

Renasant Corporation is a Mississippi corporation and a registered bank holding company headquartered in Tupelo, Mississippi. Renasant was organized in 1982 under the Bank Holding Company Act of 1956, as amended, and the laws of the State of Mississippi. Renasant currently operates more than 170 banking, mortgage, financial services and insurance offices throughout Mississippi, Tennessee, Alabama, Florida and Georgia through its wholly-owned bank subsidiary, Renasant Bank. Through Renasant Bank, Renasant is also the owner of Renasant Insurance Agency, Inc.

As of September 30, 2015, Renasant had total assets of approximately $7.92 billion and total deposits of approximately $6.23 billion.

The principal executive offices of Renasant are located at 209 Troy Street, Tupelo, Mississippi 38804-4827, and its telephone number at this location is (662) 680-1001.

Additional Information

Information about Renasant and its business and subsidiaries, including information relating to executive compensation, voting securities and the principal holders of its securities, its various benefit plans, related party transactions and other related matters about Renasant, is included in documents incorporated by reference into this document or set forth in Renasant’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated into this document by reference. See “Where You Can Find More Information” on page ●.

ABOUT KEYWORTH BANK

General

KeyWorth is a banking corporation organized under the laws of the State of Georgia, which commenced operations in 2007, and is subject to the supervision and regulation of the Georgia Department of Banking and Finance and the FDIC.

As of September 30, 2015, KeyWorth had total assets of approximately $392 million, total deposits of approximately $339 million, total loans of approximately $250 million, and shareholders’ equity of approximately $45 million.

Business

KeyWorth is a community bank providing a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by KeyWorth include: demand interest bearing and noninterest bearing accounts, money market deposit accounts, NOW accounts, time deposits, safe deposit services, credit cards, debit cards, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, savings bonds, bank drafts, automated teller services, mobile and internet banking, drive-in tellers, banking by mail and the full range of consumer loans, both collateralized and uncollateralized. In addition, KeyWorth makes secured and unsecured commercial and real estate loans and issues letters of credit.

KeyWorth’s target market is consumers, small to mid-size businesses and professionals in the medical practice. KeyWorth’s small to mid-size business customers, as well as its medical banking customers, have the opportunity to generate significant revenue for KeyWorth yet are generally underserved by large bank competitors. These customers generally can afford KeyWorth more profitable opportunities than the average retail customer.

The revenues of KeyWorth are primarily derived from interest on, and fees received in connection with, loans, service charge income generated from demand accounts and ATM fees. The principal sources of funds for KeyWorth’s lending activities are its deposits (both commercial and consumer deposits), loan repayments and proceeds from investment securities. The principal expenses of KeyWorth are the interest paid on deposits and operating and general administrative expenses.

As is the case with banking institutions generally, KeyWorth’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. KeyWorth faces strong competition in the attraction of deposits (the primary source of lendable funds) and in the origination of loans. See “Competition.”

Banking Services

Commercial Banking. KeyWorth focuses its commercial loan originations on small and mid-sized businesses, with a focus on businesses engaged in the practice of medicine, and such loans are usually accompanied by significant related deposits. Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review. Commercial loan products include commercial real estate loans; working capital loans and lines of credit; demand, term and time loans; medical loan programs; and SBA loan programs. KeyWorth also offers a range of cash management services and deposit products to commercial customers.

Retail Banking. KeyWorth’s retail banking activities emphasize consumer deposit and checking accounts. An extensive range of these services is offered by KeyWorth to meet the varied needs of its customers from young persons to senior citizens. In addition to traditional products and services, KeyWorth offers contemporary products and services, such as debit cards, internet banking and electronic bill payment services. Consumer loan products offered by KeyWorth include home equity lines of credit, mortgages, new and used auto loans, including new and used boat loans, overdraft protection, and unsecured personal credit lines.

Employees

As of September 30, 2015, KeyWorth employed 54 full-time employees and 1 part-time employee. KeyWorth believes that it has a good relationship with its employees, and the employees are not represented by a collective bargaining agreement.

Properties

The main office of KeyWorth is located at 11655 Medlock Bridge Road, Johns Creek, Georgia 30097. In addition to its principal office, KeyWorth maintains branch offices in Alpharetta, Duluth and Dunwoody, Georgia and loan offices in Marietta and Cumming, Georgia.

Competition

KeyWorth experiences competition in both lending and attracting funds from other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, pension trusts, mutual funds, insurance companies, mortgage bankers and brokers, brokerage and investment banking firms, asset-based non-bank lenders, government agencies and certain other non-financial institutions, which may offer more favorable financing alternatives than KeyWorth.

KeyWorth also competes with financial institutions located outside its primary market that provide financial services to persons within this market. Some of KeyWorth’s current and potential competitors have larger customer bases, greater brand recognition, and significantly greater financial, marketing and other resources than KeyWorth and some of them are not subject to the same degree of regulation as KeyWorth. There is no assurance that increased competition from other financial institutions will not have an adverse effect on KeyWorth’s operations.

Legal Proceedings

From time to time, litigation arises in the normal conduct of KeyWorth’s business. KeyWorth, however, is not currently involved in any litigation that management of KeyWorth believes, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on its business, financial condition or results of operations.

BENEFICIAL OWNERSHIP OF KEYWORTH COMMON STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF KEYWORTH

The following table sets forth the beneficial ownership of KeyWorth common stock as of December 3, 2015 by each director and executive officer of KeyWorth and all directors and executive officers of KeyWorth as a group. To the knowledge of KeyWorth’s management, no person has beneficial ownership of 5% or more of KeyWorth’s outstanding common stock (other than the KeyWorth directors and executive officers, considered as a group, as listed in the table).

Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. The percentage of beneficial ownership is calculated in relation to the 3,638,241shares of KeyWorth common stock that were issued and outstanding as of December 3, 2015. Under the SEC’s rules, shares of common stock issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days after December 3, 2015, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other persons.

Unless otherwise indicated, to KeyWorth’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of shares of KeyWorth Common Stock Beneficially Owned		Percent of Outstanding Shares of KeyWorth Common Stock
Directors:
Raymond B. Bachman	51,288	(2)	1.41%
Robert E. Binion	14,793	(3)	0.41%
Charles Buffington	1,000	(4)	0.03%
C. Peyton Day	85,643	(5)	2.34%
Dexter R. Floyd	107,024	(6)	2.94%
Patrick Henry	55,376	(7)	1.52%
Charles Machemehl, III	101,167	(8)	2.78%
Jim F. Pope	65,836	(9)	1.80%
Russell S. Reece	19,795	(10)	0.54%
William Stark, Jr.	73,377	(11)	2.02%
Neil Stevens	19,990	(12)	0.55%
Executive Officers who are not Directors:
Paul Kirtley	20,300	(13)	0.56%
All Directors and Executive Officers as a group (12 individuals)	615,589		16.66%

(1)	The address of each of KeyWorth’s executive officers and directors is c/o KeyWorth Bank, 11655 Medlock Bridge Road, Johns Creek, Georgia 30097.
(2)	50,000 shares owned individually; 1,288 share warrants.
(3)	13,500 shares owned individually; 1,293 share warrants.
(4)	1,000 shares owned individually.
(5)	80,000 shares owned individually, 5,643 share warrants.
(6)	103,000 shares owned individually, 4,024 share warrants.
(7)	52,500 shares owned individually; 2,876 share warrants.
(8)	97,500 shares owned individually; 3,667 share warrants.
(9)	45,250 shares owned individually; 20,586 share options and warrants.
(10)	18,500 shares owned individually; 1,295 share warrants.
(11)	70,500 shares owned individually; 2,877 share warrants.
(12)	12,400 shares owned individually; 7,590 share warrants.
(13)	14,400 shares owned individually; 5,900 share warrants.

EXPERTS

The consolidated financial statements of Renasant as of December 31, 2014 and 2013, and for the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report on Management’s Assessment of Internal Control over Financial Reporting) as of December 31, 2014 have been incorporated by reference into this Registration Statement from Renasant’s Annual Report on Form 10-K for the year ended December 31, 2014 in reliance upon the report of HORNE LLP, independent registered public accountants, as stated in their reports, which are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Renasant common stock to be issued in connection with the merger will be passed upon for Renasant by Phelps Dunbar LLP, New Orleans, Louisiana, Renasant’s outside legal counsel. Certain U.S. federal income tax consequences of the merger will be passed upon for Renasant by Phelps Dunbar LLP and for KeyWorth by Alston & Bird LLP. William M. Beasley, a partner of Phelps Dunbar LLP, is a director of Renasant. Phelps Dunbar LLP also provides legal advice to Renasant on a regular basis. As of the date of this proxy statement/prospectus, members of Phelps Dunbar LLP participating in the matters described in this paragraph as being passed upon by Phelps Dunbar LLP for Renasant owned an aggregate of approximately ● shares of Renasant common stock.

WHERE YOU CAN FIND MORE INFORMATION

Renasant has filed with the SEC a registration statement on Form S-4 that registers the distribution of the shares of Renasant common stock to KeyWorth shareholders in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Renasant and a proxy statement of KeyWorth for the special meeting.

Renasant files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this registration statement and any reports, statements or other information that Renasant files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Renasant’s SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information that Renasant files with the SEC are also found on its website, www.renasant.com, under the link “Investor Relations.”

The SEC allows Renasant to “incorporate by reference” information into this proxy statement/prospectus. This means that Renasant can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in the proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Renasant has previously filed with the SEC. These documents contain important information about Renasant, and its business and financial condition.

Renasant SEC Filings (File No. 001-13253)

1.	Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 2, 2015;

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 8, 2015, Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the SEC on August 7, 2015 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the SEC on November 9, 2015;

3.	Current Reports on Form 8-K filed with the SEC on January 20, 2015, February 11, 2015, March 13, 2015, April 28, 2015, April 29, 2015, May 4, 2015, May 18, 2015, June 16, 2015, July 8, 2015 (which filing was amended by a Form 8-K/A filed on September 15, 2015), July 21, 2015, July 29, 2015, October 20, 2015, October 21, 2015, October 23, 2015 and November 9, 2015; and

3.	The description of Renasant’s common stock contained in Renasant’s Registration Statement on Form 8-A/A (Amendment No. 1) filed with the SEC on April 19, 2007 (amending and restating in its entirety the description of Renasant’s common stock set forth in Item 1 of Renasant’s Form 8-A filed with the SEC on April 28, 2005).

To the extent that any information contained in any report on Form 8-K or any exhibit thereto, was furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

All documents filed by Renasant with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the initial filing date of this document and prior to the completion (or termination) of the merger with KeyWorth are incorporated by reference into this document and are a part of this document from the date of filing. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Documents incorporated by reference are available from Renasant without charge. You can obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Renasant at the following address:

Renasant Corporation

209 Troy Street

Tupelo, Mississippi 38804-4827

Attn: Kevin D. Chapman

Tel: (662) 680-1450

KeyWorth shareholders requesting documents should do so by ●, 2016, in order to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from Renasant, Renasant will mail them to you by first class mail, or another equally prompt means, after it receives your request.

Neither Renasant nor KeyWorth has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

The representations, warranties and covenants by Renasant, Renasant Bank and KeyWorth described in this proxy statement/prospectus and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement.

In reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this proxy statement/prospectus, it is important to bear in mind that such representations, warranties and covenants or any descriptions were not intended by Renasant or KeyWorth to be characterizations of the actual state of facts or condition of Renasant, KeyWorth or any of Renasant’s subsidiaries or affiliates. Such representations and warranties are not intended to amend, supplement or supersede any statement contained in any reports or documents filed by Renasant with the SEC. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected by Renasant’s public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RENASANT CORPORATION,

RENASANT BANK,

AND

KEYWORTH BANK

DATED OCTOBER 20, 2015

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 20, 2015, is made by and among Renasant Corporation, a Mississippi corporation (“Parent”), Renasant Bank, a Mississippi banking association (“Acquiror”), and KeyWorth Bank, a Georgia banking corporation (“Seller”). Parent, Acquiror and Seller are sometimes referred to herein individually as a “party” and collectively as the “parties.”

WITNESSETH:

WHEREAS, the Boards of Directors of Parent, Acquiror and Seller each have determined that it is advisable and in the best interests of their respective companies and their respective shareholder(s) to consummate the business combination transactions provided for in this Agreement and in the Articles of Merger (as hereinafter defined), including the merger of Seller with and into Acquiror on the terms and conditions set forth therein and herein; and

WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger . Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Seller shall be merged with and into Acquiror (the “Merger”) in accordance with Title 81 of the Mississippi Code of 1972, as amended, and Title 7 of the Official Code of Georgia Annotated, as amended (the “Georgia Banking Code”), with Acquiror as the surviving banking association (hereinafter sometimes called the “Surviving Bank”) which shall continue its corporate existence under the laws of the State of Mississippi, and the separate corporate existence of Seller shall terminate. The Merger shall in all respects have the effects provided in Section 1.5.

1.2 Effective Time. The Merger shall become effective on the later of the dates and times specified in the Certificate of Merger Approval issued by the Mississippi Commissioner of Banking and Consumer Finance (“MCB”) and the Certificate of Approval issued by the Georgia Department of Banking and Finance (“GDBF”) based on the Articles of Merger filed with the MCB and thereafter with the Mississippi Secretary of State and with the GDBF, such Articles of Merger to be substantially in the form attached hereto as Exhibit A (the “Articles of Merger”), unless a later date and time is specified as the effective time in such documents, provided, that the parties shall cause the Merger to be effective no later than the day following the date on which the Closing (as defined below) occurs (the “Effective Time”). On the terms and subject to the conditions set forth in this Agreement, the closing (the “Closing”) shall take place at 10:00 a.m. no later than the fifth Business Day (the “Closing Date”) following the receipt of all necessary approvals and consents of any foreign, federal, state, local or other court, tribunal, body, board, administrative agency, arbitrator, mediator or commission or other governmental, prosecutorial, regulatory or self-regulatory authority (including stock exchanges) or instrumentality (“Governmental Entity”), and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article VI (other than the delivery of certificates, instruments and documents to be delivered at the Closing), at the offices of Acquiror, or at such other place, at such other time or on such other date as the parties may mutually agree upon, provided, however, that if the Closing occurs at any time after such date, the

Closing shall occur on the first Business Day of the next month after the date on which all conditions to closing described in this sentence are satisfied, unless the parties otherwise agree to a different date. For purposes of this Agreement, a Business Day (“Business Day”) is any day, other than a Saturday, Sunday or any other day that banks located in the State of Mississippi and the State of Georgia are not permitted to be open or are required to be closed. At the Closing, there shall be delivered to Parent, Acquiror and Seller the certificates and other documents required to be delivered under Article VI.

1.3 The Charter of Incorporation and Bylaws of the Surviving Bank. The Charter of Incorporation of Acquiror and the Bylaws of Acquiror as in effect immediately prior to the Effective Time shall be the Articles of Incorporation (the “Articles”) and the Bylaws (the “Bylaws”) of the Surviving Bank until thereafter changed or amended as provided therein and in accordance with applicable Laws (as hereinafter defined).

1.4 Directors and Officers. From and after the Effective Time, the officers and directors of the Surviving Bank shall consist of the officers and directors of Acquiror in office immediately prior to the Effective Time, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles and the Bylaws of the Surviving Bank.

1.5 Effect of the Merger.

(a) At the Effective Time, the separate existence of Seller shall cease, and all right, title and interest in and to all real estate and other property owned by, and every contract right possessed by, Seller shall be vested in Acquiror, as the Surviving Bank, without reversion or impairment, without further act or deed and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities of Seller shall be vested in Acquiror, as the Surviving Bank, as primary obligor therefor and, except as set forth herein, no other person shall be liable therefor, and all proceedings pending by or against Seller shall be continued by or against Acquiror, as the Surviving Bank, and all liabilities, obligations, assets or rights associated with such proceedings shall be vested in Acquiror, as the Surviving Bank.

(b) The parties acknowledge and agree that it is intended that the Merger constitute a reorganization within the meaning of Section 368(a) of the Code (as hereinafter defined), and this Agreement is intended to be and is adopted as the “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES;

EXCHANGE OF CERTIFICATES

2.1 Conversion of Shares.

(a) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Parent, Acquiror, Seller or the holder of any of the following securities:

(i)	Each share of common stock, par value $5.00 per share, of Acquiror issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall not be affected by the Merger.

(ii)

Subject to the other provisions of this Article II, each share of Seller’s common stock, $5.00 par value per share (the “Seller Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Seller Common Stock to be canceled in accordance with Section 2.1(a)(v) and shares held by Dissenting Shareholders (as defined below)) shall, subject to adjustment pursuant to Section 2.1(a)(iv), be converted automatically into and thereafter represent the right to receive the number of shares (or a fraction thereof) of Parent Common Stock, rounded to the nearest four decimals, equal to the Exchange Ratio (the “Merger Consideration”). As used in this Agreement, the term “Parent Common Stock” means the common stock, $5.00 par value per share, of Parent; the term “Exchange Ratio” means 0.4494.

(iii)	Certificates previously evidencing shares of Seller Common Stock shall be exchanged for certificates evidencing the Merger Consideration. Notwithstanding the foregoing, however, no fractional shares of Parent Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.1(b).

(iv)	If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of capital stock of Parent or Seller, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or other subdivision, combination or readjustment of shares, or as a result of any stock dividend or stock distribution with a record date during such period, the Exchange Ratio shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

(v)	Each share of Seller Common Stock held in the treasury of Seller and each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or any subsidiary of Parent (other than shares held in trust accounts, managed accounts, mutual funds and the like or otherwise in a fiduciary or agency capacity or as a result of debts previously contracted) shall automatically be cancelled and extinguished without any conversion thereof and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(b) No certificates or scrip representing fractional shares of Parent Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 2.1(a), cash adjustments (without interest) will be paid to each holder of Seller Common Stock in respect of any fraction of a share of Parent Common Stock that would otherwise be issuable to such holder of Seller Common Stock, and the amount of such cash adjustment shall be determined by multiplying (x) the fraction of a share of Parent Common Stock otherwise issuable by (y) the closing sale price of one share of Parent Common Stock as reported by the Nasdaq Global Select Market as of the end of the last trading day prior to the Effective Time. No such holder shall be entitled to dividends, voting rights or any other right of shareholders in respect of any fractional share.

(c) Each share of the Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall not be affected by the Merger.

2.2	Exchange of Seller Stock Certificates.

(a) Parent and Acquiror have appointed Computershare, Inc. to serve as exchange agent in connection with the Merger for the purpose of exchanging shares of Seller Common Stock for the Merger Consideration (the “Exchange Agent”). Immediately prior to the Effective Time, Parent shall deposit in trust with the Exchange Agent for the benefit of Seller’s shareholders the aggregate number of shares of Parent Common Stock equal to the aggregate Merger Consideration (such shares of Parent Common Stock, together with cash sufficient to make payments required with respect to fractional shares of Parent Common Stock in accordance with Section 2.1(b) and pay any dividends or distributions with respect to such Parent Common Stock in accordance with Section 2.4, the “Exchange Fund”). Parent shall deposit such shares of Parent Common Stock with the Exchange Agent by delivering to the Exchange Agent certificates representing, or providing to the Exchange Agent an uncertificated book-entry for, such shares and immediately available funds for such cash in accordance with Section 2.1(b) and Section 2.4.

(b) As promptly as practicable after the Effective Time, the Exchange Agent shall mail to the former record holders of the shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time that have been converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) (other than shares held by Dissenting Shareholders (as defined below)): (i) a letter of transmittal (which letter shall specify that the delivery of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates formerly representing shares of Seller Common Stock to the Exchange Agent (or affidavits of loss in lieu of such certificate(s)) and shall otherwise be in form and substance reasonably satisfactory to Parent and the Exchange Agent) and (ii) instructions for use in effecting the surrender to the Exchange Agent of certificate(s) of Seller Common Stock in exchange for the Merger Consideration. After the Effective Time, upon surrender to the Exchange Agent by the holder thereof of the certificate(s) representing shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time that have been converted into the right to receive the Merger Consideration, together with a letter of transmittal duly executed and completed in accordance with the instructions thereto and any other documents reasonably required by the Exchange Agent, the Exchange Agent on behalf of Parent and Acquiror shall deliver the Merger Consideration (in the form of an uncertificated share of Parent Common Stock, unless such holder specifically requests a certificated share) to each such holder in exchange for each such share plus a check in the amount (if any) equal to any cash that such holder has the right to receive pursuant to Section 2.1(b) and, if applicable, Section 2.4, without interest. Holders of record of shares of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple letters of transmittal, provided that such Representative certifies that each such letter of transmittal covers all the shares of Seller Common Stock held by such Representative for a particular beneficial owner. Each certificate for Seller Common Stock so surrendered and all transmittal materials shall be duly completed and endorsed as the Exchange Agent may reasonably require. The Exchange Agent shall not be obligated to deliver the Merger Consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders his, her or its certificate or certificates representing shares of Seller Common Stock (or affidavits of loss in lieu of such certificate(s)) for exchange as provided in this Section 2.2. After the Effective Time, each certificate that represented outstanding shares of Seller Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions to which the former shareholders of Seller Common Stock may be entitled) to evidence only the right of the holder thereof to receive the Merger Consideration in exchange for each such share as provided in this Article II. Parent shall instruct the Exchange Agent to promptly pay the Merger Consideration following the receipt of each letter of transmittal.

(c) Any portion of the Exchange Fund held by the Exchange Agent that remains unclaimed by the former shareholders of Seller for one (1) year after the Effective Time shall be delivered to Parent upon demand, and any former shareholders of Seller who have not theretofore complied with this Section 2.2 shall thereafter look only to Parent for payment of their claims for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock or any dividends or distributions with respect to Parent Common Stock (all without any interest thereon). Any Merger Consideration remaining unclaimed as of a date which is immediately prior to the time when such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person or entity entitled thereto. Notwithstanding the foregoing, none of Parent, any subsidiary of Parent, Seller or the Exchange Agent or any other person shall be liable to any former holder of Seller Common Stock for shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Parent Common Stock delivered in good faith to public officials pursuant to any applicable abandoned property, escheat or similar Law.

(d) From and after the Effective Time, the holders of certificates of Seller Common Stock shall cease to have any rights with respect to shares of Seller Common Stock represented thereby except as otherwise provided in this Agreement or by applicable Law. All rights to receive the Merger Consideration issued upon conversion of the shares of Seller Common Stock pursuant to this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Seller Common Stock.

(e) If any portion of the Merger Consideration is to be issued to a person other than the person in whose name the shares of Seller Common Stock so surrendered are registered, it shall be a condition to such issuance that each certificate representing such shares of Seller Common Stock (each a “Seller Stock Certificate”) shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such issuance shall pay to the Exchange Agent any transfer or other similar Taxes (as defined in Section 3.7(c)) required as a result of such issuance to a person other than the registered holder of such Seller Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Parent or the Exchange Agent shall be entitled to deduct and withhold, without duplication, from the consideration otherwise payable pursuant to this Agreement to any holder of Seller Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of Tax Law (as hereinafter defined), with respect to the making of such payment and shall further be entitled to sell Parent Common Stock otherwise issuable pursuant to this Agreement to satisfy any such withholding requirement (which Parent Common Stock will be valued with respect to such withholding at the average of the high and low trading prices thereof on the day of such sale). To the extent the amounts are so withheld by Parent or the Exchange Agent and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Seller Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent, as applicable.

(f) In the event any Seller Stock Certificate(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Seller Stock Certificate(s) to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as either of them may reasonably direct as indemnity against any claim that may be made against it or the Surviving Bank with respect to such Seller Stock Certificate(s), the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Seller Stock Certificate(s) the Merger Consideration (together with a check in the amount (if any) of any dividends or distributions payable in accordance with Section 2.4).

(g) The Exchange Agent shall invest the cash balances in the Exchange Fund in a demand deposit account or as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.2(c).

2.3 Dissenting Shares. No outstanding share of Seller Common Stock as to which the holder has exercised dissenters rights under the Georgia Banking Code and did not vote for the adoption of this Agreement and the Articles of Merger shall be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the Georgia Banking Code (and the related provisions of the Georgia Business Corporation Code), provided, such shareholders comply with the procedures and perfect the rights contemplated by and set forth in the applicable provisions of the Georgia Banking Code (and the related provisions of the Title 14 of the Official Code of Georgia Annotated). Seller shall give Parent notice as promptly as practicable upon receipt by Seller of any such written demands for payment of the fair value of such shares of the Seller Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the Georgia Banking Code (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). Parent and Seller shall reasonably cooperate in all negotiations and proceedings with respect to any such demands or notices by a Dissenting Shareholder. Seller shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment, such holder’s shares of the Seller Common Stock shall be automatically converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

2.4 Rights as Shareholders. All shares of Parent Common Stock to be issued as Merger Consideration shall be deemed issued and outstanding as of the Effective Time. Former shareholders of Seller and any other persons who or which are entitled to receive Parent Common Stock as a result of the Merger will be able to vote after the Effective Time at any meeting of Parent shareholders or pursuant to any written consent procedure the number of whole shares of Parent Common Stock into which their shares of Seller Common Stock are converted, regardless of whether they have exchanged their Seller Stock Certificates. In addition, whenever a dividend or other distribution is declared by Parent on the Parent Common Stock with a record date after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable hereunder, but no shareholder will be entitled to receive his, her or its distribution of such dividends or other distributions until physical exchange of such shareholder’s Seller Stock Certificates shall have been effected. Upon exchange of a shareholder’s Seller Stock Certificates, any such person shall be entitled to receive from Parent an amount equal to all dividends or other distributions (without interest thereon less the amount of any taxes, if any, that have been withheld by, imposed on or paid by Parent or the Exchange Agent with respect to such dividends) declared, and for which the payment has occurred, on the shares represented thereby; provided, however, that former shareholders of Seller shall not be entitled to receive any dividend on their Parent Common Stock with respect to any period for which Parent paid a dividend prior to the Effective Time.

2.5 Stock Transfer Records. Prior to the Effective Time, Seller shall continue to maintain its stock transfer records and to transfer and replace stock certificates in accordance with its existing policies and past practices with regard to such transfers and replacements. From and after the Effective Time, there shall be no further registration or transfers on the stock transfer books of Seller or Parent of shares of Seller Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Seller Common Stock that occurred prior to the Effective Time. If after the Effective Time, the Seller Stock Certificates are presented for transfer to Parent, the Surviving Bank or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

2.6 Seller Stock Options, Seller Warrants and Related Matters.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option or similar right to purchase shares of Seller Common Stock (collectively, “Seller Stock Options”) granted by Seller under the 2007 Stock Incentive Plan (collectively, the “Seller Stock Plans”), or otherwise, whether vested or unvested, that is outstanding immediately prior to the Effective Time and each warrant to purchase shares of Seller Common Stock (collectively, the “Seller Warrants”), whether exercisable or unexercisable, that is outstanding immediately prior to the Effective Time shall be cancelled and converted into an obligation of Parent to pay (or cause to be paid) and a right of the holder to receive, in full satisfaction of any rights in respect of the Seller Stock Option or Seller Warrant, as applicable, a cash payment, without interest, equal to the product of (i) the total number of shares of Seller Common Stock subject to such Seller Stock Option or Seller Warrant, as the case may be, multiplied by (ii) the excess, if any, of (A) $15.00 over (B) the exercise price per share of Seller Common Stock subject to such Seller Stock Option or Seller Warrant (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less the amount of any required withholding Tax. No holder of a Seller Stock Option or a Seller Warrant that has an exercise price per share of Seller Common Stock that is equal to or greater than $15.00 shall be entitled to any payment with respect to such cancelled Seller Stock Option or Seller Warrant, as the case may be, before, on, or after the Effective Time. Parent shall pay (or cause to be paid) to the holders of Seller Stock Options and Seller Warrants the cash payments described in this Section 2.6(a) on or as soon as reasonably practicable after the Closing Date, but in any event within ten Business Days following the Closing Date.

(b) Before the Effective Time, Seller’s board of directors (or, if appropriate, any committee administering the particular Seller Stock Plan) shall adopt such resolutions or take such other actions as may be required to effect the transactions described in this Section 2.6.

(c) Prior to the Effective Time, Seller shall deliver all required notices (which notices shall have been approved in advance by Parent, in its reasonable discretion) to each holder of Seller Stock Options, setting forth each holder’s rights pursuant to the particular Seller Stock Plan and stating that such Seller Stock Options shall be treated in the manner set forth in this Section 2.6. Prior to the Effective Time, Seller shall deliver all required notices (which notices shall have been approved in advance by Parent, in its reasonable discretion) to each holder of Seller Warrants, stating that such Seller Warrants shall be treated in the manner set forth in this Section 2.6.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Seller delivered herewith (the “Seller Disclosure Schedule”) (provided that each exception set forth in the Seller Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)), Seller represents and warrants as of the date hereof to Parent and Acquiror as set forth in this Article III. The Seller Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article III. The phrase “provided to Acquiror”, “delivered to Acquiror” or “made available to Acquiror” or any phrase of similar import means that Seller has delivered, provided access to or made certain items available for review and copying to Parent, Acquiror or their counsel. For purposes of this Article III, the phrase “to the Knowledge of Seller,” the phrase “to Seller’s Knowledge” or any phrase of similar import shall be deemed to refer to the actual knowledge of the senior executive officers of Seller (i.e., the senior vice president level and above) after reasonable investigation.

3.1 Corporate Organization.

(a) Seller is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Georgia. Seller is not a member of the Federal Reserve System. Seller has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, or to have such power or authority, individually or in the aggregate, would not have a Seller Material Adverse Effect. The term “Seller Material Adverse Effect” shall mean any change, state of facts, circumstance, event or development which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of Seller, taken individually or as a whole, other than (i) effects resulting from the impact of any action taken by Seller with the prior written consent of Parent or required expressly by this Agreement or any action not taken by Seller to the extent such action is expressly prohibited by this Agreement without the prior written consent of Parent and Parent has not consented to such action; (ii) changes in Laws or interpretations thereof that are generally applicable to the banking industry; (iii) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally; (iv) expenses incurred in connection with this Agreement and the Merger including payments to be made pursuant to employment and severance agreements and the termination of other benefit plans; (v) changes attributable to or resulting from changes that are the result of factors generally affecting financial institutions including changes in interest rates; (vi) changes in general economic, market, political or regulatory conditions in the United States; (vii) a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof; (viii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (ix) the impact of the announcement of this Agreement, the Merger and the other transactions contemplated hereby; provided, that as to each of clauses (ii), (iii), (v), (vi) or (viii), such change, state of facts, circumstance, event or development does not have a disproportionate effect on Seller as compared to other financial institutions. Seller is a member in good standing of the Federal Home Loan Bank of Atlanta and owns the requisite amount of stock therein. Seller has furnished or made available to Parent true and complete copies of the articles of incorporation and bylaws (or comparable organizational documents) of Seller as in effect on the date hereof.

(b) Seller does not have as of the date of this Agreement any direct or indirect subsidiaries. Other than Seller’s ownership of stock of the Federal Home Loan Bank of Atlanta, Seller does not own or control, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other entity.

3.2 Capitalization. The authorized capital stock of Seller consists of (i) 10,000,000 shares of Seller Common Stock, of which 3,638,241 shares are issued and outstanding and no shares are held in treasury as of the date hereof, and (ii) 2,000,000 shares of preferred stock, par value $1.00 per share, none of which are issued or outstanding as of the date hereof. There are 408,150 shares of Seller Common Stock subject to outstanding Seller Stock Options and 409,025 shares are subject of Seller Common Stock to outstanding Seller Warrants. All issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, and there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to Seller Common Stock. None of the outstanding shares of capital stock or other security of Seller has been issued in violation of any preemptive rights of the current or past shareholders of Seller. Except for outstanding Seller Stock Options and Seller Warrants, Seller is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the transfer, purchase, redemption or issuance of any shares of Seller Common Stock or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Seller shareholders may vote, nor any subordinated debt securities, are outstanding.

3.3 Authority; No Violation.

(a) Subject to the approval of this Agreement and the transactions contemplated hereby by the shareholders of Seller, Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Articles of Merger and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Articles of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger, have been duly and validly approved by the unanimous vote of the Board of Directors of Seller, and the Board of Directors of Seller has determined to recommend that the shareholders of Seller adopt and approve the Merger and the transactions contemplated hereby on substantially the terms and conditions set forth in this Agreement. Except for the approval of Seller’s shareholders of this Agreement and the transactions contemplated hereby as required under Georgia law, no other corporate proceedings on the part of Seller are necessary to consummate the transactions so contemplated other than the filing of the Articles of Merger as contemplated in Section 1.2. Subject to the receipt of the regulatory and other approvals described in this Agreement, this Agreement and the Articles of Merger have been, or will be, duly and validly executed and delivered by Seller and constitute, or will constitute upon execution and delivery thereof, valid and binding obligations of Seller, enforceable against Seller in accordance with and subject to their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, except that the availability of equitable remedies (including specific performance and injunctive relief) is within the discretion of the court before which any proceeding may be brought (the “Bankruptcy and Equity Exception”).

(b) None of the execution and delivery of this Agreement and the Articles of Merger by Seller, nor the consummation by Seller of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, nor compliance by Seller with any of the terms or provisions hereof or thereof, will (i) assuming that Seller’s shareholder approval referred to in Section 3.3(a) has been obtained, violate any provision of the articles of incorporation or bylaws (or comparable organizational documents) of Seller; (ii) assuming that the consents and approvals set forth in Section 3.3(c) are duly obtained, violate any (A) federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law (collectively, “Law”), to which Seller is subject or (B) any judgment, order, writ, decree or injunction applicable to Seller or any of its properties or assets; or (iii) assuming the consents and approvals set forth below are obtained, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Seller under any of the terms, conditions or provisions of the Seller Agreements (as defined in Section 3.13) or any note, bond, mortgage, indenture, guarantee, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party or by which any of its properties or assets may be bound or affected, except with respect to clause (iii) above, such as individually or in the aggregate will not have a Seller Material Adverse Effect.

(c) Except as set forth in Seller Disclosure Schedule 3.3(c) and for consents and approvals of or filings or effective registrations with or notices to the MCB, the GDBF, the Federal Deposit Insurance Corporation (“FDIC”), the Federal Trade Commission, the Department of Justice, the Mississippi Secretary of State, the Georgia Secretary of State and the shareholders of Seller, no consents or approvals of or filings or effective registrations with or notices to any Governmental Entity or non-governmental third party are required on behalf of Seller in connection with (i) the execution and delivery of this Agreement and the Articles of Merger by Seller and (ii) the consummation by Seller of the Merger and the other transactions contemplated hereby and by the Articles of Merger. As of the date of this Agreement, Seller has no Knowledge of any reason why any requisite regulatory approvals to be obtained by it (i) should not be granted on a timely basis or (ii) may be conditioned or restricted in any manner (including any requirement relating to the raising of additional capital or the disposition of assets) which could cause a Seller Material Adverse Effect.

(d) No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation (collectively, “Takeover Laws”) is applicable to this Agreement and the transactions contemplated hereby.

3.4 Financial Statements.

(a) Seller has previously delivered to Parent true and correct copies of the audited balance sheets of Seller as of December 31, 2014, 2013 and 2012 and the related statements of earnings, comprehensive earnings, changes in shareholders’ equity and cash flows for the years ended December 31, 2014, 2013 and 2012, in each case accompanied by the audit reports of Porter Keadle Moore, LLC, independent public accountants, as well as the unaudited balance sheet of Seller as of September 30, 2015 and the related unaudited statements of earnings, comprehensive earnings, changes in stockholders’ equity and cash flows for the nine months ended September 30, 2015. The financial statements of Seller referred to herein (including the related notes, where applicable), as well as the financial statements contained in the reports of Seller to be delivered by Seller pursuant to Section 5.5 hereof (the “Seller Financial Statements”), (i) have been prepared, or will be prepared, as the case may be, in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (ii) fairly present or will fairly present in all material respects, as the case may be, the financial position of Seller at the respective dates thereof and the results of Seller’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to the omission of footnotes and normal and year-end audit adjustments as permitted by GAAP, none of which will be material.

(b) Except to the extent reflected, disclosed or reserved against in the Seller Financial Statements or immaterial liabilities incurred since September 30, 2015 in the ordinary course of business and consistent with past practice (none of which arises from breach of any contract or agreement, breach of warranty, tort, infringement, violation of any applicable Law or any litigation or other proceeding), Seller does not have any obligation or liability, whether absolute, accrued, contingent or otherwise and whether due or to become due, that is material to the business, result of operations, assets or financial condition of Seller.

(c) Since December 31, 2011 (i) neither Seller nor, to the Knowledge of Seller, any director, officer, employee, auditor, accountant or representative of it has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or its internal accounting controls, including any complaint, allegation, assertion or claim that Seller has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seller, whether or not employed by Seller, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to Seller’s board of directors or any committee thereof or to any of Seller’s directors or officers.

3.5 Absence of Certain Changes or Events. There has not been any material change in the business, assets, liabilities, condition (financial or otherwise) or results of operations of Seller, taken individually or as a whole, since September 30, 2015, other than in connection with: (i) any change in banking or similar Laws of general applicability to banks or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally applicable to the banking or savings industry; (iii) reasonable expenses incurred in connection with the transactions contemplated hereby; and (iv) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

3.6 Legal Proceedings. Seller is not a party to any, and there are no pending or, to the Knowledge of Seller, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Seller, other than routine litigation arising in the ordinary course of business, which, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect. Seller is not a party to any judgment, order, writ, decree or injunction which, individually or in the aggregate, would reasonably be expected to have a Seller Material Adverse Effect.

3.7 Taxes and Tax Returns.

(a) Seller has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements (“Returns”) required to be filed or sent by or with respect to them in respect of any Taxes (as hereinafter defined) and has duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and are set forth on Seller Disclosure Schedule 3.7(a)) and (ii) have not finally been determined. Seller has established (and until the Effective Time will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable, whether or not disputed or accrued, as applicable. The federal income tax returns of Seller have not been examined by the Internal Revenue Service (the “IRS”) (or are closed to examination due to the expiration of the applicable statute of limitations), and the Georgia franchise tax returns of Seller have not been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in either case no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. All Returns filed (and until the Effective Time to be filed) are or will be, as applicable, complete and accurate in all respects. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted in writing for, Taxes or assessments upon Seller, and no taxing authority has given written notice of the commencement of any audit, examination or deficiency action or made a claim in writing that Seller is required to file a Return in such taxing authority’s jurisdiction. There is no currently outstanding waiver, extension or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns with respect to Seller.

(b) Seller (i) has not requested any extension of time within which to file any Return which Return has not since been filed; (ii) is not a party to any written or unwritten agreement, arrangement or understanding providing for the allocation or sharing of, or indemnification with respect to, Taxes, which agreement, arrangement or understanding required Seller to make payments after January 1, 2015 or could require Seller to make any payments after the Effective Time; (iii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Seller (nor does Seller have any Knowledge that the IRS has proposed any such adjustment or change of accounting method); (iv) has not been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355(a) of the Code within the past five years; (v) has never been a member of a consolidated, combined or unitary Tax group (other than a group of which Seller is or was the common parent) or has any liability for Taxes of any other entity under Treasury Regulation Section 1.1502-6 (or any similar provision of any Law); or (vi) has never engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(c) For purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies or other assessments imposed by any taxing authority (domestic or foreign), including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

(d) No liens for Taxes exist with respect to any of the assets or properties of Seller, except for liens for Taxes not yet due and payable.

(e) Seller is not, nor has it ever been, an S-corporation within the meaning of Section 1361(a) of the Code.

(f) None of the assets of Seller (i) is tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt the interest on which is exempt under Section 103(a) of the Code or (iii) is property that is required to be treated as being owned by a person (other than Seller) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately before the enactment of the Tax Reform Act of 1986.

(g) Seller will not be required to include in a taxable period ending after the Effective Time taxable income attributable to income that economically accrued in a taxable period ending on or before the Effective Time as a result of the installment method of accounting, the completed contract method of accounting, any method of reporting revenue from contracts which are required to be reported on the percentage of completion method (as defined in Section 460(b) of the Code) but that were reported using another method of accounting, or any other method of accounting.

(h) Seller is not a partner or a member of any partnership, joint venture or any other entity classified as a partnership for federal income tax purposes.

(i) Seller has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

3.8 Employee Benefit Plans.

(a) Each employee benefit plan, arrangement, or commitment of Seller which is an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is listed in Seller Disclosure Schedule 3.8(a), and each bonus, deferred compensation, pension (including an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”)), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plan, employment or severance contract and all other material fringe benefits, employee benefit plans, practices, arrangements or commitments under which Seller has any existing or future liability that cover current or former officers or employees (“Employees”) or current or former directors of Seller, whether individually or in the aggregate or by group or class, whether written or unwritten, qualified or non-qualified, are listed in Seller Disclosure Schedule 3.8(a) (the “Seller Plans”). Seller has furnished to Parent true and complete copies or descriptions of each Seller Plan together, if applicable, with (i) all amendments, supplements, funding arrangements, policies, or other related documents thereto, (ii) the most recent summary plan description for each such Seller Plan for which a summary plan description is required, (iii) any applicable trust agreement, (iv) the most recent actuarial (to the extent applicable) and financial reports prepared with respect to any Seller Plan that is intended to be qualified under Section 401(a) of the Code (“Qualified Seller Plan”), (v) the three most recent annual reports filed with any Governmental Entity, including all schedules thereto, (vi) the most recent determination or opinion or advisory letter or ruling, if any, issued by the IRS with respect to any Qualified

Seller Plan and a description of any open requests for rulings, statements or letters that pertain to any such Qualified Seller Plan, and (vii) any material written communications within the past six plan years to or from the IRS or any Governmental Entity with respect to any Seller Plan.

(b)(i) Each Seller Plan has been operated in compliance with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental Laws, including but not limited to the Health Insurance Portability and Accountability Act of 1996, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1994, the Americans with Disabilities Act and the Americans with Disabilities Amendments Act of 2008 and the Patient Protection and Affordable Care Act of 2010, except for such instances of non-compliance that, either individually or in the aggregate, would not reasonably be expected to result in a Seller Material Adverse Effect; (ii) at all times after December 31, 2004, each Seller Plan that constitutes or includes a nonqualified plan of “deferred compensation” within the meaning of Section 409A of the Code has been operated in compliance in all material respects with the applicable provisions of Section 409A of the Code and each such Seller Plan has been timely amended to comply in all material respects with the applicable provisions of such section; (iii) each Qualified Seller Plan has received a favorable determination letter from the IRS or is entitled to rely upon a letter issued to a prototype sponsor or volume submitter sponsor covering all required Tax Law provisions or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code and, to the Knowledge of Seller, no fact or event has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of any Qualified Seller Plan; (iv) all filings required by ERISA and the Code to be made to the Internal Revenue Service or Department of Labor as to each Seller Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code, including notice by any Seller Plan grandfathered under the Patient Protection and Affordable Care Act, have been timely provided; (v) Seller does not have any liability to the IRS with respect to any Seller Plan, including any liability imposed by Chapter 43 of the Code, and no amount or any asset of any Seller Plan is subject to tax as unrelated business taxable income; (vi) as of the date hereof, there is no pending or, to the Knowledge of Seller, threatened claim, administrative proceeding or litigation relating to any Seller Plan except claims for benefits arising in the ordinary course of the administration of such plans; (vii) Seller has not engaged in a transaction with respect to any Seller Plan subject to ERISA (an “ERISA Plan”) that could reasonably be expected to subject Seller to a Tax or penalty imposed by either Section 4975 of the Code or Sections 502(i) and 4071 of ERISA; (viii) Seller has never sponsored, maintained, or contributed to a plan, including any Seller Plan, which is a “defined benefit plan” within the meaning of Section 3(35) of ERISA or subject to Title IV of ERISA, and Seller has no Knowledge of any facts, circumstances, or reportable events that could reasonably be expected to give rise to any liability of Parent to the IRS or the Pension Benefit Guaranty Corporation under Title IV of ERISA; and (ix) Seller has not contributed to or been obligated to contribute to any “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, regardless of whether based on contributions of an ERISA Affiliate. For purposes of this Agreement, the term “ERISA Affiliate” shall mean any entity, which together with Seller or Parent, as applicable, would be treated as a single employer under Code Section 414 or ERISA Section 4001(b).

(c) All contributions required to be made by Seller under the terms of any of their Seller Plans, as of the date hereof, have been timely made, and all obligations and liabilities under such Seller Plans that have accrued but are not due have been reflected in accordance with GAAP on their financial statements referred to in Section 3.4. No Pension Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and Seller does not have an outstanding funding waiver. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Seller has not provided, nor is it required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code, and no such plan is or has been subject to any limitation on accelerated distributions or amendments under Section 436 of the Code.

(d) Seller does not have any obligation to provide medical, health, dental, vision, life insurance, or disability benefits under any Seller Plan for any period after termination of employment, except as may be required by

Section 4980B of the Code or Section 601 of ERISA or similar state or local law. Seller may amend or terminate any health or life benefit plan maintained by it at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination, and other than amounts that may be required in lieu of sufficient advance notice of such amendment or termination, and other than administrative and other expenses normally and typically required as part of a similar amendment or termination.

(e) There has been no amendment to, announcement by Seller relating to, or change in employee participation or coverage under, any Seller Plan which would materially increase the expense of maintaining such Seller Plan above the level of the expense incurred therefor for the most recent fiscal year. Except as set forth on Seller Disclosure Schedule 3.8(e), neither the execution of this Agreement, the approval of this Agreement by the shareholders of Seller nor the consummation of the transactions contemplated hereby (individually or in conjunction with any other event) will (i) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits or increase in the amounts payable or result in any other material obligation pursuant to any Seller Plan; (ii) limit or restrict their right or, after the consummation of the transactions contemplated hereby, the right of Employer (as defined in Section 5.13(a)(i)) to merge, amend or terminate any Seller Plan; (iii) entitle any Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof; or (iv) cause Seller to record additional compensation expense on their income statements with respect to any outstanding stock option or other equity-based award.

Without limiting the generality of the foregoing, except as set forth on Seller Disclosure Schedule 3.8(e), neither the execution of this Agreement, approval of this Agreement by the shareholders of Seller nor the consummation of the transactions contemplated hereby (individually or in conjunction with any other event) could result in amounts paid or payable that would (i) constitute an “excess parachute payment” within the meaning of Section 280G of the Code or (ii) that would not be deductible under Section 162(a)(i) or 162(m) of the Code.

(f) Except as set forth on Seller Disclosure Schedule 3.8(f), there are no outstanding compensatory equity awards, including any contracts or arrangements awarding stock options, stock appreciation rights, restricted stock, deferred stock, phantom stock or any other equity or equity-based compensation to any employee, officer, director, consultant or other service provider of or to Seller. With respect to the Seller Stock Options, (i) the per share exercise price of all such options is equal to or greater than the fair market value (determined in accordance with Section 409A of the Code) of the underlying shares of Seller Common Stock as of their effective grant date and (ii) all such options were granted either on the date of approval by Seller’s board of directors or the compensation committee of Seller’s board of directors or at a later date specified by such board of directors or compensation committee, as applicable.

3.9 Regulatory Reports. Since January 1, 2012, Seller has duly filed in correct form all monthly, quarterly and annual reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with the GDBF, the FDIC and any other federal or state Governmental Entity having jurisdiction over Seller, and have paid all fees and assessments due and payable in connection therewith. As of their filing date, each such report or other filing did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. To the extent not prohibited by Law, Seller has delivered or made available to Parent accurate and complete copies of such reports, forms, correspondence, registrations and statements. Seller Disclosure Schedule 3.9 lists all examinations of Seller conducted by the applicable bank regulatory authorities since January 1, 2012 and the dates of any responses submitted thereto. In connection with the most recent examinations of Seller by the applicable bank regulatory authorities, Seller was not required to correct or change any material action, procedure or proceeding which Seller believes has not been now corrected or changed as required. Other than its normal examinations, there is no proceeding, examination or investigation pending or, to the Knowledge of Seller, threatened by any Governmental Entity with respect to Seller’s business or operations.

3.10 Seller Information. None of the information relating to Seller provided or to be provided by Seller for inclusion or incorporation by reference in the Proxy Statement/Prospectus (as defined herein) and/or in the registration statement on Form S-4, in which the Proxy Statement/Prospectus will be included as a part thereof, to be filed by Parent with the Securities and Exchange Commission (the “Commission”) in connection with the solicitation of the approval of this Agreement and the transactions contemplated hereby by the shareholders of Seller, as amended or supplemented (or on any successor or other appropriate schedule or form) (the “Registration Statement”), or in any application, notification or other document to be filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, will, with respect to the Proxy Statement/Prospectus, as of the date the Proxy Statement/Prospectus is first mailed to Seller’s shareholders or as of the time of the Special Meeting, or, with respect to the Registration Statement, as of the time the Registration Statement is declared effective under the Securities Act of 1933, as amended (the “1933 Act”), or at the Effective Time, or at the time any such other application, notification or other document are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except that this representation shall not apply to any information in the Proxy Statement/Prospectus, the Registration Statement or such other applications, notifications or other documents supplied by Parent or Acquiror for inclusion or incorporation by reference therein), provided, that information as of a later date shall be deemed to modify information as of an earlier date.

3.11 Compliance with Applicable Law.

(a) Seller has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with Governmental Entities, that are required in order to permit it to carry on its business as it is presently being conducted and to own or lease its properties and assets, and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect. To the Knowledge of Seller, no suspension or cancellation of any of the same is threatened.

(b) Seller is not (i) in violation of (A) its articles of incorporation or bylaws (or comparable organizational documents) or any other governing instrument, or (B) any Law of any Governmental Entity material to the business or operations of Seller or (ii) in default with respect to any judgment, order, writ, decree or injunction of any court or other Governmental Entity material to the business or operations of Seller, except for, with respect to clause (ii), such violations which, individually or in the aggregate, would not reasonably be likely to result in a Seller Material Adverse Effect. Seller has not received any written notice from any Governmental Entity asserting that Seller is in violation of or default with respect to any of the foregoing. Seller is not subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks issued by Governmental Entities), and neither of them has received any written communication requesting that it enter into any of the foregoing. Seller did not participate in the United States Department of the Treasury’s Capital Purchase Program or its Community Development Capital Initiative.

(c) Without limiting the generality of the foregoing, Seller is in material compliance with the Bank Secrecy Act and all regulations promulgated thereunder and has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). In addition, Seller is in material compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act, the GLB Act Privacy Provisions, Office of Foreign Assets Control Regulation, Bank Protection Act, all applicable Financial Crimes Enforcement Network requirements and all other related laws. Seller has neither had nor suspected any material incidents of fraud or defalcation during the last two years.

3.12 Deposit Insurance and Other Regulatory Matters. The deposit accounts of Seller are insured by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended (the “FDIA”), and Seller has paid when due all premiums and assessments required by the FDIA and the regulations thereunder. No action, suit or proceeding is pending or, to the Knowledge of Seller, has been threatened by the FDIC against Seller with respect to the termination of such insurance. Seller has complied in all material respects with any agreements or commitments entered into or made by Seller in connection with obtaining “brokered” deposits.

3.13 Certain Contracts.

(a) Except as disclosed in Seller Disclosure Schedule 3.13(a), Seller is not a party to, nor is it bound or affected by, nor does it receive or is it obligated to pay compensation or benefits under (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument relating to the borrowing of money by Seller or the guarantee by Seller of any obligation except for deposit liabilities, federal funds purchased, borrowings from the Federal Home Loan Bank and securities repurchase agreements entered into in the ordinary course of business; (ii) any contract, agreement or understanding with a labor union; (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Seller upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding to which Seller is a party or by which it is bound which materially limits the freedom of Seller to compete in any line of business or with any person, or that involve any restriction of the geographic area in which, or method by which, it may carry on its business (other than as may be required by Law or any Governmental Entity); (v) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the FDIC, the GDBF or any other regulatory agency (and no such agreement, memorandum or order imposes any obligation on Seller to make any additional capital contributions); (vi) any joint venture, partnership or similar agreement, arrangement or understanding providing for the sharing of profits, losses, costs or liabilities by Seller with any other person; (vii) any purchase and assumption agreement with the FDIC; or (viii) any other agreement, arrangement or understanding to which Seller is a party and which is material to the business, results of operations, assets, liabilities or condition (financial or otherwise) of Seller (excluding loan agreements or agreements relating to deposit accounts); in each of the foregoing cases whether written or oral (each such agreement listed, or required to be listed, in this Section 3.13(a) is referred to herein as a “Seller Agreement”). Except as set forth in Seller Disclosure Schedule 3.13(a)(ix), Seller is not a party to any agreement, arrangement or commitment relating to the employment of a consultant or the employment, retirement, election or retention in office of any present or former director, officer or employee of Seller (other than those which are terminable at will without any further amounts being payable thereunder as a result of termination by Seller).

(b) Seller is not in default or in non-compliance under any Seller Agreement, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance, except for such default or non-compliance which, individually or in the aggregate, would not reasonably be likely to result in a Seller Material Adverse Effect. Each Seller Agreement is valid, binding and enforceable against Seller and, to the Knowledge of Seller, the other parties thereto in accordance with their respective terms, except as limited by the Bankruptcy and Equity Exception, and is in full force and effect in accordance with its terms and all rents and other monetary amounts that may have become due and payable thereunder have been paid, except for such failures to have paid all rents and other monetary amounts which, individually or in the aggregate, would not reasonably be likely to result in a Seller Material Adverse Effect.

3.14 Properties and Insurance.

(a) All of the tangible assets and other personal property owned or leased by Seller or presently used by it in its business is in good condition (ordinary wear and tear excepted) and is reasonably sufficient to carry on the business of Seller in the ordinary course consistent with past practices. Seller has title and, as to owned real property, good and marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Seller’s unaudited balance sheet as of September 30, 2015 or owned and acquired subsequent thereto (except for such assets and properties that have been disposed of for fair value in the ordinary course of business since September 30, 2015), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or have been incurred in the ordinary course of business after the date of such balance sheet; (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and for which adequate reserves have been made in the Seller Financial Statements; (iii) liens for real property Taxes not yet due and payable; (iv) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, results of operations, assets, liabilities or condition (financial or otherwise) of Seller, taken individually or as a whole; and (v) with respect to owned real property, (x) easements, rights-of-way, covenants, consents, restrictions, encroachments, variations and other restrictions, charges or encumbrances (whether recorded or not) that do not interfere materially with the ordinary course of Seller’s business at such property, (y) building restrictions, zoning laws and other Laws, now or at any time hereafter adopted by any Governmental Entity having jurisdiction that do not materially interfere with the ordinary course of Seller’s business, or (z) imperfections or irregularities of title noted in title reports delivered to Parent prior to the date hereof (items (i) – (v) are collectively referred to herein as “Permitted Liens”). Seller as lessee has the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all respects as presently occupied, used, possessed and controlled by Seller. Seller Disclosure Schedule 3.14(a) sets forth an accurate listing of each lease pursuant to which Seller acts as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same. Seller does not have any legal obligation, absolute or contingent, to any other person to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

(b) Seller Disclosure Schedule 3.14(b) sets forth a list of all policies of fire, theft, public liability, business interruption and other insurance (including fidelity bonds insurance) maintained by Seller as of the date hereof. The business operations and all insurable properties and assets of Seller are reasonably insured for its benefit against all risks (including flood) which, to the Knowledge of Seller, should be insured against, in each case, under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are, to the Knowledge of Seller, adequate for the business engaged in by Seller. As of the date hereof, Seller has not received any written notice of cancellation or written notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, all premiums and other payments due under any such policy or bond have been paid, no coverage thereunder is being disputed, and all material claims thereunder have been or will be filed in a timely fashion.

3.15 Environmental Matters. For purposes of this Agreement, the following terms shall have the indicated meaning:

“Environmental Law” means any Law, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term “Environmental Law” includes (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local Laws, and (2) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any regulated material containing any such substance as a component. Hazardous Substances include petroleum (including crude oil or any fraction thereof), friable asbestos, radioactive material and polychlorinated biphenyls, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Substance” shall not mean or include any of such naturally occurring in any ambient air, surface water, ground water, land surface or surface strata.

“Loan Portfolio Properties and Other Properties Owned” means those properties owned, leased or operated by a person or its subsidiaries or those properties which serve as collateral for loans owned by a person or its subsidiaries.

(i) Seller has not been, and is not, in violation of or liable under any Environmental Law, (ii) none of the Loan Portfolio Properties and Other Properties Owned by Seller has been or is in violation of or, to the Knowledge of Seller, liable under any Environmental Law, and (iii) there are no actions, suits, demands, written notices, claims, investigations or proceedings pending or, to the Knowledge of Seller, threatened, relating to the Loan Portfolio Properties and Other Properties Owned by Seller under any Environmental Law, including any notices, demand letters or written requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.

3.16 Allowance for Loan Losses and Real Estate Owned. The allowance for loan losses reflected on Seller’s balance sheets included in the Seller Financial Statements is in compliance with Seller’s existing methodology for determining the adequacy of its allowance for loan losses and was, at the time recorded, or will be in the case of subsequently delivered financial statements, as the case may be, adequate in all material respects as of their respective dates under the requirements of GAAP and the standards formally established by applicable Governmental Entities to provide for reasonably anticipated losses on outstanding loans net of recoveries. The real estate owned reflected on the balance sheets included in the Seller Financial Statements was, at the time recorded, or will be in the case of subsequently delivered financial statements, as the case may be, carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by GAAP.

3.17 Minute Books. Since January 1, 2012, the minute books, including any attachments thereto, of Seller contain complete and accurate records in all material respects of all meetings and other material corporate action held or taken by its board of directors (including committees thereof) and shareholders.

3.18 Affiliate Transactions. Except for (i) deposit agreements entered into in the ordinary course of business with customers of Seller; (ii) loans covered by the second sentence of Section 3.23(a); and (iii) obligations under employee benefit plans set forth on Seller Disclosure Schedule 3.8(a), and except as specifically contemplated by this Agreement, since January 1, 2012, Seller has not engaged in or agreed to engage in (whether in writing or orally) any transaction with any “affiliate,” as such term is defined in Rule 405 under the 1933 Act.

3.19 Internal Controls. Seller has implemented and maintains in accordance with applicable Law a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) all transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (ii) access to Seller’s assets is permitted only in accordance with management’s general or specific authorization, and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

3.20 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts (including commitments to sell mortgage loans) and other similar risk management arrangements (collectively, the “Risk Management Instruments”), whether entered into for Seller’s own account or for the account of one or more of its customers, were entered into (i) in accordance with prudent business practices and all applicable Laws and (ii) to the Knowledge of Seller, with counterparties reasonably believed at the time to be financially responsible; and each of the Risk Management Instruments are valid and legally binding obligations of Seller; and are enforceable in accordance with their terms (except as limited by the Bankruptcy and Equity Exception), and are in full force and effect. Seller has in place risk management policies and procedures reasonably sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by entities of similar size and in similar lines of business as Seller. Seller has duly performed all of its material obligations under Risk Management Instruments to the extent such obligations to perform have accrued. There are no material breaches, violations or defaults, or allegations or assertions thereof by Seller or, to the Knowledge of Seller, the other party thereunder with respect to any Risk Management Instrument. Without limiting the generality of the foregoing, as of the date hereof, no events or circumstances have occurred, or are reasonably likely to occur prior to the Effective Time, that would require Seller to repurchase any mortgage loans sold to secondary market investors, nor has any such investor made any assertion to that effect.

3.21 Opinion. Prior to the execution of this Agreement, the board of directors of Seller has received the oral opinion (to be confirmed in writing) of its financial advisor, BSP Securities, LLC, to the effect that, as of the date thereof and based upon and subject to the assumptions and qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Seller Common Stock. Seller shall furnish an accurate and complete copy of such opinion to Parent, solely for informational purposes, as promptly as practicable following the execution of this Agreement. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.22 Broker Fees. Except as set forth in Seller Disclosure Schedule 3.22, neither Seller nor any of its directors or officers has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

3.23 Loans.

(a) All of the loans and other evidences of indebtedness (including commitments to extend credit) on the books of Seller in the original principal amount of $35,000 and above are valid and properly documented by notes, agreements and other evidences of indebtedness in all material respects and were solicited and originated, and are and have been administered and serviced, in the ordinary course of business consistent with Seller’s underwriting standards, and the security therefor, if any, is valid and properly perfected in all material respects, and no material collateral has been released from the lien granted to Seller with respect to any such loans unless approved by Seller and documented in its files. All loans and extensions of credit that have been made by Seller that are subject to Section 22(h) of the Federal Reserve Act, as amended, and Regulation O (12 C.F.R. Part 215) promulgated thereunder, comply in all material respects therewith. There are no employee, officer, director or other affiliate loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O. Neither the terms of such loans nor any of the loan documentation nor the manner in which such loans have been originated, administered and serviced nor Seller’s procedures and practices of approving or rejecting loan applications violates in any material respect any Law applicable thereto. Seller has full power and authority to hold such loans and has good and valid title to all such loans, free and clear of any liens (other than liens in the ordinary course of business to the FHLB or the Federal Reserve Bank of Atlanta), and the principal balance of each such loan as shown on the books and records of Seller is true and correct as of the last date shown thereon. To the Knowledge of Seller, each such loan is enforceable against the obligor(s) thereunder in accordance with its terms, in each such case subject to the Bankruptcy and Equity Exception. To the Knowledge of Seller, all such loans will continue in full force and effect immediately after the Effective Time, other than any loans that are paid or otherwise satisfied in full after the date hereof and prior to the Effective Time. For purposes of this Section 3.23, the term “loans” includes the documents relating in any way to such loans, including loan applications, notes or borrowing arrangements (including leases, credit enhancements, commitments and interest-bearing assets), security agreements, deeds of trust, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing. The electronic data files delivered by Seller to Parent with respect to all outstanding Seller loans as of September 30, 2015 are true, correct and complete in all material respects.

(b) Since January 1, 2012 Seller has not received any request for any recourse or request to repurchase by a buyer of any loans, any pools of loans or participations in loans or pools of loans, including all claims made or, to the Knowledge of Seller, threatened, for repurchases of home mortgage loans sold to third parties.

(c) Seller has not purchased a participating interest from any third party in mortgage loans and has not financed the origination or purchase of mortgage loans by any third party.

(d) Since January 1, 2012, Seller has not foreclosed upon, or taken a deed or title to, any real estate (other than single-family residential properties) without complying in all material respects with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

(e) Since January 1, 2012, Seller has not acquired, serviced or disposed of any pool of Seller loans.

(f) Seller Disclosure Schedule 3.23(f) sets forth a list of (i) each Seller loan that as of September 30, 2015 had an outstanding balance and/or unfunded commitment of $100,000 or more and that as of such date (A) was contractually past due 90 days or more in the payment of principal and/or interest or was in default of any other material provision, (B) was on non-accrual status, (C) was classified as “substandard,” “doubtful” “loss,” “classified,” “criticized,” “impaired” or “special mention” (or words of similar import) by Seller or any Governmental Entity, (D) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Seller loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith, or (F) which is required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15; and (ii) each asset of Seller that as of September 30, 2015 was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Seller loans, and the book value thereof as of such date. For each Seller loan identified in accordance with the immediately preceding sentence, Seller Disclosure Schedule 3.23(f) sets forth the outstanding balance, including accrued and unpaid interest and late fees, on each such loan and the identity of the borrower thereunder as of September 30, 2015.

3.24 Investment Securities; BOLI.

(a) Except for securities pledged for reverse repurchase agreements, interest rate swap, cap and floor contracts or pledged to secure public trust funds, (i) none of the investments reflected in the audited balance sheet of Seller as of December 31, 2014 under the heading “Securities available for sale,” (ii) none of the investments by Seller since December 31, 2014, and (iii) none of the assets reflected in the audited balance sheet of Seller as of December 31, 2014 or in any unaudited balance sheet of Seller furnished to Parent after December 31, 2014 under the heading “Cash and due from banks” is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Seller freely to dispose of such investment at any time. With respect to all repurchase agreements of which Seller is a party, Seller has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing each such repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby under such agreement.

(b) Seller Disclosure Schedule 3.24(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Seller, including the value of its BOLI as of the end of the month prior to the date hereof. Seller has taken all actions necessary to comply in all material respects with applicable Law in connection with the purchase of BOLI. The value of such BOLI is and has been fairly and accurately reflected in all material respects in the most recent balance sheet included in the financial statements of Seller delivered pursuant to Section 5.5 hereof, in accordance with GAAP. All BOLI is owned solely by Seller, and no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under such BOLI. Seller does not have any outstanding borrowings secured in whole or part by its BOLI.

3.25 Employees; Compensation.

(a) There is no individual classified as an independent contractor, consultant or agent of Seller who has received or was entitled to receive compensation in excess of $25,000 that was or should have been reported as taxable compensation on Form 1099 during fiscal year 2014 or who is expected to receive compensation in excess of $25,000 that should be reported as taxable compensation on Form 1099 during fiscal year 2015.

(b) Except to the extent that a failure to comply could not, individually or along with any other failure, have a Seller Material Adverse Effect, Seller is and has been in compliance with all applicable Laws material to the business and operations of Seller respecting employment and employment practices, terms and conditions of employment, and wages and hours, including any Law relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees. Seller is not and has not engaged in any unfair labor practices. Additionally, there are no strikes, slowdowns or work stoppages pending or, to the Knowledge of Seller, threatened with respect to the employees; there is no representation claim or petition or complaint pending before the National Labor Relations Board or any state or local labor agency and, to the Knowledge of Seller, no question concerning representation has been raised or threatened respecting the employees; to the Knowledge of Seller, no charges with respect to or relating to Seller’s business are pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices, which could reasonably be expected to have a Seller Material Adverse Effect; and to the Knowledge of Seller, Seller does not have any obligations under any federal, state, or local government contract. No employee of Seller is an undocumented alien, and Seller has obtained a Form I-9 and all ancillary information required in connection therewith with respect to each such employee.

(c) Except to the extent that such liability could not, either individually or with any other liability, have a Seller Material Adverse Effect, Seller does not have any direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than a “common law employee” or with respect to any person leased from another employer.

(d) Except to the extent a failure to comply could not, individually or along with any other failure, have a Seller Material Adverse Effect, Seller has complied (or will comply) prior to the Effective Time in all material respects with all obligations existing on or before the Effective Time imposed by the Worker Adjustment and Retraining Notification Act (“WARN Act”) and any applicable similar state or local law, including, but not limited to, providing all notices required thereunder.

3.26 Tax and Regulatory Matters . Seller has not taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code or (ii) materially impede or delay receipt of any unqualified consents of regulatory authorities referred to in Section 5.7 or result in failure of the condition in Section 7.1(c). No Seller Common Stock has been or will be acquired by Seller prior to and in connection with the Merger. Seller has never made or been required to make an election under Section 338 of the Code.

3.27 Intellectual Property.

(a) Seller Disclosure Schedule 3.27 contains a complete and accurate list of all of Seller’s material U.S. and foreign (i) trademark or service mark registrations and applications, (ii) copyright registrations and applications, and (iii) Internet domain names. Seller does not own any patents or patent applications. Seller owns or has the valid right to use, in each case free and clear of all material liens (other than Permitted Liens), all applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined below), technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and all other material proprietary rights (collectively, the “Intellectual Property”) used in the business of Seller as it currently is conducted. “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting and content contained on any owned or operated Internet site(s), and (v) all documentation, including user manuals and training materials, relating to any of the foregoing. The ownership or right to use such material Intellectual Property or Software of Seller (i) has not been challenged in any prior litigation to which Seller was a party, (ii) is not being challenged in any pending litigation to which Seller is a party and (iii) to the Knowledge of Seller, is not the subject of any threatened or proposed litigation. Provided that the required consents and prior notices described on Seller Disclosure Schedule 3.27 are obtained or given (as the case may be), the consummation of the transactions contemplated hereby will not result in the loss or impairment of any such Intellectual Property (other than goodwill associated with Seller) or Software of Seller.

(b) To the Knowledge of Seller, the conduct of the business of Seller as currently conducted does not infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned and controlled by any third party.

(c) To the Knowledge of Seller, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or licensed to or by Seller, and no such claims have been made against a third party by Seller.

(d) Each item of Software which is used by Seller in connection with the operation of their businesses as currently conducted is either (i) owned by Seller, (ii) currently in the public domain or otherwise available to Seller without the need of a license, lease or consent of any third party, or (iii) used under rights granted to Seller pursuant to a written agreement, license or lease from a third party.

3.28 Regulatory Capital; Community Reinvestment Compliance. Seller is on the date hereof, and on the Closing Date, Seller will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FDIC. Seller is in material compliance with all applicable provisions of the Community Reinvestment Act of 1977, as amended (the “CRA”), and has received a CRA rating of “Satisfactory” in its most recent exam under the CRA. Seller has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in Seller failing to be “well-capitalized” or having its current CRA rating lowered within the next 12 months.

3.29 Trust Matters. Seller does not currently provide, nor at any time has ever provided, trust or fiduciary services.

3.30 Broker-Dealer and Investment Advisory Matters. Seller is not and none of its officers and employees is required to be registered, licensed or qualified with the Commission or any securities or insurance commission or other Governmental Entity as a broker-dealer, investment adviser, futures commission merchant, municipal securities dealer, registered principal, registered representative, agent, salesperson or investment adviser representative. Seller has not received any notice of proceedings relating to any obligation to be so registered, licensed or qualified. Each of Seller and, to the Knowledge of Seller, its solicitors, third party administrators, managers, brokers and distributors, have marketed, sold and issued investment products and securities in accordance with all applicable Laws governing sales processes and practices in all material respects. Seller does not provide any investment management or investment advisory or sub-advisory services to any person or entity that is registered as, an Investment Company under the Investment Company Act of 1940, as amended.

3.31 No Existing Discussions. As of the date hereof, Seller is not engaged, directly or indirectly, in any negotiations or discussions with any other person with respect to an Acquisition Transaction (as hereinafter defined).

3.32 Certain Business Practices. Seller has not, and, to the Knowledge of Seller, no director, officer, agent or employee of Seller has, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

3.33 Continuity of Business Enterprise. Seller operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

3.34 Indemnification. No present or former director, officer, employee or agent of any of Seller has any claim for indemnification from Seller. To the Knowledge of Seller, no action or failure to take action by any present or former director, officer, employee or agent of Seller or other event has occurred, or has been alleged to have occurred, which occurrence or allegation could reasonably be likely to give rise to any claim by any such present or former director, officer, employee or agent for indemnification from any of Seller.

3.35 Vote Required. The only vote of the holders of any class or series of capital stock of Seller necessary or required in order to adopt this Agreement or approve the transactions contemplated hereby, including the Merger, is the adoption of this Agreement by the holders of two-thirds of the outstanding shares of Seller Common Stock entitled to vote on such matter (the “Seller Shareholder Approval”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUIROR

Except as (a) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Parent delivered herewith (the “Parent Disclosure Schedule”) (provided that each exception set forth in the Parent Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)) or (b) disclosed in any publicly available report, schedule, form or other document filed with the SEC by Parent prior to the date hereof and on or after the date on which Parent filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Parent and Acquiror, jointly and severally, represent and warrant as of the date hereof to Seller as set forth in this Article IV. The Parent Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article IV. The phrase “provided to Seller”, “delivered to Seller” or “made available to Seller” or any phrase of similar import means that Parent or Acquiror has delivered, provided access to or made certain items available for review and copying, or that such items are available on www.sec.gov, to Seller or its counsel. For purposes of this Article IV, the phrase “to the Knowledge of Parent,” the phrase “to Parent’s Knowledge” or any phrase of similar import shall be deemed to refer to the actual knowledge of the senior executive officers of Parent and Acquiror (i.e., the senior vice president level and above) after reasonable investigation.

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. Parent has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, or to have such power or authority, individually or in the aggregate, would not have a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” shall mean any change, state of facts, circumstance, event or development, which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, results of operations, assets or financial condition of Parent and Acquiror, taken individually or as a whole, other than (i) effects resulting from the impact of any actions taken by Parent or any of its subsidiaries with the prior written consent of Seller or required expressly by this Agreement or any action not taken by Parent or any of its subsidiaries to the extent such action is prohibited by this Agreement without the prior written consent of Seller and Seller has not consented to such action; (ii) changes in Laws or interpretations thereof that are generally applicable to the banking industry; (iii) changes in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally; (iv) expenses incurred in connection with this Agreement and the Merger including payments to be made pursuant to employment and severance agreements and the termination of other benefit plans; (v) changes attributable to or resulting from changes that are the result of factors generally affecting financial institutions including changes in interest rates; (vi) changes in general economic, market, political or regulatory conditions in the United States; (vii) a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Parent Common Stock, in and of itself, but not including any underlying causes thereof; (viii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (ix) the impact of the announcement of this Agreement, the Merger and the other transactions contemplated hereby; provided, that as to each of clauses (ii), (iii), (v), (vi) or (viii), such change, state of facts, circumstance, event or development does not have a disproportionate effect on Parent or Acquiror as compared to other financial institutions or their holding companies. Parent is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Parent has furnished or made available to Seller true and complete copies of the articles of incorporation and bylaws (or comparable organizational documents) of Parent and Acquiror as in effect on the date hereof.

(b) Parent Disclosure Schedule 4.1(b) lists the subsidiaries of Parent. Acquiror is a bank association duly organized, validly existing and in good standing under the laws of the State of Mississippi. Acquiror has the requisite corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, or to have such power or authority, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(c) Each of Parent’s subsidiaries (other than Acquiror, which is addressed in Section 4.1(b)), is duly incorporated or duly organized, as applicable to each subsidiary, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of such subsidiaries has the requisite corporate, limited liability company or trust power and authority, as applicable, to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, or to have such power or authority, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(d) Other than as listed on Parent Disclosure Schedule 4.1(b) and Acquiror’s ownership of stock of the Federal Home Loan Bank of Dallas, Parent does not own or control, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other entity.

4.2 Capitalization. The authorized capital stock of Parent consists of 75,000,000 shares of the Parent Common Stock, of which 40,272,141 shares are issued and outstanding and 1,019,904 shares are held in treasury as of the date hereof, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding on the date hereof. The authorized capital stock of Acquiror consists of 772,822 shares of common stock, $5.00 par value per share, all of which are issued and outstanding. All issued and outstanding shares of Parent Common Stock and all issued and outstanding shares of capital stock of Acquiror have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. All of the outstanding shares of Acquiror Common Stock are owned by Parent free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Except for stock options issued under Parent’s long-term incentive compensation plan (and any stock options issued under any similar plan assumed by Parent in connection with prior business combination transactions), neither Parent nor Acquiror nor any of the other subsidiaries of either, has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the transfer, purchase, redemption or issuance of any shares of Parent Common Stock or Acquiror Common Stock or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Parent shareholders may vote, nor any subordinated debt securities, are outstanding.

4.3 Authority; No Violation.

(a) Parent and Acquiror have all requisite corporate power and authority to execute and deliver this Agreement and the Articles of Merger, as applicable, and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Articles of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger, have been duly and validly approved by the unanimous vote of the board of directors of Parent and Acquiror, as applicable. Except for the approval of Acquiror’s sole shareholder of this Agreement required under Mississippi law, the Articles of Merger and the transactions contemplated hereby and thereby, no other corporate proceedings on the part of Parent or Acquiror are necessary to consummate the transactions so contemplated other than the filing of the Articles of Merger as contemplated in Section 1.2. Subject to the receipt of the regulatory and other approvals described in this Agreement, this Agreement and the Articles of Merger have been, or will be, duly and validly executed and delivered by Parent and Acquiror, as applicable, and constitute, or will constitute upon execution and delivery thereof, valid and binding obligations of Parent and Acquiror, as applicable, enforceable against Parent and Acquiror, as applicable, in accordance with and subject to their terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

(b) None of the execution and delivery of this Agreement and the Articles of Merger by Parent and Acquiror, as applicable, nor the consummation by Parent and Acquiror of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof nor compliance by Parent or Acquiror with any of the terms or provisions hereof or thereof, will (i) violate any provision of the articles of incorporation or bylaws (or comparable organizational documents) of Parent, Acquiror or any other subsidiary of Parent; (ii) assuming that the consents and approvals set forth in Section 4.3(c) are duly obtained, violate any (A) Law to which Parent, Acquiror or any of the other subsidiaries of Parent is subject or (B) any judgment, order, writ, decree or injunction applicable to Parent or Acquiror or any of their respective properties or assets; or (iii) assuming the consents and approvals set forth below are obtained, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or Acquiror under any of the terms, conditions or provisions of any agreements or contracts mentioned in Section 4.13 or any note, bond, mortgage, indenture, guarantee, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Acquiror is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Parent Material Adverse Effect.

(c) Except for consents and approvals of or filings or effective registrations with or notices to the MCB, the GDBF, the Commission, other applicable state and federal securities commissions, agencies and other similar regulatory bodies (including NASDAQ, the Financial Industry Regulatory Authority and other industry self-regulatory organizations), the FDIC, the Federal Trade Commission, the Department of Justice, the Mississippi Secretary of State, the Georgia Secretary of State, and the sole shareholder of Acquiror, and such other consents or approvals of or filings or effective registrations with or notices to any non-governmental third party which the failure to make or obtain, individually or in the aggregate, would not reasonably be likely to result in a Parent Material Adverse Effect, no consents or approvals of or filings or effective registrations with or notices to any Governmental Entity or non-governmental third party are required on behalf of Parent or Acquiror in connection with (i) the execution and delivery of this Agreement and the Articles of Merger by Parent and Acquiror, as applicable, and (ii) the consummation by Acquiror of the Merger and the other transactions contemplated hereby and by the Articles of Merger. As of the date of this Agreement, Parent and Acquiror has no Knowledge of any reason why any requisite regulatory approvals to be obtained by it (i) should not be granted on a timely basis or (ii) may be conditioned or restricted in any manner (including any requirement relating to the raising of additional capital or the disposition of assets) which could cause a Parent Material Adverse Effect.

4.4 Financial Statements.

(a) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents (as defined below) (the “Parent Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the Commission with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the Commission for quarterly reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries at the respective dates thereof and the consolidated results of Parent operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the Commission.

(b) Except to the extent reflected, disclosed or reserved against in the Parent Financial Statements or immaterial liabilities incurred since September 30, 2015 in the ordinary course of business and consistent with past practice (none of which arises from breach of any contract or agreement, breach of warranty, tort, infringement, violation of any applicable Law or any litigation or other proceeding or is otherwise a “loss contingency” within the meaning of Accounting Standards Codification Topic 450, Contingencies), neither Parent nor Acquiror has any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, results of operations, assets or financial condition of Parent and Acquiror, taken individually or as a whole.

(c) Since December 31, 2011, (i) neither Parent nor any of its subsidiaries nor, to the Knowledge of Parent, any director, officer, employee, auditor, accountant or representative of it or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its subsidiaries, whether or not employed by Parent or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent’s board of directors or any committee thereof or to any of Parent’s directors or officers.

(d) Parent and Acquiror have maintained a system of “internal controls over financial reporting” (as defined in Rules 13(a)-15(f) and 15d-15(f) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”)) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and which includes policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Parent and Acquiror, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of Parent and Acquiror are being made only in accordance with authorizations of management and directors of Parent or Acquiror, as applicable, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Parent or Acquiror that could have a material effect on the financial statements. Parent and Acquiror have devised and maintained “disclosure controls and procedures” (as defined in Rules 13(a)-15(e) and 15d-15(d) of the 1934 Act) effective for ensuring that information Parent is required to disclose in reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms. Parent has disclosed, based on its most recent evaluation, in the Parent SEC Documents and to its outside auditors and the audit committee of the Parent’s board of directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the 1934 Act) which are likely to adversely affect Parent’s ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

4.5 Absence of Certain Changes or Events. There has not been any adverse change in the business, results of operations, prospects, assets or financial condition of Parent and Acquiror taken individually or as a whole since September 30, 2015 that could reasonably be expected to have a material adverse effect on the ability of Parent and Acquiror to perform their obligations hereunder other than: (i) any change in banking or similar Laws of general applicability to banks, savings institutions or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally applicable to the banking or savings industries; (iii) reasonable expenses incurred in connection with the transactions contemplated hereby; and (iv) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

4.6 Legal Proceedings. None of Parent or any of its subsidiaries is a party to any, and there are no pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Parent or any of its subsidiaries other than routine litigation arising in the ordinary course of business, which, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries is a party to any judgment, order, writ, decree or injunction which, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect.

4.7 Taxes and Tax Returns. Except, as to each statement below, where the inaccuracy of such statement would not result in a Parent Material Adverse Effect:

(a) Each of Parent and its subsidiaries has duly filed (and until the Effective Time will so file) all Returns required to be filed or sent by or with respect to them in respect of any Taxes and has duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith and (ii) have not finally been determined. Parent and Acquiror have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable, whether or not disputed or accrued, as applicable. Except as set forth in Parent Disclosure Schedule 4.7(a), (i) the federal income tax returns of Parent and Acquiror have not been examined by the IRS (or are closed to examination due to the expiration of the applicable statute of limitations), and (ii) the Mississippi franchise tax returns of Parent and Acquiror, as applicable, respectively, have not been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. All Returns filed (and until the Effective Time to be filed) are or will be, as applicable, complete and accurate in all respects. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted in writing for, Taxes or assessments upon Parent or Acquiror, and no taxing authority has given written notice of the commencement of any audit, examination or deficiency action or made a claim in writing that Parent or Acquiror is required to file a Return in such taxing authority’s jurisdiction. There is no currently outstanding waiver, extension or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns with respect to Parent or Acquiror.

(b) No liens for Taxes exist with respect to any of the assets or properties of Parent or any of its subsidiaries, except for liens for Taxes not yet due and payable.

4.8 Securities Documents and Regulatory Reports.

(a) Since January 1, 2013, Parent has filed or furnished on a timely basis with the Commission all final registration statements, prospectuses, annual, quarterly or current reports and definitive proxy statements or other communications (other than general advertising materials), forms, reports, schedules, statements or other documents required to be filed or furnished by it pursuant to the 1933 Act or the 1934 Act, or the rules and regulations promulgated by the Commission (all such filed or furnished documents since January 1, 2013, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Parent SEC Documents”). As of the respective dates of their filing or being furnished (and, in the case of registration statements and proxy statements, as of the dates of their effectiveness and the dates of mailing, respectively), except to the extent that any Parent SEC Document has been amended or superseded by a subsequently filed Parent SEC Document prior to the date hereof, in which case, as of the date of such amended or superseded filing, each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, form, report, schedule statement or other document, as of its date, complied or, if not yet filed or furnished, will comply in all material respects with all Laws applicable to the Parent SEC Documents (including the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act of 2002, as amended) and did not, and any Parent SEC Documents filed with or furnished to the Commission subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that information as of a later date filed publicly prior to the date hereof shall be deemed to modify information as of an earlier date.

(b) Since January 1, 2012, Parent and Acquiror have duly filed in correct form all monthly, quarterly and annual reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with the MCB, FDIC, the FRB and any other federal or state Governmental Entity having jurisdiction over Parent and/or Acquiror, other than the Commission, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such monthly, quarterly and annual reports, forms, correspondence, registrations and statements, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect. As of their filing date, each such report or other filing did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. To the extent not prohibited by Law, Parent has delivered or made available to Seller accurate and complete copies of such reports, forms, correspondence, registrations and statements. Parent Disclosure Schedule 4.8 lists all examinations of Parent and Acquiror conducted by the applicable bank regulatory authorities since January 1, 2013 and the dates of any responses submitted thereto. In connection with the most recent examinations of Parent or any of the subsidiaries by the applicable bank regulatory authorities, neither Parent nor any of its subsidiaries was required to materially correct or change any action, procedure or proceeding which Parent or Acquiror believes has not been now corrected or changed as required. Other than its normal examinations, there is no proceeding, examination or investigation pending or, to the Knowledge of Parent or Acquiror, threatened by any Governmental Entity with respect to Parent’s or Acquiror’s business or operations.

4.9 Parent Information. None of the information relating to Parent and its subsidiaries to be provided by Parent or Acquiror for inclusion or incorporation by reference in the Proxy Statement/Prospectus and/or in the Registration Statement or in any application, notification or other document to be filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, will, as of the date the Proxy Statement/Prospectus is first mailed to Seller’s shareholders or at the time of the Special Meeting, or at the time the Registration Statement becomes effective under the 1933 Act or at the Effective Time, or at the time any such other application, notification or other document are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except that this representation shall not apply to any information in the Proxy Statement/Prospectus, the Registration Statement or such other applications, notifications or other documents supplied by Seller for inclusion), provided that information as of a later date shall be deemed to modify information as of an earlier date.

4.10 Compliance with Applicable Law.

(a) Each of Parent and its subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted and to own or lease its properties and assets, and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, except for such failures to have such permits, licenses, certificates of authority, orders and approvals of, to make all filings, applications and registrations with Governmental Entities or to be in full force and effect which, individually or in the aggregate, would not reasonably be likely to result in a Parent Material Adverse Effect. To the Knowledge of Parent, no suspension or cancellation of any of the same is threatened.

(b) Neither Parent nor any of its subsidiaries is (i) in material violation of (A) its respective articles of incorporation or bylaws (or comparable organizational documents) or any other governing instrument or (B) any Law of any Governmental Entity or (ii) in default with respect to any judgment, order, writ, decree or injunction of any court or other Governmental Entity, except in the case of clauses (i)(A) and (ii) above, such violations or defaults which, individually or in the aggregate, would not reasonably be likely to result in a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries has received any written notice from any Governmental Entity asserting that Parent or any of its subsidiaries is in violation of any of the foregoing, except for such violations which, individually or in the aggregate, would not reasonably be likely to result in a Parent Material Adverse Effect. Neither Parent nor Acquiror is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks issued by Governmental Entities), and neither of them has received any written communication requesting that it enter into any of the foregoing, except for such cease and desist orders, agreements, written directives, memorandums of understanding or written commitments which, individually or in the aggregate, would not reasonably be likely to result in a Parent Material Adverse Effect. Neither Parent nor Acquiror participated in the United States Department of the Treasury’s Capital Purchase Program or its Community Development Capital Initiative.

(c) Without limiting the generality of the foregoing, to the Knowledge of Parent, each of Parent and Acquiror is in material compliance with the Bank Secrecy Act and all regulations promulgated thereunder and has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). In addition, each of Parent and Acquiror is in material compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act, the GLB Act Privacy Provisions, Office of Foreign Assets Control Regulation, Bank Protection Act, all applicable Financial Crimes Enforcement Network requirements and all other related laws. Parent and Acquiror have neither had nor suspected any material incidents of fraud or defalcation during the last two years.

4.11 Employee Benefit Plans.

(a) Each employee benefit plan, arrangement, or commitment of Parent or any of its subsidiaries which is an “employee benefit plan” within the meaning of Section 3(3) of ERISA, and each bonus, deferred compensation, pension (including an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA) (“Parent Pension Plan”), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plan and all other material fringe benefits, employee benefit plans, practices, arrangements or commitments under which either Parent or any of its subsidiaries has an existing or future liability that cover current or former officers or employees or directors of Parent and any of the subsidiaries, whether individually or in the aggregate or by group or class, whether written or unwritten, qualified or non-qualified are listed in Parent Disclosure Schedule 4.11(a) (the “Parent Plans”). Parent has furnished to Seller true and complete copies or descriptions of each Parent Plan together, if applicable, with (i) all amendments, supplements, funding arrangements, policies, or other related documents thereto, (ii) the most recent summary plan description for each such Parent Plan for which a summary plan description is required, (iii) any applicable trust agreement, (iv) the most recent actuarial (to the extent applicable) and financial reports prepared with respect to any Parent Plan that is intended to be qualified under Section 401(a) of the Code (“Qualified Parent Plan”), (v) the three most recent annual reports filed with any Governmental Entity, including all schedules thereto, (vi) the most recent determination letter or ruling, if any, issued by the IRS with respect to any Qualified Parent Plan and a description of any open requests for rulings, statements or letters that pertain to any such Qualified Parent Plan, (vii) all registration statements filed with the Commission with respect to any of the Parent Plans, and (viii) any material written communications within the past six plan years to or from the IRS or any Governmental Entity with respect to any Parent Plan.

(b) Except as disclosed in Parent Disclosure Schedule 4.11(b): (i) each Parent Plan has been operated in compliance with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental Laws, including but not limited to the Health Insurance Portability and Accountability Act of 1996, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1994, the Americans with Disabilities Act and the Americans with Disabilities Amendments Act of 2008, the Patient Protection and Affordable Care Act of 2010, except for such instances of non-compliance that, either individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect; (ii) at all times after December 31, 2004, each Parent Plan that constitutes a nonqualified plan of “deferred compensation” within the meaning of Section 409A of the Code has been operated in compliance in all material respects with the applicable provisions of Section 409A of the Code and each Parent Plan has been timely amended to comply in all material respects with the applicable provisions of such section; (iii) each Qualified Parent Plan has received a favorable determination letter from the IRS or is entitled to rely upon a letter issued to a prototype sponsor or volume submitter sponsor covering all required Tax Law provisions or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code and, to the Knowledge of Parent, no fact or event has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of any Qualified Parent Plan; (iv) neither Parent nor any of its subsidiaries has any liability to the IRS with respect to any Parent Plan, including any liability imposed by Chapter 43 of the Code, and no amount or any asset of any Parent Plan is subject to tax as unrelated business taxable income; (v) as of the date hereof, there is no pending or, to the Knowledge of Parent, threatened claim, administrative proceeding or litigation relating to any Parent Plan except claims for benefits arising in the ordinary course of the administration of such plans; (vi) neither Parent nor any of its subsidiaries has engaged in a transaction with respect to any Parent Plan subject to ERISA that could reasonably be expected to subject Parent or any of its subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Sections 502(i) and 4071 of ERISA; and (vii) neither Parent nor any of its subsidiaries has contributed to or been obligated to contribute to any “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, regardless of whether based on contributions of an ERISA Affiliate. For purposes of this Agreement, the term “ERISA Affiliate” shall mean any entity, which together with Seller or Parent, as applicable, would be treated as a single employer under Code Section 414 or ERISA Section 4001(b).

(c) All contributions required to be made by Parent or any of its subsidiaries under the terms of any of their Parent Plans, as of the date hereof, have been timely made, and all obligations and liabilities under such Parent Plans that have accrued but are not due have been reflected in accordance with GAAP on their financial statements referred to in Section 3.4. No Parent Pension Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither Parent nor any of its subsidiaries has an outstanding funding waiver. Neither Parent nor any of its subsidiaries has provided, or is required to provide, security to any Parent Pension Plan pursuant to Section 401(a)(29) of the Code, and no such plan is or has been subject to any limitation on accelerated distributions or amendments under Section 436 of the Code.

(d) There has been no amendment to, announcement by Parent or any of its subsidiaries relating to, or change in employee participation or coverage under, any Parent Plan which would materially increase the expense of maintaining such Parent Plan above the level of the expense incurred therefor for the most recent fiscal year. Except as set forth on Parent Disclosure Schedule 4.11(e), neither the execution of this Agreement, approval of this Agreement by the sole shareholder of Acquiror nor the consummation of the transactions contemplated hereby (individually or in conjunction with any other event) will (i) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits or increase in the amounts payable or result in any other material obligation pursuant to any Parent Plan; (ii) limit or restrict their right or, after the consummation of the transactions contemplated hereby, the right of Employer (as defined in Section 5.13(a)(i)) to merge, amend or terminate any Parent Plan; (iii) entitle any Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof; or (iv) cause Parent or any of its subsidiaries to record additional compensation expense on their income statements with respect to any outstanding stock option or other equity-based award.

4.12 Deposit Insurance and Other Regulatory Matters. The deposit accounts of Acquiror are insured by the FDIC to the maximum extent permitted by the FDIA, and Acquiror has paid when due all premiums and assessments required by the FDIA and the regulations thereunder. No action, suit or proceeding is pending or, to the Knowledge of Parent, has been threatened by the FDIC against Parent or Acquiror with respect to the termination of such insurance. Acquiror has complied in all material respects with any agreements or commitments entered into or made by Acquiror in connection with obtaining “brokered” deposits (as such term is defined in 12 C.F.R. § 337.6(a)(2)).

4.13 Material Contracts; Other Agreements. Neither Parent nor Acquiror is in default under any contract filed as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2014, or its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 or June 30, 2015, other than defaults which would not reasonably be likely to result in, individually or in the aggregate, a Parent Material Adverse Effect. Acquiror is in material compliance with all reporting, recordkeeping, audit and other requirements under all purchase and assumption agreements, commercial shared-loss agreements, and/or loss share arrangements with the FDIC and all agreements and arrangements with respect to loss sharing thereunder are enforceable against the FDIC in accordance with their respective terms (subject to the Bankruptcy and Equity Exception).

4.14 NASDAQ. Parent is in compliance in all material respects with the rules, regulations and policies of NASDAQ applicable to Parent.

4.15 Broker Fees. Except as set forth in Parent Disclosure Schedule 4.15, neither Parent nor any of its subsidiaries nor any of their respective directors or officers has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

4.16 Tax and Regulatory Matters. Neither Parent nor any of its subsidiaries has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.7 or result in failure of the condition in Section 7.1(c).

4.17 Regulatory Capital; Community Reinvestment Act. Acquiror is, and on the Closing Date, Acquiror will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FDIC, and on the date hereof, Parent is, and on the Closing Date, Parent will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB. To the Knowledge of Parent, Acquiror is in material compliance with all applicable provisions of the CRA and has received a CRA rating of “Satisfactory” in its most recent exam under the CRA. As of the date hereof, Parent and Acquiror have no Knowledge of the existence of any fact or circumstance or set of facts or circumstances that could be reasonably expected to result in Acquiror failing to be “well capitalized” or having its CRA rating lowered within the next twelve (12) months.

4.18 Parent Shares. The shares of Parent Common Stock to be issued to pay the aggregate Merger Consideration pursuant to this Agreement (i) will have been duly authorized by the Effective Time, and (ii) when issued in accordance with the terms of this Agreement, will be (A) validly issued, fully paid and non-assessable, (B) free and clear of all liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever, excluding restrictions under the 1933 Act, (C) issued in material compliance with all applicable securities Laws, and (D) in addition, such issuances shall not be subject to any preemptive right of shareholders of Parent or to any right of shareholders of Parent or to any right of first refusal or other right in favor of any person which has not been observed or waived.

4.19 Opinion. Prior to the execution of this Agreement, the board of directors of Parent has received the oral opinion (to be confirmed in writing) of its financial advisor, Raymond James & Associates, Inc., to the effect that, as of the date thereof and based upon and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to Parent. Parent shall furnish an accurate and complete copy of such opinion to Seller, solely for informational purposes, as promptly as practicable following the execution of this Agreement. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.20 No Parent Vote Required. No vote of the holders of any class or series of capital stock of Parent is necessary or required in order to adopt this Agreement or approve the transactions contemplated hereby, including the Merger.

4.21 No Financing. Parent has and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement. For the avoidance of doubt, prior to Effective Time, Parent may from time to time resort to external sources to raise equity or debt capital, which shall not be deemed to be a breach of the representation and warranty set forth in this Section 4.21 except where the purpose of such financing is to raise capital to effect the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Conduct of the Business of Seller.

(a) During the period from the date hereof to the Effective Time, except as expressly permitted by this Article V, Seller shall conduct its business only in the ordinary course and consistent with past practice and prudent banking practice or as required hereunder, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, if Parent shall not have disapproved of Seller’s request in writing (Parent’s receipt of which has been confirmed by telephone) within three (3) Business Days upon receipt of such written request from Seller, then such request shall be deemed to be approved by Parent. Seller shall use its commercially reasonable efforts consistent with past practices to maintain and preserve intact its business organization, its rights, franchises and other authorizations issued by Governmental Entities and its current relationships with customers, regulators, employees and other persons with which it has business or other relationships. During the period from the date hereof to the Effective Time, Seller shall provide Parent with a true and complete copy of any agreement by Seller to indemnify and/or hold harmless any director, officer, employee or agent of Seller, except to the extent required under the mandatory provisions of the articles of organization or bylaws of Seller or under applicable Law, promptly (but in no event more than five days) after the date Seller executes any such agreement.

(b) Seller agrees to notify Parent and Acquiror as promptly as practicable if after the date hereof Seller makes or acquires any loan or issues a commitment (or renews or extends an existing commitment) for any loan relationship having total credit exposure to the applicable borrower (and its affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $2,000,000, or amends, renews, restructures or modifies in any material respect any existing loan relationship, that would result in total credit exposure to the applicable borrower (and its affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $2,000,000.

(c) The declaration of the last quarterly dividend by Seller prior to the Effective Time and the payment thereof shall be coordinated with Parent so that holders of Seller Common Stock do not receive dividends on both Seller Common Stock and Parent Common Stock received in the Merger in respect of such quarter.

5.2 Negative Covenants of Seller. Seller agrees that from the date hereof to the Effective Time, except with respect to all reasonable transfers, expenses, indebtedness, grants, contracts or any transactions reasonably necessary to effectuate the opening of a branch in Marietta, Georgia and consistent with Seller’s past practices in opening branches, and as otherwise approved in advance by Parent in writing, which approval shall not be unreasonably withheld, conditioned or delayed, or as permitted or required by this Agreement, Seller will not:

(i)	change any provision of the articles of incorporation or bylaws (or comparable organizational document) or other governing instrument of Seller;

(ii)	except for the issuance of Seller Common Stock pursuant to the present terms of the outstanding Seller Stock Options, Seller Plans and Seller Warrants, (A) change the number of shares of its authorized or issued capital stock or other equity interests, as applicable, (B) issue or grant (or commit to issue or grant) any shares of its capital stock or other equity interests, as applicable, or any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to its authorized or issued capital stock or other equity interests, as applicable, any security convertible into shares of such capital stock or other equity interests, as applicable, or any stock or equity appreciation right, restricted unit or other equity-based compensation, (C) split, combine or reclassify any shares of its capital stock or other equity interests, as applicable, (D) redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests, as applicable, or (E) enter into any agreement, undertaking or arrangement with respect to the sale or voting of its capital stock or other equity interests, as applicable;

(iii)

(A) create or incur any indebtedness for borrowed money (other than acceptance of deposits, purchases of Federal funds, short-term Federal Home Loan Bank borrowings, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business consistent with past practice, including with respect to prices, terms and conditions; provided, that Seller shall not accept any brokered deposits; or (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except, in the case of this clause (B), in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice;

(iv)	set any record or payment dates for the payment of any dividends or other distributions on its capital stock or other equity interests, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock or other equity interests, as applicable, of Seller other than regular quarterly cash dividends on Seller Common Stock not in excess of $0.03 per share per quarter with record and payment dates consistent with past practice; provided, that no quarterly dividend shall be declared with respect to the quarter in which the Effective Time is expected to occur unless the Effective Time is anticipated to be after the record date for such dividend;

(v)	except as required under applicable Laws, (A) alter or amend the terms of any Seller Plans existing as of the date hereof unless necessary to continue the coverage (in increments of no longer than one year) of the expiring insurance policies set forth on Seller Disclosure Schedule 3.8(d) on substantially the same terms and conditions as the applicable expiring policy, (B) enter into, adopt or terminate, or agree to enter into, adopt or terminate, any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Seller, (C) amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Seller, (D) except as contemplated by this Agreement, grant or accelerate the vesting of any equity-based awards for the benefit of any such individual, (E) enter into any new, amend or commence participation in any existing collective bargaining agreement or similar agreement with respect to Seller, or (F) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Seller Plans;

(vi)	(A) except pursuant to contracts listed on Seller Disclosure Schedule 3.13(a), grant any severance, termination pay or other benefit payable upon termination or separation from employment, or enter into or amend any employment, consulting, compensation or retention agreement with, any of its directors, officers, employees or consultants, (B) award any increase in compensation or benefits to its directors, officers, employees or consultants other than in the ordinary course of business consistent with past practices, provided, that no individual increase in compensation shall exceed 3.0% of the directors’, officers’, employees’ or consultants’ compensation prior to the increase, even if consistent with past practices, (C) hire, transfer, promote or terminate the employment of any employee of Seller who has a base annual compensation of $60,000 or more or (D) pay any bonus of any kind or amount to any director, officer, employee or consultant other than in the ordinary course of business consistent with past practice;

(vii)	sell, lease, transfer, mortgage, encumber or otherwise dispose of any properties or other assets except (A) subject to Section 5.2(xvi), sales of loans, loan participations and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not affiliates of Seller, (B) as expressly required by contracts or agreements set forth on Seller Disclosure Schedule 3.13(a), or (C) sales of other real estate owned in the ordinary course of business consistent with past practice to third parties who are not affiliates of Seller; provided, that, for the avoidance of doubt, the parties agree that any sale of a loan for an amount less than 90% of its carrying value (as determined in accordance with GAAP and applicable Law), or any sale of other real estate owned for an amount less than 90% of its appraised value shall not, in either case, be considered a sale in the ordinary course of business;

(viii)	pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to Section 5.2(xxi), in the ordinary course of business and consistent with past practice;

(ix)	make, or commit to make, any capital expenditures in excess of $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair;

(x)	permit the commencement of any construction of new structures or facilities upon, or purchase or lease, any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Seller;

(xi)	other than changes required by GAAP as concurred in by Seller’s independent accountants, (A) make any change in its accounting methods or practices or systems of internal accounting controls (or the manner in which liabilities are accrued), (B) revalue in any material respect any of its assets, including writing-off notes or accounts receivable or (C) change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in Law;

(xii)	except as may be required by applicable Laws or by the FDIC or other Governmental Entity, enter into any new line of business or change in any material respect any lending, deposit, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to loans or depository accounts (or waive any material fees with respect thereto), hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans;

(xiii)	make, change or revoke any material Tax election, change an annual Tax accounting period or adopt or change any Tax accounting method, file any amended Tax Return or settle or compromise any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(xiv)	engage in any transaction with an “affiliate,” as defined in Section 3.18, other than in the ordinary course of Seller’s business and in compliance with Regulation O;

(xv)	enter into any leveraged arbitrage programs, any futures contract, option or other agreement, or take any action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xvi)	(A) materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, (B) invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable pronouncements of the FDIC or other Governmental Entities or (C) purchase or otherwise acquire any debt security with a remaining term as of the date of such purchase or acquisition of greater than 5 years for Seller’s own account;

(xvii)	knowingly take any action or knowingly fail to take any action which would be reasonably expected to adversely affect or delay the ability of Seller to perform its covenants and agreements on a timely basis under this Agreement or to consummate the transactions contemplated by this Agreement;

(xviii)	knowingly take any action or knowingly fail to take any action that could reasonably be expected to result in any of its representations and warranties contained in Article III not being true and correct in any material respect at the Effective Time;

(xix)	knowingly take any action which would be reasonably expected to adversely affect or delay the ability of Seller or Parent to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which could reasonably be expected to result in any such approvals, consents or waivers containing any condition or restriction that would materially impair the value of the transaction to Parent;

(xx)

(A) acquire direct or indirect control over any business or other entity, whether by stock purchase, merger, consolidation or otherwise, including the incorporation or organization of any subsidiary, or

(B) make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person or entity, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not affiliates of Seller;

(xxi)	(A) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $75,000 individually or $150,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (B) agree or consent to the issuance of any judgment, order, writ, decree or injunction restricting or otherwise affecting its business or operations; or

(xxii)	agree to, or make any commitment to, take, or adopt any resolutions of board of directors (or comparable governing body) of Seller in support of, any of the actions prohibited by this Section 5.2.

5.3 No Solicitation.

(a) Upon the execution of this Agreement, Seller shall, and shall cause its affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by Seller (each, a “Seller Representative”) to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any persons or that may be ongoing with respect to any Acquisition Proposal (as defined below). Upon request by Parent, Seller shall request the return and destruction of all confidential information provided to any such person. In addition, Seller shall not release any third party from, or waive any provisions of, any confidentiality or standstill agreements to which it is a party with respect to any Acquisition Proposal. Except as otherwise provided below, from the date of this Agreement through the Effective Time, Seller shall not, and shall not authorize or permit any Seller Representative to, directly or indirectly through another person, (i) solicit, initiate, or knowingly facilitate or encourage (including by way of furnishing information or assistance), or take any other action designed to solicit, initiate, knowingly facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) participate in any discussions, negotiations or other communications regarding any Acquisition Proposal or (iii) provide any confidential or nonpublic information or data to any person relating to an Acquisition Proposal; provided, that notwithstanding the foregoing, Seller’s board of directors may, prior to the Special Meeting (but not after), take any of the actions described in Section 5.3(ii) or (iii) in response to an unsolicited bona fide written Acquisition Proposal by such person made after the date of this Agreement that Seller’s board of directors concludes in good faith constitutes or is reasonably likely to result in a Superior Proposal and Seller’s board of directors concludes in good faith, after consultation with outside legal counsel and its financial advisor (as to financial matters), that failure to take such actions would be inconsistent with the directors’ fiduciary duties under applicable Law and subject to compliance with the other terms of this Section 5.3; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Seller shall have provided both notice to Parent and Acquiror of its intention to provide such information to the third party as well as to Parent and Acquiror (if not previously provided to Parent and Acquiror), and Seller shall have entered into a confidentiality agreement with such third party on customary terms and conditions (including customary non-disclosure, confidentiality, standstill and non-solicitation and no-hire provisions and not including any provisions giving such person any exclusive right to negotiate with Seller or prohibiting disclosure to Acquiror of the terms and conditions of any Acquisition Proposal). Seller agrees that it will take the necessary steps to inform the Seller Representatives of the obligations undertaken in this Section 5.3.

For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) to do any of the foregoing from any person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of Seller, (ii) direct or indirect acquisition or purchase of any class of equity securities representing 20% or more of the voting power of any class of equity securities of Seller or 20% or more of the assets of Seller, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the voting power of any class of equity securities of Seller, or (iv) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Seller, in each case other than the transactions contemplated by this Agreement.

For purposes of this Agreement, the term “Superior Proposal” means a bona fide written Acquisition Proposal that Seller’s board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisor, taking into account the likelihood of consummation of such transaction on the terms set forth therein and all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal (including any applicable termination fees, expense reimbursement provisions and conditions to consummation) that Seller’s board of directors deems relevant, (i) is more favorable to the shareholders of Seller from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of Superior Proposal, the term Acquisition Proposal shall have the meaning assigned to such term in the paragraph immediately above except that the reference to “20% or more” in the definition of Acquisition Proposal shall be deemed to be a reference to “50% or more.”

(b) Seller shall notify Parent and Acquiror in writing as promptly as practicable (and in no event more than 48 hours) after receipt of any Acquisition Proposal, any request for nonpublic information relating to Seller that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry from any person seeking to have discussions, negotiations or other communications relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, requests, proposals or offers (including a copy of such Acquisition Proposal if in writing and any related documentation or correspondence), except to the extent that such material both constitutes confidential information of the third party making such Acquisition Proposal under an effective confidentiality agreement and is not related to the terms and conditions of such Acquisition Proposal. Seller agrees that it shall keep Parent and Acquiror informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(c) Except as expressly permitted by this Section 5.3, and after compliance with this Agreement, neither the board of directors of Seller nor any committee thereof shall (i) withhold, withdraw, amend, modify or qualify (or propose publicly to withhold, withdraw, amend, modify or qualify), in a manner adverse in any respect to the interests of Parent, the Seller Recommendation (as defined in Section 5.8(b)) or take any action or make any statement in connection with the Special Meeting inconsistent with such approval or the Seller Recommendation or (ii) approve or recommend (or propose publicly to approve or recommend) any Acquisition Proposal (either (i) or (ii), a “Change in the Seller Recommendation”). Except as expressly permitted by this Section 5.3, and after compliance with this Agreement, Seller shall not, and Seller’s board of directors or any committee thereof shall not cause Seller to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than a confidentiality agreement referred to in Section 5.3(a) and in compliance with the terms thereof) relating to any Acquisition Transaction (each, a “Seller Acquisition Agreement”). For purposes of this Agreement, a Change in the Seller Recommendation shall include any failure by Seller’s board of directors to recommend against an Acquisition Proposal. Notwithstanding the foregoing, at any time prior to, but not after, obtaining the Seller Shareholder Approval the board of directors of Seller (including any committee thereof) may effect a Change in the Seller Recommendation (and, in the event that the board of directors of Seller determines such Acquisition Proposal to be a Superior Proposal in accordance with this Section 5.3, terminate this Agreement pursuant to Article 7 hereof in order to concurrently enter into a Seller Acquisition Agreement with respect to such Superior Proposal), if the board of directors of Seller determines in good faith, after consultation with outside legal counsel and its financial advisors (as to financial matters), that the failure to do so would be inconsistent with the directors’

fiduciary duties under applicable Law; provided, however, that Seller may not take any such actions unless (y) Seller shall have complied in all respects with this Section 5.3 and Section 5.8 and (z):

(i)	within three Business Days after notice to Parent and Acquiror of receipt of an Acquisition Proposal, Seller’s board of directors determines in good faith, after consultation with its outside legal counsel and its financial advisor (as to financial matters), that such Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Parent and Acquiror under this Section 5.3(c);

(ii)	Seller has given each of Parent and Acquiror at least six Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal)) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Superior Proposal;

(iii)	Before effecting such Change in the Seller Recommendation, Seller has negotiated, and has caused Seller Representatives to negotiate, in good faith with Parent and Acquiror during such notice period, to the extent Parent or Acquiror wishes to negotiate, to enable Parent or Acquiror to propose revisions to the terms of this Agreement that obviate the need of Seller’s board of directors to make a Change in the Seller Recommendation, including in the case of a Superior Proposal, by proposing such terms so as to make such Superior Proposal no longer a Superior Proposal; and

(iv)	Seller’s board of directors, following the final of such six (or three, as applicable) Business Day period (as described below) again determines in good faith, after consultation with its outside legal counsel and with its financial advisor (as to financial matters) and having considered in good faith any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that the failure to make a Change in the Seller Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.

If during such six Business Day period there are any material modifications to the financial terms (including any modifications to the form, amount or timing of payment of consideration) or any other material terms of any Superior Proposal, Seller shall, in each case, deliver to Parent and Acquiror as reasonably necessary a new written notice, the notice period shall have recommenced and Seller shall be required to comply with its obligations under this Section 5.3(c) with respect to such new written notice. During the applicable notice period, Seller shall not terminate this Agreement unless Seller receives written notice from Parent that it does not intend to enter into negotiations with Seller to propose revisions to the terms of this Agreement to match or better a Superior Proposal.

(d) Subject to Section 7.1(e) (and in that case, only if Seller shall have complied with its obligations under this Section 5.3 and Section 5.8), nothing in this Section 5.3 shall permit Seller to terminate this Agreement or affect any other obligation of Seller under this Agreement. Unless this Agreement has been terminated, Seller shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(e) Nothing contained in this Section 5.3 shall prohibit Seller from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.

5.4 Negative Covenants of Parent and Acquiror. Except as expressly provided in this Agreement, or as set forth on Parent Disclosure Schedule 5.4, during the period from the date of this Agreement to the Effective Time, each of Parent and Acquiror and their subsidiaries and their respective boards of directors shall not:

(a) other than in connection with this Agreement, and except as would not have a material adverse effect on the ability of Parent and Acquiror to perform their obligations hereunder, fail to conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice, or fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

(b) knowingly take any action or knowingly fail to take any action which would be reasonably expected to adversely affect or delay the ability of Parent or Acquiror to perform their respective covenants and agreements on a timely basis under this Agreement or to consummate the transactions contemplated by this Agreement;

(c) knowingly take any action or knowingly fail to take any action that could reasonably be expected to result in any of its representations and warranties contained in Article IV not being true and correct in any material respect at the Effective Time;

(d) knowingly take any action which would be reasonably expected to adversely affect or delay the ability of Parent, Acquiror or Seller to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which could reasonably be expected to result in any such approvals, consents or waivers containing any condition or restriction that would materially impair the value of the transaction to Parent;

(e) agree to, or make any commitment to, take, or adopt any resolutions of board of directors of Parent or Acquiror in support of, any of the actions prohibited by this Section 5.4;

(f) change any provision of the articles of incorporation or bylaws (or comparable organizational document) or other governing instrument of Parent or Acquiror; or

(g) other than changes required by GAAP as concurred in by Parent’s independent accountants, (A) make any change in its accounting methods or practices or systems of internal accounting controls (or the manner in which liabilities are accrued), (B) revalue in any material respect any of its assets, including writing-off notes or accounts receivable or (C) change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in Law.

5.5 Current Information. During the period from the date hereof to the Effective Time, the parties will cause one or more of each of their designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding each of its business, results of operations, prospects, assets, liabilities and condition (financial or otherwise) and matters relating to the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, (i) in such conferences with representatives of Parent, the designated representative(s) of Seller shall provide updates with respect to loan charge-offs and sales of other real estate owned since the last conference, (ii) within 10 days after the end of each calendar month, Seller shall provide Parent with (A) an unaudited balance sheet as of the end of such month, together with unaudited statements of income, changes in shareholders’ equity and cash flows for the month and year-to-date period, and (B) a schedule of loans charged-off during such month and other real estate owned sold during such month. Within 30 days after the end of each fiscal quarter, Seller shall provide Parent with a copy of the FDIC Call Report filed with the FDIC; in addition, subject to applicable Laws (including relating to the exchange of information), within five Business Days after filing Seller shall provide Parent a copy of all reports, forms, correspondence, registrations and statements, together with any amendments thereto, that Seller files during the period from the date of this Agreement to the Effective Time with the GDBF, the FDIC and any other federal or state Governmental Entity having jurisdiction over Seller.

5.6 Access to Properties and Records; Confidentiality.

(a) Each of the parties shall permit the other party and its representatives reasonable access to their properties and shall disclose and make available to such party all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities in which the parties may have an interest, except for such documents that the board of directors of each party have been advised by their respective counsel that such disclosure, production or distribution may violate a confidentiality obligation, fiduciary duty, any Law or regulation, or may result in a waiver of the parties’ respective attorney-client privileges. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any Law, order or judgment. The parties will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The parties shall make their respective executive officers available to confer with the other party’s representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations.

(b) All information furnished previously by the parties or any of their respective subsidiaries, or hereafter furnished prior to the Effective Time, in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger and, if the Merger shall not occur, the party receiving the information shall, at the request of the party which furnished such information, either return to the party which furnished such information or destroy all documents or other materials containing, reflecting or referring to such information; provided, that the party receiving the information shall not be required to delete or erase such information from its servers; shall use its best efforts to keep confidential all such information; shall use such information only for the purpose of consummating the transactions contemplated by this Agreement; and shall not directly or indirectly use such information for any competitive or commercial purposes. The obligations of the parties to keep such information confidential shall continue for three years (except for any confidential customer information, which shall be kept confidential indefinitely) from the date the Merger are abandoned but shall not apply to (i) any information which (A) was already in the possession of the party receiving the information prior to the disclosure thereof to it by the party furnishing the information; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving the information in violation of this Section 5.6(b); or (D) was disclosed to the party receiving the information by a third-party not known by the receiving party to be bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or any other Governmental Entity with authority to compel disclosure.

5.7 Regulatory Matters.

(a) Each of the parties hereto shall use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other parties in taking, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, to consummate the transactions contemplated hereby (including actions required to continue any contract or agreement of Seller following Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other parties in obtaining) any permit, consent, waiver, approval and authorization of, or any exemption by, any Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement, including the Merger. The parties hereto shall cooperate with each other and prepare and file, as promptly as possible after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement.

(b) Each of the parties shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement.

Such consents and approvals and the transactions contemplated hereby shall not have been contested by any Governmental Entity or any third party by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Parent, Acquiror and Seller may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection. Notwithstanding anything set forth in this Agreement, under no circumstances shall a party be required, and Seller shall not be permitted (without Parent’s written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, waivers, approvals and authorizations, that (i) would have, or would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or (ii) as to Parent or Acquiror, would prohibit or materially limit the ownership or operation by Seller, or by Parent or Acquiror or any of Parent’s other subsidiaries, of all or any material portion of the business or assets of Seller or Parent or Acquiror or any of Parent’s other subsidiaries or would compel Parent or Acquiror or any of their subsidiaries to dispose of all or any material portion of the business or assets of Seller (any of the foregoing, a “Burdensome Condition”); provided, however, that, (y) any prohibition, limitation or other requirement imposed by a Governmental Entity which is customarily imposed in published orders or approvals for transactions such as the Merger shall not be deemed to be a Burdensome Condition and (z) prior to declaring a Burdensome Condition and electing not to consummate the transactions contemplated hereby as a result thereof, Parent and Acquiror shall negotiate in good faith with the relevant Governmental Entity to seek a commercially reasonable modification to the prohibition, limitation or other requirement to reduce the burdensome nature thereof such that the prohibition, limitation or other requirement no longer constitutes a Burdensome Condition; and, provided, further, that, if requested by Parent, then Seller will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Seller only in the event the Closing occurs.

(c) Subject to applicable Laws relating to the exchange of information, Parent and Seller shall, upon request, furnish each other with all information concerning Parent, Acquiror and Seller and their respective subsidiaries and their respective directors, officers and shareholders, as applicable, and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, Acquiror and Seller to any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

(d) Subject to applicable Laws (including those relating to the exchange of information), Seller and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Laws, the parties shall (i) promptly furnish each other with copies of notices or other communications received by the other party (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) provide the other party a reasonable opportunity to review in advance, and accept the reasonable comments of the other party in connection with, any proposed communication to, including any filings with or other written materials submitted to, any Governmental Entity, and (iii) consider in good faith the other party’s views with respect to, and confer in good faith with the other party to resolve, any disagreement as to strategy with respect to any communication by the other party with any Governmental Entity or third party relating to the transactions contemplated by this Agreement. Sellers shall not participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless Seller consults with Parent in advance and, to the extent not prohibited by applicable Laws, gives Parent the opportunity to attend and participate. Any such disclosures or rights to participate may be made on an outside counsel-only basis to the extent required under applicable Laws.

5.8 Preparation of Registration Statement; Shareholder Approval.

(a) Seller shall reasonably cooperate with Parent in order for Parent to prepare and file with the Commission as promptly as practicable a proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be mailed to the shareholders of Seller related to the Special Meeting and to be part of the Registration Statement to be filed by Parent with the Commission pursuant to the 1933 Act with respect to the shares of Parent Common Stock to be issued in connection with the Merger. In furtherance of the foregoing, Parent shall provide Seller and its counsel reasonable opportunity to review and comment on the Proxy Statement/Prospectus and the Registration Statement. The parties shall use their reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable after its filing. The Proxy Statement/Prospectus, and any amendment thereto, shall include, subject to Section 5.3, the Seller Recommendation. Parent shall notify Seller promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information and shall supply Seller with copies of all correspondence between Parent or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect thereto. If, at any time prior to the Special Meeting, any event occurs with respect to any party hereto, or any change occurs with respect to other information supplied by a party for inclusion in the Proxy Statement/Prospectus or the Registration Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the Registration Statement, such party shall promptly notify the other party of such event, and cooperate for Parent to promptly file with the Commission any necessary amendment or supplement thereto and, to the extent required by applicable Laws, in disseminating the information contained in such amendment or supplement to the shareholders of Seller. Parent shall cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder. Parent will advise Seller promptly after it receives notice thereof of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the Commission for the amendment or supplement of the Registration Statement or for additional information. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the Effective Time, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Parent and Acquiror relating to Parent and Acquiror and by Seller relating to Seller, (i) will comply in all material respects with the provisions of the 1933 Act and the rules and regulations of the Commission thereunder and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Parent also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) Seller, subject to the provisions of Section 5.3 and this Section 5.8, shall (i) take all steps (including cooperating with the Parent in the distribution of the Proxy Statement/Prospectus) necessary to duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournments, the “Special Meeting”) as soon as reasonably practicable for the purposes of securing the Seller Shareholder Approval, (ii) recommend to its shareholders the approval of this Agreement, including the Merger, and the transactions contemplated hereby (the “Seller Recommendation”), and (iii) use its commercially reasonable efforts to obtain, as promptly as practicable, the Seller Shareholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated, this Agreement shall be submitted to the shareholders of Seller at the Special Meeting for the purpose of Seller’s shareholders voting on the approval and adoption of this Agreement.

5.9 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to satisfy the conditions to Closing contained herein and to consummate and make effective the transactions contemplated by this Agreement and the Articles of Merger.

5.10 Disclosure Supplements. Between the date of this Agreement to the Effective Time, each party will supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby; provided, however, that the inclusion of any information in any such amendment or supplement not included in the original Disclosure Schedules which is necessary to correct any material inaccuracy in such Schedules shall not limit or impair any right which a party may have to terminate this Agreement pursuant to Section 7.1(c) due to failure to satisfy the conditions set forth in Section 6.2(a) or Section 6.3(a), as the case may be.

5.11 Public Announcements. Prior to the Effective Time, the parties hereto shall approve in advance the substance, and cooperate with each other in the development and distribution, of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by Law and as to which the parties releasing such information have used their reasonable efforts to discuss with the other parties in advance.

5.12 Termination Date. In the event that either of the parties hereto determines that one or more conditions to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to June 30, 2016 and that such party will not waive such condition(s), such party will promptly notify the other party. Parent (on behalf of itself and Acquiror) and Seller will promptly inform the other of any facts applicable to them, or their respective directors or officers, that would be likely to prevent or materially delay unqualified approval of the Merger by any Governmental Entity or which would otherwise prevent or materially delay completion of such Merger or the other transactions contemplated hereby.

5.13 Certain Post-Merger Agreements.

The parties hereto agree to the following arrangements following the Effective Time:

(a) Employee Benefit Plans.

(i)	Subject to the provisions of this Section 5.13, Acquiror will either maintain existing Seller benefit plans or shall offer coverage under applicable Parent Plans to eligible employees of Seller who become employed by Acquiror or any subsidiary or affiliate thereof (as the case may be, “Employer”) immediately following the Effective Time (“Transferred Employees”). Following the Effective Time, Acquiror will provide continuation coverage under Section 4980B of the Code and Section 601 of ERISA to all “qualified beneficiaries” (within the meaning of Code Section 4980(g)) who were entitled to such coverage under Seller’s group health plan immediately prior to the Effective Time. Notwithstanding the foregoing, Employer may determine to continue any of the Seller Plans for Transferred Employees in lieu of offering participation in the Parent Plans providing similar benefits (e.g., medical and hospitalization benefits). Alternatively, after the Effective Time, Employer may elect to terminate or amend any of the Seller Plans or to merge any such benefit plans with the Parent Plans. Except as otherwise specifically provided in this Section 5.13 and/or as otherwise prohibited by Law, Parent shall provide credit to any Transferred Employee for periods of service with Seller under the Parent Plans for eligibility and vesting purposes, subject to applicable break-in-service rules, and provided that such service shall not operate to duplicate any benefit. Parent and Acquiror agree that, to the extent waived, satisfied or inapplicable to any Transferred Employee under the terms of any group health, group term life insurance or long-term disability plan maintained by Seller at the Effective Time, any preexisting condition or similar limitation or exclusion contained in an Employer’s group health, long-term disability or group term life insurance plans shall not apply to Transferred Employees or their covered dependents who are covered under similar plans maintained by Seller at the Effective Time and who then change coverage to the Employer’s group health, group term life insurance or long-term disability plan at the time such Transferred Employees are first given the option to enroll. Notwithstanding anything herein to the contrary, after the Effective Time, nothing herein shall restrict the ability of the Employer to amend or terminate such Seller Plans in accordance with their terms.

(ii)	Prior to the Effective Time, Seller shall have (A) taken all actions necessary to irrevocably terminate and liquidate (in accordance with Section 409A of the Code) the supplemental executive retirement agreements maintained for the benefit of each of Messrs. Pope, Stevens and Kirtley; (B) taken all actions necessary to irrevocably terminate (in accordance with Section 409A of the Code) and liquidate amounts due under the employment agreements between Seller and each of Messrs. Pope, Stevens and Kirtley in respect of a separation from service in connection with a change in control, in each case contingent on the closing of the transactions contemplated by this Agreement and the execution and delivery by Messrs. Pope, Stevens and Kirtley of a waiver and release, and (C) adopted resolutions of the Seller’s board of directors to terminate its tax-qualified cash or deferred arrangement described in Seller Disclosure Schedule 3.8(a), effective as of the Closing Date, and provided that such termination shall be contingent on the Closing of the transactions contemplated by this Agreement, provided that such terminations shall be contingent on the Closing of the transactions contemplated by this Agreement.

(iii)	No provision in this Agreement shall amend or modify or be deemed to modify or amend any Seller Plan or any similar plan, policy, arrangement or agreement maintained by Parent. Nothing contained herein shall be deemed a guarantee of employment for any Transferred Employee or to restrict the right of Parent, Acquiror or affiliate thereof to terminate the employment of any Transferred Employee or a guarantee of any type or amount of compensation or benefits.

(b) Indemnification of Officers and Directors. Parent shall indemnify and hold harmless each present and former director and officer of Seller (determined as of the Effective Time) and their heirs, personal representatives and estates (collectively, the “Indemnified Parties”) against, and shall promptly upon request advance or reimburse, any and all costs or expenses (including reasonable attorneys’ fees), judgments, interest, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, “Costs”) as they are incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, arbitrative or investigative (“Proceeding”), whether or not the Indemnified Party is a party to such Proceeding, based upon or arising from the Indemnified Party’s acts or omissions as an officer or director of Seller, whether threatened, asserted or claimed prior to, at or after the Effective Time (collectively, “Claims”), to the same extent as the Indemnified Parties would have been indemnified under the articles of incorporation and/or bylaws (or comparable organizational document) of Seller as such documents were in effect on the date of this Agreement as if the Indemnified Parties were officers or directors of Seller at all relevant times except to the extent any Claim arises on account of an Indemnified Party’s service as an officer or director of another for-profit entity. This indemnity shall be provided for six years following the Effective Time; or if there shall be any Proceeding pending or threatened on the sixth anniversary of the Effective Time, such indemnity shall continue in full force and effect until such pending or threatened Proceeding is finally resolved.

The rights to indemnification granted by this Section 5.13(b) are subject to the following limitations: (i) the total aggregate indemnification provided by Parent pursuant to this Section 5.13(b) shall not exceed, as to all Indemnified Parties as a group, a sum equal to the Indemnification Cap, and Parent shall have no responsibility to the Indemnified Parties for the manner in which such sum is allocated among that group; (ii) a director or officer of Seller (determined as of the date of this Agreement and as of the Effective Time) who would otherwise be a member of the Indemnified Parties under this Section 5.13(b) shall not be entitled to the benefits hereof unless such director or officer has executed a Joinder Agreement in the form of Schedule 5.13(b) hereto; and (iii) amounts otherwise required to be paid by Parent to the Indemnified Parties pursuant to this Section 5.13(b) shall be reduced by any amounts that such Indemnified Parties recover from any third party. For purposes of this Agreement, “Indemnification Cap” shall mean an amount equal to the policy limits of the insurance coverage obtained by Seller in accordance with Section 5.13(c) below.

Parent agrees that the Indemnification Cap limit set forth in this Section 5.13(b) shall not apply to any damages, liabilities, judgments and claims (and related expenses, including attorneys’ fees and amounts paid in settlement) insofar as they arise out of or are based upon the matters for which indemnification is provided in Section 5.18.

(c) Insurance. Seller shall obtain on or prior to the Effective Time a six-year “tail” prepaid directors’ and officers’ liability insurance policy(ies) covering each present and former director and officer of Seller as set forth in Section 5.13(b) at no cost to the beneficiaries thereof with respect to claims arising from facts or events which occurred prior to the Effective Time, in the same coverage amount as in effect under Seller’s directors’ and officers’ liability insurance policy(ies) (both primary and excess) immediately prior to the Effective Time, provided, that if the aggregate premium Seller would be required to pay for such “tail” policy(ies) is in excess of 200% of the premium for such coverage set forth in Seller Disclosure Schedule 3.14, then Seller shall purchase as much coverage as is reasonably practicable for 200% of the premium set forth in Seller Disclosure Schedule 3.14, unless otherwise agreed in advance in writing by Parent. Such policy shall survive the Merger.

(d) Subsequent Events. In the event that the Surviving Bank or any of its successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or Surviving Bank or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any entity, then, and in each such case, the Surviving Bank shall cause proper provision to be made so that the successor and assign of the Surviving Bank assumes the obligations set forth in Sections 5.13(b) and (c). The provisions of Sections 5.13(b) and (c) shall survive consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives. This Section 5.13 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party.

5.14 Takeover Laws; No Rights Triggered. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of the parties and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

5.15 Adoption of Accounting Policies. As soon as practicable after the satisfaction or waiver of all conditions to the Closing set forth in Article VI and at such time as consummation of the transactions contemplated by this Agreement seems reasonably assured and in any event prior to the Effective Time (unless this Agreement is terminated pursuant to Article VII), Seller shall take any and all necessary or appropriate actions to adopt all Parent accounting procedures and policies (including those policies pertaining to charged-off and non-accrual assets); provided, however, that no such action taken by Seller at the request of Parent pursuant to this section shall be deemed to be, or be deemed to cause, a breach of any representation or warranty made by Seller herein.

5.16 Operating Functions. Seller shall cooperate with Parent and Acquiror in connection with planning for the efficient and orderly combination of the parties and the operation of the Surviving Bank after the Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Closing Date or such later date as Parent may decide. Seller shall take, and shall use its commercially reasonable efforts to cause its data processing consultants and software providers to take, any action Parent may reasonably request prior to the Effective Time to facilitate the combination of the operations of Seller with Acquiror. Without limiting the foregoing, Seller shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of Seller and Parent shall meet from time to time as Parent may reasonably request, to review the financial and operational affairs of Seller, and Seller shall give due consideration to Parent’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither Parent nor Acquiror shall under any circumstance be permitted to exercise control of Seller prior to the Effective Time, (ii) Seller shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (iii) Seller shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

5.17 Certain Agreements. As promptly as practicable after the date hereof (but no later than ten days following the date of this Agreement), Seller shall have each director of Seller who is not an employee of Seller execute a Voting and Non-Competition Agreement in substantially the form of Schedule 5.17-A hereto and have each executive officer of Seller who is also a director of Seller execute a Voting Agreement in substantially the form of Schedule 5.17-B hereto. On the Closing Date, Seller shall cause each of James F. Pope and Neil Stevens to execute an employment agreement, each such agreement to be the form as agreed to by Parent and James F. Pope and Neil Stevens, as applicable, as of the date hereof (such employment agreements are referred to herein collectively as the “Employment Agreements”).

5.18 Hold Harmless. Parent will indemnify and hold harmless Seller, each of the directors and officers and each person, if any, who controls Seller within the meaning of the 1933 Act against any losses, claims, damages or liabilities, joint, several and solidary, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will pay or promptly reimburse such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Parent shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or actions in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or any such amendment or supplement in reliance upon and in conformity with information furnished to Parent by Seller for use therein. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Parent under this Section 5.18, notify Parent in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify Parent of the commencement thereof, Parent shall be entitled to participate therein; and to the extent that it shall wish to assume the defense thereof with counsel satisfactory to such indemnified party, and, after notice from Parent to such indemnified party of its election to so assume the defense thereof, Parent shall not be liable to such indemnified party under this Section 5.18 for any legal expenses of other counsel or of any other expenses subsequently incurred by such indemnified party; provided, that except that if Parent elects not to assume such defense or counsel for the indemnified parties advises that there are substantive issues which raise conflicts of interest between Parent and the indemnified parties, the indemnified parties may retain one counsel satisfactory to them, and Parent shall pay all reasonable fees and expenses of such counsel for such indemnified parties promptly as statements therefor are received.

5.19 Shareholder Litigation. Seller shall provide Parent the opportunity to participate in the defense or settlement of any shareholder litigation against Seller and/or its directors relating to the transactions contemplated by this Agreement throughout the course of any such litigation, and Parent shall in good faith consider the recommendations by Seller regarding such litigation. Seller shall not settle any shareholder litigation without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

5.20 Severance. An employee of Seller (other than any employee who is party to an employment agreement, severance agreement or change-in-control agreement) who has been employed by Seller for at least six months whose employment is terminated involuntarily other than for “cause,” in connection with the consummation of the Merger shall be entitled to receive severance payments from Acquiror equal in amount to two weeks’ base pay (with such amount to be calculated based upon such employee’s base pay as of the Effective Time) for each full year such employee was employed by Seller or any successor or predecessor thereto, subject to a minimum of four weeks’ severance and a maximum of 16 weeks’ severance, and, provided further, that such terminated employee enters into a release of claims against Parent, the Surviving Bank, Seller and their respective affiliates in a form mutually agreed to by Parent and Seller. For purposes of this Section 5.20, “cause” shall mean termination because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule, or regulation (other than traffic violations or similar violations), “base pay” shall mean an employee’s annual salary or annual compensation computed on an hourly basis, excluding bonuses, commissions, perquisites, benefits or similar payments, and “year of credited service” shall mean each full 12-month period of service from the date of hire.

5.21 Payment of 2015 Bonuses. On or prior to December 31, 2015, Seller will pay any payments earned under incentive plans or bonus of any kind or amount for calendar 2015 due to any employee.

5.22 Notice to Holders of Seller Warrants. Prior to the Closing Date, Seller shall notify each holder of a Seller Warrant who is not an executive officer or director of Seller (with respect to such individuals, reference is made to Section 6.2(f) below) regarding the cancellation and payment of the Seller Warrants as provided in Section 2.6(a) and shall use its reasonable best efforts to receive such holder’s consent thereto.

ARTICLE VI

CLOSING CONDITIONS

6.1 Conditions to the Parties’ Obligations under this Agreement. The respective obligations of the parties under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) Each party shall (i) have received, subject to Section 5.7(a), the approval or consent, or waiver of approval or consent, of the Merger and the other transactions contemplated hereby from any and all Governmental Entities whose consent or approval (or waiver thereof) must be received and in full force and effect in order to consummate the Merger and the transactions contemplated hereby, which consents or approvals shall not impose any condition or requirement which, in the reasonable and good-faith opinion of Acquiror, would constitute a Burdensome Condition, and (ii) any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby shall have expired. All notices, reports and other filings required to be made with any Governmental Entity in connection with the Merger prior to the Effective Time by Parent or Seller shall have been made and become final.

(b) The Seller Shareholder Approval shall have been obtained.

(c) None of the parties shall be subject to any Law, judgment, order, writ, decree or injunction which shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Merger or the other transactions contemplated hereby.

(d) All consents or approvals of all persons (other than Governmental Entities) required for consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

(e) The Registration Statement shall have become effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the Commission.

(f) The shares of Parent Common Stock issuable to the holders of Seller Common Stock in the Merger shall have been approved for listing on the NASDAQ Global Select Market on or before the Closing Date, subject to official notice of issuance.

(g) Acquiror and Seller shall have executed and delivered the Articles of Merger.

(h) The Employment Agreements shall have been fully executed and delivered.

(i) Parent and Seller shall have received opinions of Phelps Dunbar LLP and Alston & Bird LLP, respectively, each dated as of the Closing Date, which opinions shall be satisfactory in form and substance to Parent and Seller, respectively, to the effect that, on the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, the Merger when consummated in accordance with the terms hereof will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering their opinions, such counsel shall be entitled to require and rely upon representation letters of officers of each of Parent and Seller, in each case in form and substance reasonably satisfactory to such counsel and dated as of the date of such opinion.

6.2 Conditions to the Obligations of Parent and Acquiror under this Agreement. The obligations of Parent and Acquiror under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Parent (on behalf of itself and Acquiror) to the extent permitted by Law:

(a)(i) The obligations of Seller required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and (ii) the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects (without giving effect to any limitations as to “materiality” or “Seller Material Adverse Effect” set forth in any such representation or warranty so as to avoid the application of double or dual materiality within such representation and warranty) as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (other than any representation or warranty which specifically relates to an earlier date which shall be true and correct as of such date), except in the case of the foregoing clause (ii) with respect to all representations and warranties (other than those set forth in Sections 3.11(c), 3.12 and 3.28), where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect.

(b) Seller’s board of directors shall have taken the actions described in Section 5.13(a)(ii).

(c) Holders of Seller Common Stock who dissent from the Merger pursuant to Section 7-1-537 of the Georgia Banking Code by meeting the requirements set forth therein (and the provisions of the Georgia Business Corporation Code referenced by such statute) shall not hold more 5.0% of the outstanding shares of Seller Common Stock immediately prior to the Effective Time.

(d) There shall not have been any Seller Material Adverse Effect between the date hereof and the Closing Date.

(e) There shall not have been exercised Seller Stock Options and Seller Warrants representing more than 10.0% of the aggregate Seller Stock Options and Seller Warrants outstanding as of the date hereof excluding (i) Seller Stock Options held by non-executive officers and employees of Seller and (ii) Seller Warrants held by organizers of Seller who are not directors of Seller.

(f) Seller shall have delivered to Parent a consent executed by each holder of Seller Warrants who is an executive officer or director of Seller with respect to the cancellation and payment of the Seller Warrants as provided in Section 2.6(a).

(g) Seller shall have delivered to Parent: (i) a certificate, dated as of the Effective Time and signed on its behalf by Seller’s chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.2(a) have been satisfied; and (ii) certified copies of resolutions duly adopted by the board of directors of Seller evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent and its counsel shall reasonably request.

6.3 Conditions to the Obligations of Seller under this Agreement. The obligations of Seller under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Seller to the extent permitted by Law:

(a)(i) Each of the obligations of Parent and Acquiror required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and (ii) the representations and warranties of Parent and Acquiror contained in this Agreement shall have been true and correct in all material respects (without giving effect to any limitations as to “materiality” or “Parent Material Adverse Effect” set forth in any such representation or warranty so as to avoid the application of double or dual materiality within such representation and warranty) as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (other than any representation or warranty which specifically relates to an earlier date which shall be true and correct as of such date), except in the case of the foregoing clause (ii) with respect to all representations and warranties (other than those set forth in Sections 4.10(c), 4.12 and 4.17), where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent shall have delivered to Seller: (i) a certificate, dated as of the Effective Time and signed on its behalf by Parent’s chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.3(a) have been satisfied; and (ii) certified copies of resolutions duly adopted by the board of directors of Parent evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Seller and its counsel shall request.

(c) There shall not have been any Parent Material Adverse Effect between the date hereof and the Closing Date.

ARTICLE VI

ITERMINATION, AMENDMENT AND WAIVER, ETC.

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of Seller:

(a) by mutual written consent of each of Seller and Parent;

(b) by either Parent (on behalf of itself and Acquiror) or Seller:

(i) (A) if the Effective Time shall not have occurred on or prior to June 30, 2016 (the “Outside Date”) unless approval by a Governmental Entity pursuant to Section 6.1(a) is pending and has not been finally resolved; or (B) if a vote of the shareholders of Seller is taken and Seller fails to obtain the Seller Shareholder Approval; provided, that, neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time or such vote, as the case may be (including, as to Seller, Sections 5.3 and 5.8 hereof);

(ii) upon written notice to the other party (A)(x) 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable Governmental Entity, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or (y) 30 or more days after any petition for rehearing or amended application filed pursuant to clause (A)(x) is denied; provided, however, that no party hereto shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; and in each case the time period for appeals and requests for reconsideration has run; or (B) if any Governmental Entity of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement;

(c) by Parent (on behalf of itself and Acquiror) in writing if Seller has, or by Seller in writing if Parent or Acquiror has, breached or failed to perform any of its representations, warranties covenants or undertakings contained herein, which breach or failure to perform would result in the failure to satisfy the closing conditions set forth in Section 6.2(a) or 6.3(a), as the case may be, and cannot be or has not been cured within 30 days after the giving of written notice of such breach to the non-terminating party;

(d) by Parent (on behalf of itself and Acquiror) if (i) Parent notifies Seller in accordance with Section 5.3(c) that Parent does not intend to enter into negotiations with Seller to propose revisions to the terms of this Agreement to match or better a Superior Proposal or (ii)(A) Seller’s board of directors fails to make the Seller Recommendation in the Proxy Statement/Prospectus, (B) after making the Seller Recommendation in the Proxy Statement/Prospectus, Seller effects a Change in the Seller Recommendation, (C) Seller breaches its obligations under this Agreement by failing to prepare and mail to its shareholders the Proxy Statement/Prospectus or failing to call or convene the Special Meeting in accordance with Section 5.8 or (D) Seller’s board of directors has authorized, recommended or publicly announced its intention to authorize or recommend any Acquisition Proposal with any persons other than Acquiror or Parent or if Seller otherwise breaches, in any material respect, its obligations under Section 5.3 of this Agreement;

(e) by Seller, at any time prior to the approval of this Agreement by the shareholders of Seller, for the purpose of entering into a definitive agreement with respect to a Superior Proposal, provided that Seller is not in material breach of any of its obligations under Section 5.3 or Section 5.8 of this Agreement; and, provided, further, that any such purported termination pursuant to this Section 7.1(e) shall be void and of no force or effect unless Seller has paid the Termination Fee and the Expense Fee (as defined below) in accordance with Section 7.4; or

(f) by Parent (on behalf of itself and Acquiror) if holders of more than 5.0% of the shares of Seller Common Stock outstanding at any time prior to the Closing Date exercise dissenters’ rights pursuant to Section 7-1-537 of the Georgia Banking Code (and the provisions of the Georgia Business Corporation Code referenced by such statute).

7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Article VII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that this Section 7.2, Section 5.6(b), Section 7.4 and Article VIII shall survive any termination of this Agreement and termination will not relieve a breaching party from liability for any willful breach of any covenant, undertaking, representation or warranty in this Agreement giving rise to such termination.

7.3 Amendment, Extension and Waiver.

(a) Subject to applicable Law, at any time prior to the consummation of the Merger, whether before or after approval thereof by the shareholders of Seller, the parties may (i) amend this Agreement; (ii) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (iv) waive compliance with any of the agreements or conditions contained herein (other than required shareholder and regulatory approval); provided, however, that after any approval of the Merger by the shareholders of Seller, there may not be, without further approval of such shareholders, any amendment or waiver of this Agreement that requires further shareholder approval under applicable Law.

(b) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and which has been authorized by or under the direction of its board of directors; but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

7.4 Termination Fees.

(a) In the event that (A) a Pre-Termination Takeover Proposal Event (as defined below) shall occur after the date of this Agreement and thereafter this Agreement is terminated by either Parent or Seller pursuant to Section 7.1(b)(i)(B) or by Parent pursuant to Section 7.1(c) as a result of a willful breach by Seller and (B) prior to the date that is nine months after the date of such termination Seller enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal with the party (or its affiliate) that gave rise to the Pre-Termination Takeover Proposal Event, then Seller shall, on the earlier of the date of such definitive agreement is executed or such Acquisition Proposal is consummated, pay Parent a fee equal to the sum of $2,350,000 (the “Termination Fee”) and the Expense Fee (as defined below. The Termination Fee and Expense Fee shall be paid by wire transfer of same-day funds.

(b) In the event that this Agreement is terminated by either party pursuant to Section 7.1(c) by reason of the other party’s material breach of the provisions of this Agreement, the breaching party shall pay all reasonable costs and documented expenses incurred by the non-breaching party in connection with this Agreement and the transactions contemplated hereby, including legal, accounting, investment banking, travel and printing expenses up to $750,000 (the “Expense Fee”). The Expense Fee shall be paid by wire transfer of same-day funds.

(c) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(d) or by Seller pursuant to Section 7.1(e), then concurrently with such termination, Seller shall pay to Parent the Termination Fee and the Expense Fee by wire transfer of same-day funds, and such termination shall not be deemed effective hereunder until payment by Seller of such fee. In no event shall Seller be required to pay the Termination Fee and the Expense Fee under both this Section 7.4(c) and Section 7.4(a).

(d) For purposes of this Section 7.4, a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, an Acquisition Proposal shall have been made known to the senior management or board of directors of Seller or shall have been made directly to its shareholders generally, or any person reasonably qualified to consummate an Acquisition Proposal shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and such Acquisition Proposal or public announcement shall not have been irrevocably withdrawn not less than five Business Days prior to the Special Meeting and Seller’s shareholders fail to approve this Agreement at such meeting (with respect to a termination pursuant to Section 7.1(b)(i)(B)) or the date of termination (with respect to a termination pursuant to Section 7.1(c).

(e) Each party acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, each party would not enter into this Agreement; accordingly, if Seller fails to pay promptly the Termination Fee and the Expense Fee, or the breaching party fails to pay the Expense Fee, pursuant to this Section 7.4 and, in order to obtain such payment, the other party commences a suit which results in a judgment against the other for the fee set forth in this Section 7.4, the non-successful party shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made, plus 300 basis points.

(f) For purposes of this Section 7.4, all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”.

(g) The parties agree that the payment of the Termination Fee and Expense Fee shall be the sole and exclusive remedy available to Parent and Acquiror with respect to this Agreement in the event any such payment becomes due and payable and is paid, and, upon payment of the Termination Fee and Expense Fee, Seller and its directors, officers, employees, stockholders and representatives shall have no further liability to Parent and Acquiror under this Agreement; provided, however, that Seller shall not be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement; provided, further, that the aggregate amount of any damages determined by a court to be payable by Seller pursuant to the foregoing proviso shall be reduced by the amount of any Termination Fee and Expense Fee previously paid to Parent pursuant to this Section 7.4.

ARTICLE VII

IMISCELLANEOUS

8.1 Expenses. Except as provided in Section 7.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting, investment banking and printing expenses) shall be borne by the party incurring such costs and expenses, provided that Parent and Seller shall each bear one-half of all costs of printing, mailing and filing the Proxy Statement/Prospectus and the Registration Statement and all filing and similar fees relating to the Merger.

8.2 Survival. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those covenants and agreements set forth in this Article VIII.

8.3 Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally, or if mailed by certified mail, overnight courier, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

(a) If to Parent or Acquiror, to:

Renasant Corporation

209 Troy Street

Tupelo, Mississippi 38804-4827

Attention: E. Robinson McGraw

Facsimile: (662) 680-1230

with a copy (which shall not constitute notice) to:

Phelps Dunbar LLP

365 Canal Street, Suite 2000

New Orleans, Louisiana 70130

Attention: Mark A. Fullmer

Facsimile: (504) 568-9130

(b) If to Seller, to:

KeyWorth Bank

11655 Medlock Bridge Road

Johns Creek, Georgia 30097

Attention: James F. Pope

Facsimile: (770) 418-2777

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

Attention: Mark C. Kanaly

Facsimile: (404) 253-8390

or to such other address or telecommunication number as such party may hereafter specify for the purpose by notice to the other party. All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile, (iii) four Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one Business Day after being deposited with a reputable overnight courier.

8.4 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that (i) neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and, (ii) except as otherwise expressly provided in Sections 2.6, 5.13(a)(ii), 5.13(b), 5.13(c) and 5.18, nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

8.5 Complete Agreement. This Agreement (including the Seller Disclosure Schedules and the Parent Disclosure Schedules), including the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, contain the entire agreement and understanding of the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings by and among the parties, both written and oral, with respect to such subject matter, including that certain letter agreement by and between Parent and Seller dated September 18, 2015. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings by and among the parties other than those expressly set forth herein or therein.

8.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

8.7 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by the laws of the State of Mississippi, without giving effect to the principles of conflicts of laws thereof.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of Mississippi, and, solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of such Mississippi courts, (ii) waives any objection to laying venue in any such action or proceeding in the Mississippi courts, (iii) waives any objection that the Mississippi courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 8.3.

(c) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by applicable Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) it understands and has considered the implications of this waiver; (iii) it makes this waiver voluntarily; and (iv) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.7.

8.8 Interpretation. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Disclosure Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, Disclosure Schedule and Exhibit references are to the Articles, Sections, Disclosure Schedules and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (iv) the word “or” shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. This Agreement shall not be interpreted or construed to require any person or entity to take any action, or fail to take any action, if to do so would violate applicable Law.

The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. Further, notwithstanding anything in this Agreement to the contrary, it is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material or would have a Seller Material Adverse Effect or Parent Material Adverse Effect, as the case may be, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule or the Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement.

8.9 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 7.4(f), the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties may be entitled at law or in equity. The parties agree to waive any requirements for the securing or posting of any bond in connection with any remedy described in this Section 8.9 (except to the extent required by Law).

8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.11 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Parent may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, that (A) any such change shall not result in any adverse federal income tax consequences of the Merger to holders of Seller Common Stock or to Parent, Acquiror or Seller and (B) no such change shall (i) alter or change the amount or kind of the Merger Consideration or (ii) jeopardize or materially delay the receipt of any required regulatory approvals of the Merger or the satisfaction of any other conditions set forth in Article VI hereof. In the event Parent elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

[The remainder of this page intentionally left blank. Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

RENASANT CORPORATION

By:	/s/ E. Robinson McGraw
	Name:	E. Robinson McGraw
	Title:	Chairman, President and Chief Executive Officer

RENASANT BANK

By:	/s/ E. Robinson McGraw
	Name:	E. Robinson McGraw
	Title:	Chairman, President and Chief Executive Officer

KEYWORTH BANK

By:	/s/ James F. Pope
	Name:	James F. Pope
	Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

INDEX OF DEFINED TERMS

Term	Defined In Section No.
Acquiror	Preamble
Acquisition Proposal	5.3(a)
affiliate	3.18
Agreement	Preamble
Articles	1.3
Articles of Merger	1.2
Bankruptcy and Equity Exception	3.3(a)
BOLI	3.24(b)
Burdensome Condition	5.7(b)
Business Day	1.2
Bylaws	1.3
Change in the Seller Recommendation	5.3(c)
Claims	5.13(b)
Closing	1.2
Closing Date	1.2
Code	2.2(e)
Commission	3.10
Costs	5.13(b)
CRA	3.28
Dissenting Shareholders	2.3
Effective Time	1.2
Employees	3.8(a)
Employer	5.13(a)(i)
Employment Agreements	5.17
Environmental Law	3.15
ERISA	3.8(a)
ERISA Affiliate	3.8(b)
ERISA Plan	3.8(b)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)(ii)
FDIA	3.12
FDIC	3.3(c)
GAAP	3.4(a)
GDBF	1.2
Georgia Banking Code	1.1
Governmental Entity	1.2
Hazardous Substance	3.15
Indemnification Cap	5.13(b)
Indemnified Parties	5.13(b)
Intellectual Property	3.27(a)
IRS	3.7(a)
Law	3.3(b)
Loan Portfolio Properties and Other Properties Owned	3.15
MCB	1.2
Merger	1.1
Merger Consideration	2.1(a)(ii)
Outside Date	7.1(b)(i)
Parent	Preamble
Parent Common Stock	2.1(a)(ii)
Parent Disclosure Schedule	First sentence Article IV

Term	Defined In Section No.
Parent Financial Statements	4.4(a)
Parent Material Adverse Effect	4.1(a)
Parent Pension Plan	4.11(a)
Parent Plans	4.11(a)
Parent SEC Documents	4.8(a)
party/parties	Preamble
Pension Plan	3.8(a)
Permitted Liens	3.14(a)
Pre-Termination Takeover Proposal Event	7.4(c)
Proceeding	5.13(b)
Proxy Statement/Prospectus	5.8(a)
Qualified Parent Plan	4.11(a)
Qualified Seller Plan	3.8(a)
Registration Statement	3.10
Representative	2.2(b)
Returns	3.7(a)
Risk Management Instruments	3.20
Seller	Preamble
Seller Acquisition Agreement	5.3(c)
Seller Agreement	3.13(a)
Seller Common Stock	2.1(a)(ii)
Seller Disclosure Schedule	First sentence Article III
Seller Financial Statements	3.4(a)
Seller Material Adverse Effect	3.1(a)
Seller Plans	3.8(a)
Seller Recommendation	5.8(b)
Seller Representatives	5.3(a)
Seller Shareholder Approval	3.35
Seller Stock Certificate	2.2(e)
Seller Stock Options	2.6(a)
Seller Stock Plans	2.6(a)
Seller Warrants	2.6(a)
Software	3.27(a)
Special Meeting	5.8(b)
Superior Proposal	5.3(a)
Surviving Bank	1.1
Takeover Laws	3.3(d)
Taxes	3.7(c)
Termination Fee	7.4(a)
Transferred Employees	5.13(a)(i)
WARN Act	3.25(d)
1933 Act	3.10
1934 Act	3.9(a)

EXHIBIT A

ARTICLES OF MERGER

ARTICLES OF MERGER

These Articles of Merger (“Articles of Merger”) are dated as of                     , by and between Renasant Bank, a Mississippi banking association (“Acquiror”), and KeyWorth Bank, a Georgia commercial bank (“Seller”). Each of Acquiror and Seller is a “party” to these Articles of Merger, and one or more of them are “parties” hereto, as the context may require.

W I T N E S S E T H:

WHEREAS, Renasant Corporation, a Mississippi corporation (“Parent”), Acquiror and Seller have entered into an Agreement and Plan of Merger, dated as of October     , 2015, a copy of which is attached hereto as Exhibit A (the “Plan”); and

WHEREAS, pursuant to the Plan and these Articles of Merger, and subject to the terms and conditions set forth therein and herein, Seller shall be merged with and into Acquiror, with Acquiror being the surviving banking association in such merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Plan, the parties hereto do mutually agree as follows:

ARTICLE I

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Effective Time” shall mean the date and time at which the Merger becomes effective as provided in Section 2.2 of these Articles of Merger.

“Merger” shall refer to the merger of Seller with and into Acquiror as provided in Section 2.1 of these Articles of Merger.

“Merging Banks” shall mean Acquiror and Seller.

“Seller Common Stock” shall mean the common stock, par value $5.00 per share, of Seller.

“Surviving Bank” shall mean Acquiror as the surviving banking association in the Merger.

ARTICLE II

TERMS OF THE MERGER

2.1 THE MERGER. Subject to the terms and conditions set forth in the Plan, at the Effective Time, Seller shall be merged with and into Acquiror pursuant to and in accordance with Title 81 of the Mississippi Code of 1972, as amended (the “Mississippi Code”), and Title 7 of the Official Code of Georgia Annotated, as amended (the “Georgia Code”). Acquiror shall be the Surviving Bank in the Merger and shall continue to be governed by the laws of the State of Mississippi. At the Effective Time, the Merger shall have the effects set forth in Mississippi Code Annotated Section 81-5-85 and the separate existence and corporate organization of Seller shall cease, and all right, title and interest in and to all real estate and other property owned by, and every contract right possessed by, Seller shall be vested in Acquiror as the Surviving Bank, without reversion or impairment, without further act or deed and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities and obligations of Seller shall be vested in Acquiror as the Surviving Bank, as the primary obligor therefor, and, except as set forth in the Plan, no other person shall be liable therefor, and all proceedings pending by or against either of the Merging Banks shall be continued by or against Acquiror as the Surviving Bank, and all liabilities, obligations, assets or rights associated with such proceedings shall be vested in Acquiror as the Surviving Bank.

2.2 EFFECTIVE TIME. The Merger shall become effective upon the later of the dates and times stated in the Certificate of Merger Approval issued by the Mississippi Commissioner of Banking and Consumer Finance (“MCB”) and the Certificate of Approval issued by the Georgia Department of Banking and Consumer Finance (“GDBF”).

2.3 NAME OF THE SURVIVING BANK. The name of the Surviving Bank shall be “Renasant Bank.”

2.4 CHARTER OF INCORPORATION. On and after the Effective Time, the Articles of Incorporation of the Surviving Bank shall be the Charter of Incorporation of Acquiror as in effect immediately prior to the Effective Time until thereafter amended in accordance with applicable law.

2.5 BYLAWS. On and after the Effective Time, the Bylaws of the Surviving Bank shall be the Bylaws of Acquiror as in effect immediately prior to the Effective Time until thereafter amended in accordance with applicable law.

2.6 MAIN OFFICE, REGISTERED AGENT AND REGISTERED OFFICE.

(a)	The main office of the Surviving Bank is located at 209 Troy Street, Tupelo, Lee County, Mississippi 38804. The registered agent for the Surviving Bank is Steve Corban and the registered office is located at 209 Troy Street, Tupelo, Lee County, Mississippi 38804.

(b)	The main office of the Seller is located at 11655 Medlock Bridge Road, Johns Creek, Fulton County, Georgia 30097. The registered agent for the Seller is James F. Pope and the registered office is located at 11655 Medlock Bridge Road, Johns Creek, Fulton County, Georgia 30097.

2.7 ADOPTION OF THE PLAN. The Plan was unanimously adopted by the Board of Directors of the Parent, as the sole shareholder of the Acquiror, on                     , 20    .

Pursuant to a notice mailed on or about                     , 20    , to all of the shareholders of the Seller, the Plan was approved by the shareholders of the Seller at a meeting duly called and held on                     , 20    , at                     , located at                     . As of                     , 20    , the record date for the meeting of Seller shareholders, there were                      shares of common stock of Seller issued, outstanding and entitled to vote. The Plan was adopted by the affirmative vote of                      shares or         % of the outstanding common stock. An affirmative vote of                      shares, or two-thirds of the amount outstanding, was required to adopt the Plan.

2.8 BOARD OF DIRECTORS. The names and addresses of the directors of the Surviving Bank are: [names and addresses to be provided]

2.9 PUBLICATION OF NOTICE. The Surviving Bank will deliver the request for publication of a notice of filing these Articles of Merger and payment therefore as required by Section 7-1-532(d) of the Georgia Code.

ARTICLE III

CONVERSION OF SHARES

3.1 CONVERSION OF SHARES. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Parent, Acquiror, Seller or the holders of any of the following securities:

(a)	Each share of common stock, par value $5.00 per share, of Acquiror issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall not be affected by the Merger.

(b)	Subject to the other provisions of this Section 3.1, each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Seller Common Stock to be canceled in accordance with Section 3.1(e) and shares held by Dissenting Shareholders (as defined in the Plan)) shall, subject to adjustment pursuant to Section 3.1(d), be converted automatically into and thereafter represent the right to receive the number of shares (or a fraction thereof) of Parent Common Stock, rounded to the nearest four decimals, equal to the Exchange Ratio (the “Merger Consideration”). As used in this Agreement, the term “Parent Common Stock” means the common stock, $5.00 par value per share, of Parent; the term “Exchange Ratio” means 0.4494.

(c)	Certificates previously evidencing shares of Seller Common Stock shall be exchanged for certificates evidencing the Merger Consideration. Notwithstanding the foregoing, however, no fractional shares of Parent Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 3.1(f).

(d)	If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of capital stock of Parent or Seller, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or other subdivision, combination or readjustment of shares, or as a result of any stock dividend or stock distribution with a record date during such period, the Exchange Ratio shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

(e)	Each share of Seller Common Stock held in the treasury of Seller and each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or any subsidiary of Parent (other than shares held in trust accounts, managed accounts, mutual funds and the like or otherwise in a fiduciary or agency capacity or as a result of debts previously contracted) shall automatically be cancelled and extinguished without any conversion thereof and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(f)	No certificates or scrip representing fractional shares of Parent Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 3.1(a), cash adjustments (without interest) will be paid to each holder of Seller Common Stock in respect of any fraction of a share of Parent Common Stock that would otherwise be issuable to such holder of Seller Common Stock, and the amount of such cash adjustment shall be determined by multiplying (x) the fraction of a share of Parent Common Stock otherwise issuable by (y) the closing sale price of one share of Parent Common Stock as reported by the Nasdaq Global Select Market as of the end of the last trading day prior to the Effective Time. No such holder shall be entitled to dividends, voting rights or any other right of shareholders in respect of any fractional share.

3.2 EXCHANGE OF CERTIFICATES FOR STOCK. After the Effective Time, each holder of a certificate previously representing outstanding shares of Seller Common Stock shall surrender and exchange such certificates for the Merger Consideration in the manner provided in Section 2.2 of the Plan.

ARTICLE IV

FILING OF PLAN

The approval of these Articles of Merger by the shareholders of Seller shall be certified in Articles of Merger which shall be signed and acknowledged by the President or Vice President of Seller. Thereafter, an original of the Articles of Merger, so certified, signed and acknowledged, shall be delivered to the MCB and GBCF for filing and recordation in the manner required by law.

ARTICLE V

MISCELLANEOUS

5.1 CONDITIONS PRECEDENT. The respective obligations of each party under these Articles of Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article VI of the Plan.

5.2 TERMINATION. These Articles of Merger shall be terminated automatically without further act or deed of either of the parties in the event of the termination of the Plan in accordance with Article VII thereof.

5.3. AMENDMENTS. To the extent permitted by the Mississippi Code and the Georgia Code, these Articles of Merger may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Board of Directors of each of the parties; provided, however, that the provisions of Article III of these Articles of Merger relating to the consideration to be paid for the shares of Seller Common Stock shall not be amended after the Special Meeting (as defined in the Plan) so as to modify either the amount or the form of such consideration or to otherwise materially adversely affect the stockholders of Seller without the approval of the stockholders of Seller.

5.4 SUCCESSORS. These Articles of Merger shall be binding on the successors of Acquiror and Seller.

[The remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, Acquiror and Seller have caused these Articles of Merger to be executed by their duly authorized officers as of the day and year first above written.

RENASANT BANK

By:
	Name:	E. Robinson McGraw
	Title:	President and Chief Executive Officer

ATTEST:

By:
Name:
Title:

KEYWORTH BANK

By:
	Name:	James F. Pope
	Title:	Chief Executive Officer

ATTEST:

By:
	Name:	Neil Stevens
	Title:	President and Chief Operating Officer

EXHIBIT A

Agreement and Plan of Merger

SCHEDULE 5.13(b)

JOINDER AGREEMENT

THIS AGREEMENT is made and executed as of                     , 2015 between Renasant Corporation, a Mississippi corporation (“Parent”), and the undersigned individual officer and/or director (“KeyWorth Official”) of KeyWorth Bank, a Georgia bank (“KeyWorth”).

RECITALS:

WHEREAS, Parent, Renasant Bank, a Mississippi banking association (the “Acquiror”), and KeyWorth have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which KeyWorth will be merged into Acquiror and Acquiror shall be the surviving entity on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, in consideration of the agreements made by KeyWorth in connection with the Merger Agreement, Parent has agreed to indemnify the KeyWorth Official under certain circumstances set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of Parent’s agreement to indemnify the KeyWorth Official and the expenses and costs that may be incurred by Parent in connection with such indemnification, the KeyWorth Official hereby agrees as follows:

1. Assumption of and Cooperation in Defense.

1.1 Notice and Assumption of Defense. In the event a claim arises for which indemnification is or may be sought by the KeyWorth Official, the KeyWorth Official shall promptly notify Parent, in writing at the address set forth in Section 3 hereof, of the commencement of such legal action or existence of and facts relating to such claim. Upon receipt of such notice, or at any time thereafter, Parent shall be entitled to participate therein and, in its sole discretion, to assume the defense of such claim, with counsel of its choice, subject to the reasonable approval of the KeyWorth Official, and to consider and decide on any proposed settlement, subject to the reasonable approval of the KeyWorth Official. In any and all events, Parent shall have the right to reasonable control over the nature and extent of expenses incurred in connection with such claim(s). Parent shall notify the KeyWorth Official of its assumption of the defense of such claim; and after such notice from Parent to the KeyWorth Official, Parent shall not be liable to the KeyWorth Official for indemnification under Section 5.13(b) of the Merger Agreement for any legal expenses of other counsel or any other expenses of defense subsequently incurred by such indemnified party.

1.2 Cooperation in Defense. The KeyWorth Official agrees to cooperate in the defense of any action for which indemnification is sought under Section 5.13(b) of the Merger Agreement. Such cooperation shall include, but not be limited to, providing Parent and its counsel copies of any and all relevant documents relating to the claim, consulting with Parent and its counsel with regard to the claim, providing testimony, either in deposition or at trial or both, regarding the facts relating to the claim, making himself available at reasonable times for consultation, testimony and fact-finding and otherwise furnishing such information to Parent and its counsel as the KeyWorth Official would provide to his own counsel in the event he were defending the action himself. Except as expressly permitted by Parent, the KeyWorth Official shall not object to the production or use of any documents heretofore prepared by or of information provided to Parent legal counsel on the basis of any claim of privilege that is available only to KeyWorth or Parent; provided, however, that Parent agrees that it will not, without the consent of the KeyWorth Official, waive any applicable privilege of the KeyWorth Official. Such cooperation shall be provided regardless of whether Parent assumes the defense of the action.

2. Duplication of Payment; Limitations; Presumptions.

2.1 No Duplication of Payments. Parent shall not be liable under this Agreement to make any payment in connection with any claim against the KeyWorth Official to the extent the KeyWorth Official has otherwise actually received payment (under any insurance policy, certificate of incorporation, bylaw provision or otherwise) of amounts otherwise indemnifiable hereunder.

2.2 Limitation on Liability. The KeyWorth Official hereby expressly acknowledges and agrees that Parent shall not be liable in the aggregate for more than the Indemnification Cap (as defined in the Merger Agreement) in connection with its obligations under Section 5.13(b) of the Merger Agreement. The KeyWorth Official further acknowledges and agrees that he shall have no claim against Parent for any amount that, when aggregated with indemnification amounts paid by Parent to other KeyWorth Officials that would be subject to the Indemnification Cap as provided in the Merger Agreement (the “Capped Amount”), exceeds the Indemnification Cap. Any claim for reallocation of the amounts paid by Parent among KeyWorth Officials shall be made against the other KeyWorth Official(s) involved, and Parent shall not be liable in any way for the allocation of such Capped Amount among KeyWorth Officials.

2.3 No Presumption. For purposes of this Agreement, the termination of any claim, action, suit or proceeding by judgment, order, settlement (whether with or without court approval) shall not of itself create a presumption that the KeyWorth Official did or did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

3. Notices. All notices or other communications which are required or permitted hereunder shall be delivered in accordance with Section 8.3 of the Merger Agreement, at the addresses listed below:

If to Parent:	Renasant Corporation 209 Troy Street Tupelo, Mississippi 38804-4827 Attention: E. Robinson McGraw

If to the KeyWorth Official:

4. Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original. Transmission by facsimile of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, and such facsimile shall be deemed to be an original counterpart of this Agreement.

5. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Mississippi applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

6. Amendment. This Agreement may only be amended by a written instrument signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RENASANT CORPORATION

By:
	Name:	E. Robinson McGraw
	Title:	Chairman, President and Chief Executive Officer

KEYWORTH OFFICIAL

Print Name:

SCHEDULE 5.18-A

VOTING AND NON-COMPETITION AGREEMENT

VOTING AND NON-COMPETITION AGREEMENT

This Voting and Non-Competition Agreement (this “Agreement”) is made and executed as of the      day of October, 2015, between Renasant Corporation, a Mississippi corporation (“Parent”), and the undersigned non-employee director (“KeyWorth Official”) of KeyWorth Bank, a Georgia bank (“KeyWorth”).

Parent, Renasant Bank, a Mississippi banking association (“Acquiror”), and KeyWorth have entered into an Agreement and Plan of Merger (the “Plan of Merger”), pursuant to which the parties thereto agree that KeyWorth will merge with and into Acquiror (the “Merger”), and Acquiror shall be the surviving entity of the Merger. In consideration of the expenses that Parent will incur in connection with the transactions contemplated by the Plan of Merger, and in order to preserve the value of the franchise to be purchased by Parent and induce Parent to proceed to incur such expenses, the KeyWorth Official makes the following agreements in favor of Parent:

1. Undertakings of KeyWorth Official.

1.1 The KeyWorth Official agrees and undertakes during the term of this Agreement to vote or cause to be voted in favor of the Plan of Merger all shares of common stock of KeyWorth, $5.00 par value per share (the “KeyWorth Stock”), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the schedule attached hereto and made a part hereof (the “Shares”), at any meeting or meetings of the shareholders of KeyWorth at which such matters are considered (including any and all adjournments thereof). Further, the KeyWorth Official in his capacity as a shareholder shall not invite or seek any Acquisition Proposal (as defined in the Plan of Merger), support (or suggest that anyone else should support) any Acquisition Proposal that may be made or ask the Board of Directors of KeyWorth to consider, support or seek any Acquisition Proposal. The parties hereto acknowledge and agree that nothing in this section or this Agreement is intended to dictate or require that the KeyWorth Official vote as a director in any manner, and nothing in this Agreement: (i) will limit or affect any actions or omissions taken by the KeyWorth Official in his capacity as a director, including in exercising rights under the Plan of Merger, and no such actions or omissions shall be deemed a breach of this Agreement or (ii) will be construed to prohibit, limit or restrict the KeyWorth Official from exercising KeyWorth Official’s fiduciary duties as a director of KeyWorth.

1.2 The KeyWorth Official further agrees that during the term of this Agreement, he will not transfer or encumber any of the Shares, except (i) for transfers by operation of law and (ii) for transfers in connection with which Parent has consented to the transfer and the transferee shall agree in writing with Parent to be bound by this Agreement as fully as the undersigned.

2. Representations of the KeyWorth Official.

2.1 The KeyWorth Official represents and warrants to Parent that:

(a) The KeyWorth Official is the registered or beneficial owner of, and has full voting power with respect to, the Shares. While this Agreement is in effect, the KeyWorth Official shall not, directly or indirectly, deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Shares or grant any proxies with respect thereto.

(b) The KeyWorth Official does not beneficially own any shares of the capital stock of KeyWorth other than the Shares or securities exercisable for or convertible into the Shares.

(c) The KeyWorth Official has the legal capacity, power and authority to enter into and perform all of the KeyWorth Official’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the KeyWorth Official and constitutes the legal, valid and binding obligation of the KeyWorth Official, enforceable against the KeyWorth Official in accordance with its terms except as limited by the Bankruptcy and Equity Exception (as defined in the Plan of Merger). No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other person on the part of the KeyWorth Official is required in connection with the valid execution and delivery of this Agreement. If the KeyWorth Official is married and the KeyWorth Official’s Shares constitute community property, this Agreement has been, to the extent necessary, duly authorized and constitutes a valid and binding agreement of the KeyWorth Official’s spouse, enforceable against such person in accordance with its terms subject to the foregoing exception.

(d) None of the execution and delivery of this Agreement by the KeyWorth Official, the consummation by the KeyWorth Official of the transactions contemplated hereby or compliance by the KeyWorth Official with any of the provisions hereof will conflict with or result in a breach of, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to the KeyWorth Official or to the KeyWorth Official’s property or assets.

3. Additional Shares.

3.1 The KeyWorth Official agrees that all shares of KeyWorth Stock that the KeyWorth Official purchases, acquires the right to vote or otherwise acquires beneficial ownership of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

4. Waiver of Appraisal and Dissenters’ Rights.

4.1 The KeyWorth Official hereby waives, and agrees not to assert or perfect, and shall use his reasonable best efforts to cause any affiliates who hold of record any of the KeyWorth Official’s Shares to waive and not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that the KeyWorth Official or such affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of KeyWorth that the KeyWorth Official shall hold of record at the time that the KeyWorth Official may be entitled to assert appraisal or dissenter’s rights with respect to the Merger).

5. Noncompetition Obligations of KeyWorth Official.

5.1 KeyWorth Official will not:

(a) directly or indirectly, for himself or in affiliation with any business or entity in which he owns an equity or financial interest (except as to not more than five percent (5%) of the outstanding stock of any corporation, the securities of which are regularly traded on a nationally recognized securities exchange or over-the-counter market), carry on or engage in any Competitive Business (as hereinafter defined) within the Restricted Area (as hereinafter defined); or

(b) directly or indirectly, in affiliation with any individual or any business or entity not covered by (a) above, whether as a partner, employee, contractor, consultant or otherwise, carry on or engage in any Competitive Business in the Restricted Area; or

(c) directly or indirectly, solicit or cause to be solicited any customers of Parent or Acquiror, with respect to any Competitive Business in the Restricted Area; or

(d) directly or indirectly, solicit or cause to be solicited any employees, contractors or agents of Parent or Acquiror to terminate their employment, contract or relationship with Parent or Acquiror.

For purposes of this Agreement, the term “Restricted Area” shall mean the following counties in Georgia in which KeyWorth has operations as of the date hereof: Cherokee, Cobb, DeKalb, Forsyth, Fulton, Gwinnett and all adjoining counties. For purposes of this Agreement, the term “Competitive Business” shall mean the business of banking, including, without limitation, checking and savings accounts, business and personal loans, interim construction and residential loans, student loans, automated tellers machines, internet banking services and accounts receivable financing. For the avoidance of doubt, “Competitive Business” shall not include insurance agency services and insurance services.

5.2 In the event that Parent shall file a lawsuit in any court of competent jurisdiction alleging a breach of the non-competition provisions of this Agreement by the KeyWorth Official, then any time period set forth in this Agreement including the time periods set forth above, will be extended for the number of days equal to the number of days the KeyWorth Official was in breach of this Agreement, so that Parent is provided the benefit of the full Restricted Period (as defined below).

5.3 Parent and the KeyWorth Official agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Section 5 would cause irreparable injury to Parent. The KeyWorth Official understands that the foregoing restrictions may limit the KeyWorth Official’s ability to engage in certain businesses during the period provided for above in the Restricted Area, but acknowledges that the KeyWorth Official will receive sufficient remuneration and other benefits under the Plan of Merger to justify such restriction. Further, the KeyWorth Official acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will in no way prevent him from earning a living. If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the parties intend to make this provision enforceable under applicable law in the Restricted Area so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

6. Terms.

6.1 The obligations set forth in Sections 1, 2, 3 and 4 of this Agreement shall terminate upon the earliest to occur of (i) the Effective Time (as defined in the Plan of Merger) and (ii) the date on which the Plan of Merger terminates in accordance with its terms.

6.2 The obligations set forth in Sections 5, 6 and 7 of this Agreement shall terminate upon the earliest to occur of (i) the second anniversary of the Closing (as defined in the Plan of Merger) (the “Restricted Period”) and (ii) the date on which the Plan of Merger terminates in accordance with its terms.

7. Miscellaneous.

7.1 The KeyWorth Official acknowledges that money damages would not be an adequate remedy for any breach of this Agreement by the KeyWorth Official, and Parent shall be entitled to seek to enforce the provisions of this Agreement by specific performance and injunctive relief as remedies for such breach or any threatened breach, without any requirement for the securing or posting of any bond or giving any other undertaking (except to the extent required by law). Such remedies shall not be deemed the exclusive remedies for a breach of this Agreement, but shall be in addition to all remedies available at law or in equity to Parent, including, without limitation, the recovery of damages from the KeyWorth Official and his or her agents involved in such breach.

7.2 The KeyWorth Official acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of KeyWorth. The KeyWorth Official further acknowledges and represents that the provisions of this Agreement will not work a hardship on him and will not prevent him from engaging in his occupation.

7.3 No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by both parties and to the extent permitted under applicable law.

7.4 This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

7.5 This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Georgia applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

7.6 The KeyWorth Official may not assign any of his rights or obligations under this Agreement to any other person.

7.7 This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between KeyWorth or an affiliate of KeyWorth and the KeyWorth Official. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and legatees.

7.8 In the event that any party institutes any legal suit, action or proceeding against the other party to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach of this Agreement), the prevailing party in the suit, action or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

[Remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

RENASANT CORPORATION

By:
	Name:	E. Robinson McGraw
	Title:	Chairman, President and Chief Executive Officer

KEYWORTH OFFICIAL

Print Name:

SCHEDULE TO

VOTING AND NON-COMPETITION AGREEMENT

Number of shares of common stock, $5.00 par value per share, of KeyWorth Bank owned by the KeyWorth Official:                      shares.

SCHEDULE 5.18-B

VOTING AGREEMENT

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and executed as of the          day of October, 2015, between Renasant Corporation, a Mississippi corporation (“Parent”), and the undersigned employee director (“KeyWorth Official”) of KeyWorth Bank, a Georgia bank (“KeyWorth”).

Parent, Renasant Bank, a Mississippi banking association (“Acquiror”), and KeyWorth have entered into an Agreement and Plan of Merger (the “Plan of Merger”), pursuant to which the parties thereto agree that KeyWorth will merge with and into Acquiror (the “Merger”), and Acquiror shall be the surviving entity of the Merger. In consideration of the expenses that Parent will incur in connection with the transactions contemplated by the Plan of Merger, and in order to preserve the value of the franchise to be purchased by Parent and induce Parent to proceed to incur such expenses, the KeyWorth Official makes the following agreements in favor of Parent:

1. Undertakings of KeyWorth Official.

1.1 The KeyWorth Official agrees and undertakes during the term of this Agreement to vote or cause to be voted in favor of the Plan of Merger all shares of common stock of KeyWorth, $5.00 par value per share (the “KeyWorth Stock”), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the schedule attached hereto and made a part hereof (the “Shares”), at any meeting or meetings of the shareholders of KeyWorth at which such matters are considered (including any and all adjournments thereof). Further, the KeyWorth Official in his capacity as a shareholder shall not invite or seek any Acquisition Proposal (as defined in the Plan of Merger), support (or suggest that anyone else should support) any Acquisition Proposal that may be made or ask the Board of Directors of KeyWorth to consider, support or seek any Acquisition Proposal. The parties hereto acknowledge and agree that nothing in this section or this Agreement is intended to dictate or require that the KeyWorth Official vote as a director in any manner, and nothing in this Agreement: (i) will limit or affect any actions or omissions taken by the KeyWorth Official in his capacity as a director, including in exercising rights under the Plan of Merger, and no such actions or omissions shall be deemed a breach of this Agreement or (ii) will be construed to prohibit, limit or restrict the KeyWorth Official from exercising KeyWorth Official’s fiduciary duties as a director of KeyWorth.

1.2 The KeyWorth Official further agrees that during the term of this Agreement, he will not transfer or encumber any of the Shares, except (i) for transfers by operation of law and (ii) for transfers in connection with which Parent has consented to the transfer and the transferee shall agree in writing with Parent to be bound by this Agreement as fully as the undersigned.

1.3 This Agreement shall terminate upon the earliest to occur of (i) the Effective Time (as defined in the Plan of Merger) and (ii) the date on which the Plan of Merger terminates in accordance with its terms.

2. Representations of the KeyWorth Official.

2.1 The KeyWorth Official represents and warrants to Parent that:

(a) The KeyWorth Official is the registered or beneficial owner of, and has full voting power with respect to, the Shares. While this Agreement is in effect, the KeyWorth Official shall not, directly or indirectly, deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Shares or grant any proxies with respect thereto.

(b) The KeyWorth Official does not beneficially own any shares of the capital stock of KeyWorth other than the Shares or securities exercisable for or convertible into the Shares.

(c) The KeyWorth Official has the legal capacity, power and authority to enter into and perform all of the KeyWorth Official’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the KeyWorth Official and constitutes the legal, valid and binding obligation of the KeyWorth Official, enforceable against the KeyWorth Official in accordance with its terms except as limited by the Bankruptcy and Equity Exception (as defined in the Plan of Merger). No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other person on the part of the KeyWorth Official is required in connection with the valid execution and delivery of this Agreement. If the KeyWorth Official is married and the KeyWorth Official’s Shares constitute community property, this Agreement has been, to the extent necessary, duly authorized and constitutes a valid and binding agreement of the KeyWorth Official’s spouse, enforceable against such person in accordance with its terms subject to the foregoing exception.

(d) None of the execution and delivery of this Agreement by the KeyWorth Official, the consummation by the KeyWorth Official of the transactions contemplated hereby or compliance by the KeyWorth Official with any of the provisions hereof will conflict with or result in a breach of, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to the KeyWorth Official or to the KeyWorth Official’s property or assets.

3. Additional Shares.

3.1 The KeyWorth Official agrees that all shares of KeyWorth Stock that the KeyWorth Official purchases, acquires the right to vote or otherwise acquires beneficial ownership of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

4. Waiver of Appraisal and Dissenters’ Rights.

4.1 The KeyWorth Official hereby waives, and agrees not to assert or perfect, and shall use his reasonable best efforts to cause any affiliates who hold of record any of the KeyWorth Official’s Shares to waive and not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that the KeyWorth Official or such affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of KeyWorth that the KeyWorth Official shall hold of record at the time that the KeyWorth Official may be entitled to assert appraisal or dissenter’s rights with respect to the Merger).

5. [Reserved]

6. Miscellaneous.

6.1 The KeyWorth Official acknowledges that money damages would not be an adequate remedy for any breach of this Agreement by the KeyWorth Official, and Parent shall be entitled to seek to enforce the provisions of this Agreement by specific performance and injunctive relief as remedies for such breach or any threatened breach, without any requirement for the securing or posting of any bond or giving any other undertaking (except to the extent required by law). Such remedies shall not be deemed the exclusive remedies for a breach of this Agreement, but shall be in addition to all remedies available at law or in equity to Parent, including, without limitation, the recovery of damages from the KeyWorth Official and his or her agents involved in such breach.

6.2 The KeyWorth Official acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of KeyWorth.

6.3 No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by both parties and to the extent permitted under applicable law.

6.4 This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

6.5 This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Georgia applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

6.6 The KeyWorth Official may not assign any of his rights or obligations under this Agreement to any other person.

6.7 This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between KeyWorth or an affiliate of KeyWorth and the KeyWorth Official. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and legatees.

6.8 In the event that any party institutes any legal suit, action or proceeding against the other party to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach of this Agreement), the prevailing party in the suit, action or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

[Remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

RENASANT CORPORATION

By:
	Name:	E. Robinson McGraw
	Title:	Chairman, President and Chief Executive Officer

KEYWORTH OFFICIAL

Print Name:

SCHEDULE TO

VOTING AGREEMENT

Number of shares of common stock, $5.00 par value per share, of KeyWorth Bank owned by the KeyWorth Official:                      shares.

ANNEX B

OPINION OF BSP SECURITIES, LLC

ANNEX B

October 20, 2015

Board of Directors

KeyWorth Bank

11655 Medlock Bridge Rd.

Johns Creek, GA 30097

Members of the Board:

BSP Securities, LLC (“BSP”), a wholly owned broker/dealer subsidiary of Banks Street Partners, LLC, understands that KeyWorth Bank (“Seller”) and Renasant Corporation (“Acquiror Parent”) have proposed to enter into an Agreement and Plan of Merger, dated as of October 20, 2015 (the “Agreement”, capitalized terms not defined herein, shall have the meaning assigned to them in the Agreement), pursuant to which Seller shall merge with and into Acquiror Parent (the “Merger”). Immediately following the Merger, Seller shall merge with and into Acquiror Parent’s bank subsidiary, Renasant Bank (“Acquiror”).

In accordance with the terms of the Agreement, each share of Seller Common Stock (excluding shares held by Acquiror Parent, Acquiror or Seller or any of their respective Subsidiaries, in each case other than Trust Account Common Shares or shares held as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.4494 shares of Acquiror Parent Common Stock (the “Merger Consideration”). Additionally, at the Effective Time, Seller Stock Options and Seller Warrants outstanding immediately prior to the Effective Time, whether vested or unvested, whether exercisable or unexercisable, shall be cancelled and converted into and exchanged for the right to receive cash in the amount of the excess between $15.00 and the exercise price per share of each Seller Stock Option and Seller Warrant, less the amount of any required withholding tax.

Seller has requested that BSP render its opinion (the “Opinion”) to Seller’s Board of Directors, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Seller Common Stock under the terms of the Agreement.

BSP, as part of its investment banking business, is regularly engaged in the valuation of banks, bank holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, private placements and valuations for corporate and other purposes. In rendering this Opinion, we have acted on behalf of the Board of Directors of Seller and will receive a fee for this Opinion. BSP will also receive compensation for other advisory services related to the Merger, a portion of which is contingent upon the consummation of the Merger. Seller has also agreed to reimburse us for our reasonable out-of-pocket expenses and has agreed to indemnify us for certain liabilities arising out of our engagement by Seller in connection with the Merger. During the past two years, BSP has not provided advisory services to Acquiror Parent or Acquiror for which it has received compensation.

For purposes of this Opinion and in connection with our review of the proposed Merger, we have, among other things:

1.	Reviewed the terms of the Agreement dated October 20, 2015;

1380 West Paces Ferry Rd. NW / Suite 2060 / Atlanta, GA 30327    (404) 848-1571 (phone)  /(404) 848-1574 (fax)

2.	Participated in discussions with Seller management concerning Seller’s financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and Seller’s future financial performance;

3.	Participated in discussions with Acquiror Parent management concerning Acquiror Parent’s financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and Acquiror Parent’s future financial performance;

4.	Reviewed Seller’s unaudited financial statements for the quarter ended June 30, 2015 and audited financial statements for the years ended December 31, 2014, 2013 and 2012;

5.	Reviewed Acquiror Parent’s recent filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended December 31, 2014, as well as quarterly reports on Form 10-Q for the quarters ended June 30, 2015 and March 31, 2015;

6.	Reviewed certain financial forecasts and projections of the Seller, prepared by its management, as well as the estimated cost savings and related transaction expenses expected to result from the Merger;

7.	Analyzed certain aspects of Seller’s financial performance and condition and compared such financial performance with similar data of publicly-traded companies we deemed similar to Seller;

8.	Analyzed certain aspects of Acquiror Parent’s financial performance and condition and compared such financial performance with similar data of publicly-traded companies we deemed similar to Acquiror Parent;

9.	Reviewed historical trading activity of Acquiror Parent and analysts’ consensus estimates for Acquiror Parent’s future earnings;

10.	Compared the proposed financial terms of the Merger with the financial terms of certain other recent merger and acquisition transactions, involving companies that we deemed to be relevant;

11.	Performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as we deemed relevant.

In giving our Opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Seller, and its representatives, and of the publicly available information for Seller and Acquiror Parent that we reviewed. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheet of the Seller at June 30, 2015 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We are not retained to, nor did we conduct a physical inspection of any of the properties or facilities of the Seller, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of the Seller, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might be more favorable to holders of Seller Common Stock, than the Merger.

1380 West Paces Ferry Rd. NW / Suite 2060 /Atlanta, GA 30327    (404) 848-1571 (phone) /(404) 848-1574 (fax)

With respect to the financial projections for Seller used by BSP in its analyses, management of Seller confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performance of Seller. We assumed that the financial performance reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Seller or Acquiror Parent since the date of the most recent financial statements made available to us, other than those changes which may have been provided by senior management of Seller and Acquiror Parent. We have assumed in all respects material to our analyses that the Seller and Acquiror Parent will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice Seller received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

BSP’s Opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by Acquiror Parent to holders of Seller Common Stock in the Merger and does not address Seller’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of Seller, and our opinion does not constitute a recommendation to any director of Seller as to how such director should vote with respect to the Agreement. In rendering the opinion, we express no opinions in respect to the amount or nature of any compensation to any officers, directors, or employees of Seller, or any class of such persons relative to the Merger Consideration to be received by the holders of Seller Common Stock in the Merger or with respect to the fairness of any such compensation.

Except as hereinafter provided, this Opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent. The consent of any such public reference shall be satisfactory to us as set forth in the financial advisory agreement dated December 31, 2014 and the fairness opinion agreement dated October 6, 2015. This letter is addressed and directed to the Board of Directors of Seller in its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. The Opinion expressed herein is intended solely for the benefit of the Board of Directors in connection with the matters addressed herein and may not be relied upon by any other person or entity, or for any other purpose without our written consent. This Opinion was approved by the Fairness Opinion Committee of BSP.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration is fair to the holders of Seller Common Stock, from a financial point of view.

Sincerely,

/s/ BSP Securities, LLC

1380 West Paces Ferry Rd. NW / Suite 2060 /Atlanta, GA 30327    (404) 848-1571 (phone) /(404) 848-1574 (fax)

ANNEX C

Financial Institutions Code of Georgia

Article 2. Banks and Trust Companies

Part 14. Merger and Consolidation of State Banks and Trust Companies

Section 7-1-537. Rights of dissenting shareholders; surrender of certificates

(a) A shareholder of a bank or trust company which is a party to a plan of proposed merger, share exchange, or consolidation under this part who objects to the plan shall be entitled to the rights and remedies of a dissenting shareholder as determined under Chapter 2 of Title 14, known as the “Georgia Business Corporation Code.”

(b) The bank or trust company into which the other or others have been merged or consolidated, or the acquiring corporation in a share exchange, as the case may be, shall have the right to require the return of the original certificates of stock held by each shareholder in each or either of the institutions and in lieu thereof:

(1) To issue to each shareholder new certificates for such number of shares of the institution into which the others shall have been merged or consolidated or of the acquiring corporation in a share exchange; or

(2) To cause to be paid or delivered to each shareholder the amount of cash or securities of any other corporation or combination of cash and such securities as, under the plan of merger, share exchange, or consolidation, the said shareholder may be entitled to receive.

Georgia Business Corporation Code

Article 13. Dissenters’ Rights

Part 1. Right to Dissent and Obtain Payment for Shares

Section 14-2-1301. Definitions

As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

Annex C – Page 1

Section 14-2-1302. Right to dissent

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

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(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:

(A) Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(B) Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

Section 14-2-1303. Dissent by nominees and beneficial owners

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

Part 2. Procedure for Exercise of Dissenters’ Rights

Section 14-2-1320. Notice of dissenters’ rights

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

Section 14-2-1321. Notice of intent to demand payment

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

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(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

Section 14-2-1322. Dissenters’ notice

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

Section 14-2-1323. Duty to demand payment

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

Section 14-2-1324. Share restrictions

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

Section 14-2-1325. Offer of payment

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

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(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

Section 14-2-1326. Failure to take action

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

Section 14-2-1327. Procedure if shareholder dissatisfied with payment or offer

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

Part 3. Judicial Appraisal of Shares

Section 14-2-1330. Court action

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

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(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

Section 14-2-1331. Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Section 14-2-1332. Limitation of actions

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Mississippi Business Corporation Act

The Mississippi Business Corporation Act (“MBCA”) empowers a corporation to indemnify an individual who is a party to an action, suit or proceeding of any kind because he is a director of the corporation, or because he served at the corporation’s request as a director, manager, trustee, partner, employee or agent of another entity or employee benefit plan, against a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the proceeding, if:

•	he conducted himself in good faith;

•	he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and, in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and

•	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A corporation may also indemnify an individual who engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by Section 79-4-2.02(b)(5) of the MBCA. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct.

Unless ordered by a court under Section 79-4-8.54(a)(3) of the MBCA, a corporation may not indemnify a director in connection with:

•	a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under the MBCA described above; or

•	any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

The MBCA further provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director. The director must deliver to the corporation: (1) a signed written affirmation of his good faith belief that he has met the relevant standard of conduct under the MBCA described above or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by the MBCA; and (2) his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under the MBCA and it is ultimately determined under the MBCA that he has not met the relevant standard of conduct described in the MBCA. The undertaking required must be an unlimited general obligation of the director. It need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

A corporation may not indemnify a director as described above unless authorized by:

•	the board of directors if there are two or more qualified directors, by a majority vote of all the qualified directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more qualified directors appointed by such a vote;

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•	special legal counsel selected in accordance with the MBCA; or

•	the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a qualified director may not be voted on the authorization.

A corporation may also indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer to the same extent as for a director.

Renasant Bylaws

The Restated Bylaws of Renasant Corporation (the “Registrant”), as amended, contain indemnification provisions that require the Registrant to indemnify any director or officer made party to any proceeding if such director or officer met the requisite standard of conduct set forth in the bylaws and such indemnification is not otherwise prohibited by Mississippi or federal law. The required standard of conduct under the bylaws is the same as that under the MBCA. Under the bylaws, the determination whether a director or officer met the required standard of conduct is made by the board of directors, special legal counsel, if there are fewer than two disinterested directors on the board of directors, or by the Registrant’s shareholders. The advancement of expenses is also mandatory under the Registrant’s bylaws, provided that the director or officer makes deliveries analogous to those required under the MBCA and such advancement is authorized as provided under the MBCA. The indemnification and insurance provisions in the Registrant’s bylaws are subject to the limitations and prohibitions imposed by federal law including, without limitation, the Securities Act of 1933, as amended, and the Federal Deposit Insurance Act, as amended, and any implementing regulations concerning indemnification.

The Registrant also maintains an insurance policy insuring the Registrant and its directors and officers against certain liabilities.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of October 20, 2015, by and among Renasant Corporation, Renasant Bank and KeyWorth Bank (the “Agreement and Plan of Merger”) (attached as Annex A to the proxy statement/prospectus which is part of this registration statement)†

3.1	Articles of Incorporation of Renasant Corporation, as amended (filed as exhibit 3.1 to the Registrant’s Form 10-Q filed with the Securities and Exchange Commission (the “Commission”) on May 9, 2005 and incorporated herein by reference)

3.2	Restated Bylaws of Renasant Corporation, as amended (filed as exhibit 3(ii) to the Registrant’s Current Report on Form 8-K filed with the Commission on January 22, 2013 and incorporated herein by reference)

4.1	Articles of Incorporation of Renasant Corporation, as amended (filed as exhibit 3.1 to the Registrant’s Form 10-Q filed with the Commission on May 9, 2005 and incorporated herein by reference)

4.2	Restated Bylaws of Renasant Corporation, as amended (filed as exhibit 3(ii) to the Registrant’s Current Report on Form 8-K filed with the Commission on January 22, 2013 and incorporated herein by reference)

5.1	Opinion of Phelps Dunbar LLP as to the legality of the shares of Renasant Corporation common stock being registered*

8.1	Opinion of Phelps Dunbar LLP as to certain tax matters*

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Exhibit No.	Description of Exhibit

8.2	Opinion of Alston & Bird LLP as to certain tax matters*

10.1	Form of voting agreements by and between Renasant Corporation and each of the directors of KeyWorth Bank (included as exhibits 5.17-A and 5.17-B to the Agreement and Plan of Merger attached as Annex A to the proxy statement/prospectus which is a part of this registration statement)

21.1	Subsidiaries of Renasant Corporation (attached as exhibit 21 to the Registrant’s Form 10-K for the year ended December 31, 2014 filed with the Commission on March 2, 2015 and incorporated herein by reference)

23.1	Consent of HORNE LLP

23.2	Consent of Phelps Dunbar LLP (included in Exhibit 5.1)*

23.3	Consent of Phelps Dunbar LLP (included in Exhibit 8.1)*

23.4	Consent of Alston & Bird LLP (included in Exhibit 8.2)*

24.1	Power of Attorney (included on the signature page of this registration statement)

99.1	Consent of BSP Securities, LLC

99.2	Form of Proxy Card of KeyWorth Bank*

*	To be filed by amendment.
†	Pursuant to Item 602(b)(2) of Regulation S-K, the Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the Commission upon request.

The Registrant does not have any long-term debt instruments under which securities are authorized exceeding ten percent of the average assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant will furnish to the Commission, upon its request, a copy of all long-term debt instruments.

(b) Financial Statement Schedules.

All schedules have been omitted because they are either not applicable or the required information has been included in the consolidated financial statements or notes thereto incorporated by reference into this registration statement.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in

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volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

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(8) That every prospectus: (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on December 23, 2015.

RENASANT CORPORATION

by:	/s/ E. Robinson McGraw
E. Robinson McGraw
Chairman, President and Chief Executive
Officer

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned directors and officers of Renasant Corporation, a Mississippi corporation (“Renasant”), do hereby name, constitute and appoint E. Robinson McGraw and Kevin D. Chapman, and each or either of them (with full power to each of them to act alone), our true and lawful agents and attorneys-in-fact, for us and on our behalf and in our name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933, as amended, of common stock of Renasant to be issued in the merger by and among Renasant, Renasant Bank and KeyWorth Bank, authorized by resolutions adopted by the Board of Directors on October 20, 2015, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratify and confirm all that said agents and attorneys-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and on the dates set forth below.

Date: December 23, 2015	by:	/s/ William M. Beasley
William M. Beasley, Director

Date: December 23, 2015	by:	/s/ George H. Booth, II
George H. Booth, II, Director

Date: December 23, 2015	by:	/s/ Frank B. Brooks
Frank B. Brooks, Director

Date: December 23, 2015	by:	/s/ Kevin D. Chapman
Kevin D. Chapman, Executive Vice President
and Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: December 23, 2015	by:	/s/ Hollis C. Cheek
Hollis C. Cheek, Director

Date: December 23, 2015	by:	/s/ John M. Creekmore
John M. Creekmore, Director

Date: December 23, 2015	by:	/s/ Albert J. Dale, III
Albert J. Dale, III, Director

Date: December 23, 2015	by:	/s/ Jill V. Deer
Jill V. Deer, Director

Date: December 23, 2015	by:	/s/ Marshall H. Dickerson
Marshall H. Dickerson, Director

Date: December 23, 2015	by:	/s/ John T. Foy
John T. Foy, Director

Date: December 23, 2015	by:	/s/ R. Rick Hart
R. Rick Hart, Executive Vice President
and Director

Date: December 23, 2015	by:	/s/ Richard L. Heyer, Jr.
Richard L. Heyer, Jr., Director

Date: December 23, 2015	by:	/s/ Neal A. Holland, Jr.
Neal A. Holland, Jr., Director

Date: December 23, 2015	by:	/s/ E. Robinson McGraw
E. Robinson McGraw, Chairman of the
Board, President and Chief Executive Officer
(Principal Executive Officer)

Date: December 23, 2015	by:	/s/ J. Niles McNeel
J. Niles McNeel, Director

Date: December 23, 2015	by:	/s/ Hugh S. Potts, Jr.
Hugh S. Potts, Jr., Director

Date: December 23, 2015	by:	/s/ Fred F. Sharpe
Fred F. Sharpe, Director

Date: December 23, 2015	by:	/s/ Michael D. Shmerling
Michael D. Shmerling, Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of October 20, 2015, by and among Renasant Corporation, Renasant Bank and KeyWorth Bank (the “Agreement and Plan of Merger”) (attached as Annex A to the proxy statement/prospectus which is part of this registration statement)†

5.1	Opinion of Phelps Dunbar LLP as to the legality of the shares of Renasant Corporation common stock being registered*

8.1	Opinion of Phelps Dunbar LLP as to certain tax matters*

8.2	Opinion of Alston & Bird LLP as to certain tax matters*

10.1	Form of voting agreements by and between Renasant Corporation and each of the directors of KeyWorth Bank (included as exhibits 5.17-A and 5.17-B to the Agreement and Plan of Merger attached as Annex A to the proxy statement/ prospectus which is a part of this registration statement)

23.1	Consent of HORNE LLP

23.2	Consent of Phelps Dunbar LLP (included in Exhibit 5.1)*

23.3	Consent of Phelps Dunbar LLP (included in Exhibit 8.1)*

23.4	Consent of Alston & Bird LLP (included in Exhibit 8.2)*

24.1	Power of Attorney (included on the signature page of this registration statement)

99.1	Consent of BSP Securities, LLC

99.2	Form of Proxy Card of KeyWorth Bank*

*	To be filed by amendment.
†	Pursuant to Item 602(b)(2) of Regulation S-K, the Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the Commission upon request.